Exhibit 2.1

CONTRIBUTION AGREEMENT

BY AND AMONG

SOUTHERN UNION COMPANY

REGENCY ENERGY PARTNERS LP

REGENCY WESTERN G&P LLC

AND

SOLELY FOR THE PURPOSES OF SECTION 5.9 AND SECTION 5.16,

ETP HOLDCO CORPORATION,

AND

SOLELY FOR THE PURPOSES OF SECTION 5.16 AND SECTION 5.20,

ENERGY TRANSFER EQUITY, L.P. AND ENERGY TRANSFER PARTNERS, L.P.,

AND

SOLELY FOR THE PURPOSES OF SECTION 2.4,

ETC TEXAS PIPELINE, LTD.

FEBRUARY 27, 2013

i

4.4	Governmental Approvals	24
4.5	Capitalization	25
4.6	Compliance with Law	26
4.7	Title to Properties and Assets	26
4.8	Rights-of-Way	26
4.9	Regency SEC Reports; Financial Statements	26
4.10	Absence of Certain Changes	27
4.11	Environmental Matters	28
4.12	Material Contracts	28
4.13	Legal Proceedings	30
4.14	Permits	30
4.15	Taxes	30
4.16	Employee Benefits; Employment and Labor Matters	31
4.17	Brokers’ Fee	33
4.18	Regulatory Status	33
4.19	Intellectual Property	34
4.20	Matters Relating to Acquisition of the Contributed Interests	34

ARTICLE V. COVENANTS OF THE PARTIES		35

5.1	Conduct of the Acquired Companies’ Business	35
5.2	Conduct of Regency’s Business	37
5.3	Notice of Certain Events	40
5.4	Access to Information	40
5.5	Governmental Approvals; Third Party Consents	42
5.6	Legends	43
5.7	Expenses	43
5.8	Further Assurances	43
5.9	Guarantee	43
5.10	Public Statements	43
5.11	Regency Common Units and Class F Common Units	44
5.12	Tax Matters	44
5.13	Books and Records; Financial Statements	45
5.14	Updating Schedules	46
5.15	Risk of Loss	47
5.16	Non-Compete	47
5.17	Hedges	49
5.18	Employee Matters	49
5.19	Use of the Company’s Names and Marks	51
5.20	Shared Services	51
5.21	Release from Credit Support Instruments	52
5.22	Delivery of Audited 2012 Financial Statements	52
5.23	Contributor Capital Expenditure Budget	52

ARTICLE VI. CONDITIONS TO CLOSING		53

6.1	Conditions to Obligations of Each Party	53
6.2	Conditions to Obligations of the Regency Parties	53

6.3	Conditions to Obligations of the Contributor	54

ARTICLE VII. TERMINATION RIGHTS		55

7.1	Termination Rights	55
7.2	Effect of Termination	56

ARTICLE VIII. INDEMNIFICATION		56

8.1	Indemnification by the Contributor	56
8.2	Indemnification by the Regency Parties	57
8.3	Limitations and Other Indemnity Claim Matters	57
8.4	Indemnification Procedures	61
8.5	No Reliance	62

ARTICLE IX. GOVERNING LAW AND CONSENT TO JURISDICTION		62

9.1	Governing Law	62
9.2	Consent to Jurisdiction	62
9.3	Waiver of Jury Trial	63

ARTICLE X. GENERAL PROVISIONS		63

10.1	Amendment and Modification	63
10.2	Waiver of Compliance; Consents	63
10.3	Notices	64
10.4	Assignment	64
10.5	Third Party Beneficiaries	64
10.6	Entire Agreement	64
10.7	Severability	64
10.8	Representation by Counsel	65
10.9	Disclosure Schedules	65
10.10	Facsimiles; Counterparts	65

Exhibits

Exhibit A	—	Definitions
Exhibit B	—	Form of Assignment of Interests
Exhibit C	—	Form of Registration Rights Agreement
Exhibit D	—	Form of Regency Partnership Agreement Amendment
Exhibit E	—	Form of Guarantee of Collection and Form of Support Agreement
Exhibit F	—	Transition Services Agreement Term Sheet
Exhibit G	—	Form of Gomez Lateral Conveyance and Bill of Sale and an Assignment of Easement, Rights of Way, and Permits

Schedules

Schedule 3.3(a)	–	Non-Contravention (Contributor)
Schedule 3.3(b)	–	Non-Contravention (Acquired Companies)
Schedule 3.4	–	Governmental Approvals
Schedule 3.5(a)	–	Capitalization
Schedule 3.10(a)	–	Financial Statements
Schedule 3.11	–	Absence of Certain Changes
Schedule 3.11(c)	–	Contributor Capital Expenditure Budget
Schedule 3.12	–	Environmental Matters
Schedule 3.13	–	Material Contracts
Schedule 3.13(d)	–	Discontinued Business Relationships
Schedule 3.14	–	Legal Proceedings
Schedule 3.16(b)	–	Tax Audits or Proceedings
Schedule 3.16(d)	–	Tax Agreements or Waivers Extending Statutory Periods of Limitation
Schedule 3.16(e)	–	Tax Sharing Agreements
Schedule 3.16(g)	–	Taxes
Schedule 3.17(a)	–	Company Benefit Plans
Schedule 3.17(c)	–	Employee Matters
Schedule 3.17(d)	–	Employee Matters
Schedule 3.17(e)	–	Employee Matters
Schedule 3.19	–	Regulatory Status
Schedule 3.21	–	Insurance
Schedule 4.3	–	Non-Contravention (Regency Parties)
Schedule 4.4	–	Governmental Approvals
Schedule 4.10	–	Absence of Certain Changes
Schedule 4.10(c)	–	Regency Capital Expenditure Budget
Schedule 4.11	–	Environmental Matters
Schedule 4.12(a)	–	Material Contracts
Schedule 4.12(b)	–	Material Contracts
Schedule 4.13	–	Legal Proceedings
Schedule 4.15(b)	–	Tax Audits
Schedule 4.15(d)	–	Tax Statute of Limitations
Schedule 4.16(a)	–	Regency Benefit Plans

Schedule 4.16(c)	–	Employee Matters
Schedule 4.16(d)	–	Employee Matters
Schedule 4.16(e)	–	Employee Matters
Schedule 4.18	–	Regulatory Status
Schedule 5.1	–	Conduct of the Acquired Companies’ Business
Schedule 5.2	–	Conduct of the Regency Parties’ Business
Schedule 5.13(e)	–	Intercompany Amounts
Schedule 5.16	–	Restricted Areas
Schedule 5.18(a)(iii)	–	Listed Employees
Schedule 5.21	–	Credit Support Instruments
Schedule 6.1(a)	–	Governmental Approvals
Schedule 6.2(c)	–	Consents of the Regency Parties
Schedule 6.3(c) Schedule 8.1(d)	– –	Consents of the Contributor Indemnification Obligations of Contributor

v

CONTRIBUTION AGREEMENT

This CONTRIBUTION AGREEMENT (this “Agreement”), dated as of February 27, 2013 (the “Execution Date”), is made and entered into by and among Southern Union Company, a Delaware corporation (the “Contributor”), Regency Energy Partners LP, a Delaware limited partnership (“Regency”), Regency Western G&P LLC, a Delaware limited liability company (“Regency SPV”), and solely for the purposes of Section 5.9 and Section 5.16, ETP Holdco Corporation, a Delaware corporation (“Holdco”), and solely for the purposes of Section 5.16 and Section 5.20, Energy Transfer Equity, L.P., a Delaware limited partnership (“ETE”), and Energy Transfer Partners, L.P., a Delaware limited partnership (“ETP”) and solely for the purposes of Section 2.4, ETC Texas Pipeline, Ltd.. Each of Regency and Regency SPV are sometimes referred to individually in this Agreement as a “Regency Party” and are sometimes collectively referred to in this Agreement as the “Regency Parties.” Each of the parties to this Agreement is sometimes referred to individually in this Agreement as a “Party” and all of the parties to this Agreement are sometimes collectively referred to in this Agreement as the “Parties.”

R E C I T A L S

WHEREAS, reference is hereby made to that certain Limited Liability Company Agreement dated as of December 12, 2005 (the “SUGC Company Agreement”), of Southern Union Gathering Company, LLC, a Delaware limited liability company (the “Company”);

WHEREAS, the Contributor owns 100% of the membership interests in the Company (the “Contributed Interests”);

WHEREAS, Regency SPV is an indirect wholly owned Subsidiary of Regency;

WHEREAS, Regency GP LP, a Delaware limited partnership and the general partner of Regency, has agreed to waive the right to receive certain distributions in respect of the Incentive Distribution Rights (as defined herein) for a stipulated period;

WHEREAS, subject to the terms and conditions of this Agreement, the Contributor desires to contribute to Regency (through Regency SPV), and Regency (through Regency SPV) desires to accept from the Contributor, the Contributed Interests in exchange for a cash distribution and a number of Regency Common Units and Regency Class F Common Units as described herein; and

WHEREAS, for United States federal income tax purposes, it is intended that the contribution to Regency (through Regency SPV) be treated as a contribution to a partnership under Section 721(a) of the Code.

A G R E E M E N T S

NOW, THEREFORE, in consideration of the representations, warranties, agreements and covenants contained in this Agreement, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the Parties undertake and agree as follows:

ARTICLE I.

DEFINITIONS AND INTERPRETATIONS

1.1 Definitions. Capitalized terms used in this Agreement but not defined in the body of this Agreement shall have the meanings ascribed to them in Exhibit A. Capitalized terms defined in the body of this Agreement are listed in Exhibit A with reference to the location of the definitions of such terms in the body of this Agreement.

1.2 Interpretations. In this Agreement, unless a clear contrary intention appears: (a) the singular includes the plural and vice versa; (b) reference to a Person includes such Person’s successors and assigns but, in the case of a Party, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) reference to any gender includes each other gender; (d) references to any Exhibit, Schedule, Section, Article, Annex, subsection and other subdivision refer to the corresponding Exhibits, Schedules, Sections, Articles, Annexes, subsections and other subdivisions of this Agreement unless expressly provided otherwise; (e) references in any Section or Article or definition to any clause means such clause of such Section, Article or definition; (f) “hereunder,” “hereof,” “hereto” and words of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement; (g) the word “or” is not exclusive, and the word “including” (in its various forms) means “including, without limitation,”; (h) each accounting term not otherwise defined in this Agreement has the meaning commonly applied to it in accordance with GAAP; (i) references to “days” are to calendar days; and (j) all references to money refer to the lawful currency of the United States. The Table of Contents and the Article and Section titles and headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.

ARTICLE II.

CONTRIBUTION OF THE CONTRIBUTED INTERESTS; CLOSING

2.1 Contribution of the Contributed Interests. Upon the terms and subject to the satisfaction or waiver of the conditions contained in this Agreement, at the Closing, the Contributor shall contribute, assign, transfer and deliver to Regency (through Regency SPV), and Regency (through Regency SPV) shall accept from the Contributor, the Contributed Interests.

2.2 Consideration for Contributed Interests. The consideration (the “Regency Contribution Consideration”) to be paid by Regency to the Contributor in exchange for the contribution, assignment, transfer and delivery of the Contributed Interests by the Contributor to Regency (through Regency SPV) shall consist of 31,372,419 Regency Common Units (the “Acquired Common Units”), 6,274,483 Regency Class F Common Units and a cash distribution of $570,000,000 (the “Cash Consideration”), as may be adjusted pursuant to this Agreement. The Regency Contribution Consideration shall be issuable and deliverable by Regency to the Contributor in accordance with Section 2.4(a)(i). The Acquired Common Units and Regency Class F Common Units comprising a portion of the Regency Contribution Consideration are referred to in this Agreement as the “Acquired Units.”

2.3 Time and Place of Closing. The closing of the contribution, assignment, transfer and delivery of the Contributed Interests to Regency (through Regency SPV), the payment by Regency to the Contributor of the Regency Contribution Consideration and the other transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Andrews Kurth LLP, 600 Travis, Suite 4200, Houston, Texas 77002 commencing at 10:00 a.m., Houston, Texas time, on a date that is the later of (i) the first to occur of (x) June 17, 2013 and (y) the date of the closing of the transaction by which Regency incurs the Regency Debt as described in Section 2.8 and (ii) the fifteenth (15th) Business Day after all of the conditions set forth in Article VI (other than those conditions which by their terms are only capable of being satisfied at the Closing, but subject to the satisfaction or due waiver of those conditions) have been satisfied or waived by the Party or Parties entitled to waive such conditions, unless another time, date and place are agreed to in writing by the Parties. The date of the Closing is referred to in this Agreement as the “Closing Date.” Notwithstanding anything herein to the contrary, the Closing Date shall not occur prior to May 31, 2013 absent written agreement of the Parties. The Closing will be deemed effective as of 12:01 a.m., Houston, Texas time, on the Closing Date.

2.4 Deliveries and Actions at Closing.

(a) Regency Party Deliveries and Actions. At the Closing, the Regency Parties will execute and deliver, or cause to be executed and delivered, to the Contributor, each of the following documents, where the execution or delivery of documents is contemplated, and will take or cause to be taken the following actions, where the taking of actions is contemplated:

(i) Regency Contribution Consideration. (A) Original unit certificates representing 31,372,419 Regency Common Units, (B) original unit certificates representing 6,274,483 Regency Class F Common Units, (C) the Cash Consideration, as adjusted pursuant to Sections 2.5(a) and (b) (the Cash Consideration, as so adjusted, together with the Acquired Units, the “Final Contribution Consideration”) by wire transfer of immediately available funds to an account designated by the Contributor at least two Business Days prior to Closing and (D) a cash payment of $30 million by wire transfer of immediately available funds to an account designated by the ETC Texas Pipeline at least two (2) Business Days prior to Closing;

(ii) Assignment of Interests. A counterpart of an assignment (the “Assignment of Interests”), substantially in the form attached hereto as Exhibit B, evidencing the conveyance, assignment, transfer and delivery to Regency (through Regency SPV) of the Contributed Interests, duly executed by the Regency Parties;

(iii) Registration Rights Agreement. A counterpart of a registration rights agreement, substantially in the form attached hereto as Exhibit C (the “Registration Rights Agreement”), duly executed by Regency;

(iv) Partnership Agreement Amendment. A duly executed amendment to the Regency Partnership Agreement, substantially in the form attached hereto as Exhibit D (the “Regency Partnership Agreement Amendment”);

(v) Guarantee of Collection and Support Agreement. A counterpart of a guarantee of collection, substantially in the form attached hereto as Exhibit E (the “Guarantee of Collection”), duly executed by Regency Subsidiary Guarantor and a counterpart of a support agreement, substantially in the form attached hereto as Exhibit E (the “Support Agreement”), duly executed by Regency and Regency Subsidiary Guarantor; and

(vi) Transition Services Agreement. A counterpart of a transition services agreement, in a form having the terms attached hereto as Exhibit F and such other terms as the Parties may mutually agree (the “Transition Services Agreement”), duly executed by Regency;

(vii) Closing Certificate. The certificate contemplated by Section 6.3(d).

(b) Contributor Deliveries and Actions. At the Closing, the Contributor will execute and deliver, or cause to be executed and delivered to the Regency Parties, each of the following documents, where the execution or delivery of documents is contemplated, and will take or cause to be taken the following actions, where the taking of actions is contemplated:

(i) FIRPTA Certificate. A certificate of the transferor for U.S. federal income Tax purposes in the form specified in Treasury Regulation Section 1.1445-2(b)(2)(iv) that the transferor is not a “foreign person” within the meaning of Section 1445 of the Code;

(ii) Assignment of Interests. A counterpart of the Assignment of Interests, duly executed by Contributor;

(iii) Registration Rights Agreement. A counterpart of the Registration Rights Agreement, duly executed by Contributor;

(iv) Support Agreement. A counterpart of the Support Agreement, duly executed by Contributor;

(v) Transition Services Agreement. A counterpart of the Transition Services Agreement, duly executed by Contributor; and

(vi) Closing Certificate. The certificate contemplated by Section 6.2(d).

(c) ETC Texas Pipeline Deliveries and Actions. At the Closing, ETC Texas Pipeline will execute and deliver to the Regency Parties, the following documents, so long as all of the conditions set forth in Article VI (other than those conditions which by their terms are only capable of being satisfied at the Closing, but subject to the satisfaction or due waiver of those conditions) have been satisfied or waived by the Party or Parties entitled to waive such conditions:

(i) Gomez Lateral. A Conveyance and Bill of Sale and an Assignment of Easement, Rights of Way, and Permits providing for the conveyance of the Gomez Lateral by ETC Texas Pipeline to Southern Union Gas Services, Ltd., substantially in the form attached hereto as Exhibit G .

2.5 Contribution Consideration Adjustment.

(a) The “Contribution Consideration Adjustment Amount” shall be an amount determined as follows:

(i) The Contribution Consideration Adjustment Amount shall be increased by the amount (if any) by which the Net Working Capital of the Acquired Companies on a consolidated basis as of the Closing Date (“Closing Date Net Working Capital”) exceeds $0 (the “Net Working Capital Threshold”);

(ii) The Contribution Consideration Adjustment Amount shall be decreased by the amount (if any) by which the Net Working Capital Threshold exceeds the Closing Date Net Working Capital;

(iii) The Contribution Consideration Adjustment Amount shall be decreased by the amount (if any) by which the Long-Term Debt of the Acquired Companies on a consolidated basis as of the Closing Date (“Closing Date Long-Term Debt”) exceeds $0 (the “Long-Term Debt Threshold”);

(iv) The Contribution Consideration Adjustment Amount shall be increased by the amount (if any) by which the Capex Amount exceeds the Base Capex Amount;

(v) The Contribution Consideration Adjustment Amount shall be decreased by the amount (if any) by which the Base Capex Amount exceeds the Capex Amount; and

(vi) The Contribution Consideration Adjustment Amount shall be decreased by the Estimated Preceding Quarter Distribution Amount (if any) and the Estimated Pro Rata Closing Quarter Distribution Amount, in each case as determined in accordance with Sections 2.6(a) or (b).

(b) Not later than ten (10) Business Days prior to the Closing Date, the Contributor shall prepare and deliver to Regency a preliminary settlement statement (the “Estimated Adjustment Statement”) setting forth (i) an estimated consolidated balance sheet of the Acquired Companies as of the Closing Date, which balance sheet was prepared in accordance with GAAP, applied consistently with the Acquired Companies’ past practices (including its preparation of the Company Financial Statements) (the “Estimated Closing Date Balance Sheet”) based on the most recent financial information of the Acquired Companies reasonably available to the Contributor, (ii) a calculation of the difference, if any, between the Net Working Capital shown on the Estimated Closing Date Balance Sheet (“Estimated Net Working Capital”) and the Net Working Capital Threshold, (iii) a calculation of the difference, if any, between the Long-Term Debt shown on the Estimated Closing Date Balance Sheet (“Estimated Closing Date Long-Term Debt”) and the Long-Term Debt Threshold, (iv) a calculation of the difference, if any, between the estimated Capex Amount and the Base Capex Amount, (v) an estimated calculation of the Estimated Preceding Quarter Distribution Amount, if any, and the Estimated Pro Rata Closing Quarter Distribution Amount; and (vi) an estimated calculation of the Contribution

Consideration Adjustment Amount. The Estimated Adjustment Statement shall be prepared consistent with a methodology agreed to by the Parties for the preparation of the Estimated Adjustment Statement. Regency shall have the right, following Regency’s receipt of the Estimated Adjustment Statement, to object thereto by delivering written notice to the Contributor no later than two Business Days before the Closing Date. To the extent Regency timely objects to the Estimated Adjustment Statement (or any component thereof), Regency and the Contributor shall attempt to resolve their differences; provided that, if Regency and the Contributor are unable to resolve any such dispute prior to the Closing Date, then the Contributor’s calculations as reflected in the Estimated Adjustment Statement shall control for purposes of all payments to be made at Closing. To the extent Regency and the Contributor resolve any of their differences prior to the Closing, then the Parties shall jointly agree on a revised Estimated Adjustment Statement that will control for purposes of the payments to be made at the Closing. The estimated Contribution Consideration Adjustment Amount that controls for purposes of the payments to be made at the Closing is referred to herein as the “Estimated Contribution Consideration Adjustment Amount.” If the Estimated Contribution Consideration Adjustment Amount is (i) a positive number, then the Cash Consideration to be distributed by Regency at Closing shall be increased by the amount of the Estimated Contribution Consideration Adjustment Amount or (ii) a negative number, then the Cash Consideration to be distributed by Regency at Closing shall be reduced by the absolute value of the Estimated Contribution Consideration Adjustment Amount.

(c) As promptly as practicable after the Closing, but in no event later than 45 days following the Closing Date, the Contributor shall prepare and deliver to Regency a statement (the “Final Adjustment Statement”) setting forth (i) a consolidated balance sheet of the Acquired Companies as of the Closing Date, which balance sheet will be prepared using the same accounting methods, policies, practices and procedures used in the preparation of the Estimated Closing Date Balance Sheet (the “Final Closing Date Balance Sheet”) based on the most recent financial information of the Acquired Companies reasonably available to the Contributor, (ii) a calculation of the difference, if any, between the Net Working Capital shown on the Final Closing Date Balance Sheet and Estimated Net Working Capital, (iii) a calculation of the difference, if any, between the Closing Date Long-Term Debt shown on the Final Closing Date Balance Sheet and Estimated Closing Date Long-Term Debt, (iv) a calculation of the difference, if any, between the actual Capex Amount and the estimated Capex Amount, and (v) the final calculation of the Contribution Consideration Adjustment Amount; provided, however, that the calculation of the difference between the Actual Preceding Quarter Distribution Amount and the Estimated Preceding Quarter Distribution Amount and the calculation of the difference between the Actual Pro Rata Closing Quarter Distribution Amount and the Estimated Pro Rata Closing Quarter Distribution Amount shall be determined in accordance with Section 2.6(c) and Section 2.6(d), respectively. The Final Adjustment Statement shall be prepared consistent with the methodology and example agreed to by the Parties for the preparation of the Estimated Adjustment Statement. In order for the Contributor to prepare the Final Closing Date Balance Sheet and the calculations required in the Final Adjustment Statement, Regency and the Acquired Companies shall, and Regency shall cause the Acquired Companies to, (i) permit the Contributor and its Representatives to have reasonable access during normal business hours to the books, records and other documents (including working papers, schedules, financial statements, memoranda, etc.) (the “Books and Records”) of the Acquired Companies, and shall cooperate with the Contributor and its Representatives in seeking to obtain work papers from

Regency and the Acquired Companies, reasonably necessary for the preparation of the Final Closing Date Balance Sheet and such calculations, and provide the Contributor with copies thereof (as reasonably requested by the Contributor) and (ii) provide the Contributor and its Representatives with reasonable access during normal business hours to the Acquired Companies employees and accountants as reasonably requested by the Contributor. At any time during the 30-day period following receipt of the Final Adjustment Statement (the “Review Period”), Regency may deliver to the Contributor a written report containing any changes that Regency proposes be made to the Final Adjustment Statement, accompanied with any such supporting documentation, if available, and describing in reasonable detail the basis for the proposed changes (such written report, an “Objection Notice”). Upon Regency’s request, the Contributor shall provide to Regency and its Representatives such documentation and other data, and, during normal business hours, access to its officers, employees, agents and other personnel as is reasonably necessary to enable Regency and its Representatives to appropriately review the Final Closing Balance Sheet and Final Adjustment Statement. Regency shall be deemed to have waived any rights to object to the Final Adjustment Statement unless Regency delivers an Objection Notice to the Contributor within the Review Period and, if the Review Period expires without Regency so delivering an Objection Notice, then the Final Adjustment Statement shall become final and binding for all purposes of this Agreement. If Regency delivers an Objection Notice to the Contributor during the Review Period, then the Contributor and Regency shall negotiate in good faith to resolve their disagreement and to agree on the amount of the actual Contribution Consideration Adjustment Amount. If the Contributor and Regency cannot reach agreement within 30 days after the date on which Regency delivered such Objection Notice to the Contributor, then the Contributor and Regency shall refer the remaining disputed matters necessary to the final determination of the Contribution Consideration Adjustment Amount to BDO, or if BDO is unable or unwilling to perform its obligations under this Section 2.5(c), such other nationally-recognized independent accounting firm as is mutually agreed on by the Contributor and Regency (the “Accounting Firm”). The Accounting Firm shall, if requested by the Contributor and Regency, resolve any disputes under this Section 2.5(c). Each Party shall deliver simultaneously to the Accounting Firm (i) the Objection Notice and such work papers, invoices and other reports and information relating to the disputed matters as the Accounting Firm may request and (ii) such Party’s proposed resolution of the disputed matters and any materials it wishes to present to justify the resolution it so presents. Each Party shall be afforded the opportunity to discuss the disputed matters with the Accounting Firm. The Accounting Firm shall act as an expert (and not as an arbitrator) for the limited purpose of determining the specific items identified by the Contributor and Regency as being items that are in dispute, and whether and to what extent, if any, the Contribution Consideration Adjustment Amount requires adjustment as a result of the resolution of those disputed matters (applying GAAP consistently with the Acquired Companies’ past practices). The Accounting Firm may not award damages or penalties and shall not have authority to address matters not in dispute between the Contributor and Regency or not necessary to the determination of the final Contribution Consideration Adjustment Amount. The Accounting Firm’s determination shall be made within 30 days after submission of the disputed matters to the Accounting Firm and shall be final and binding on all Parties, without right of appeal. In determining the proper amount of the Contribution Consideration Adjustment Amount, the Accounting Firm shall not increase the Contribution Consideration Adjustment Amount more than the increase proposed by the Contributor nor decrease the Contribution Consideration Adjustment Amount more than the decrease proposed by Regency, as applicable. Each Party shall each bear its own legal fees and other costs of presenting its case to the Accounting Firm. The Contributor and Regency shall each bear one-half of the costs and expenses of the Accounting Firm incurred in resolving such disputed matters. The Contribution Consideration Adjustment Amount as finally determined pursuant to this Section 2.5(c) shall be referred to as the “Final Contribution Consideration Adjustment Amount.”

(d) Within five days after the earlier of (i) the expiration of the Review Period without delivery of any Objection Notice and (ii) the date on which the Contributor and Regency, or the Accounting Firm, as applicable, finally determine the Final Contribution Consideration Adjustment Amount (A) if the Final Contribution Consideration Adjustment Amount exceeds the Estimated Contribution Consideration Adjustment Amount (such excess, the “Contributor Adjustment Distribution”), Regency shall wire transfer in immediately available funds an amount equal to the Contributor Adjustment Distribution to an account designated by the Contributor and (B) if the Estimated Contribution Consideration Adjustment Amount exceeds the Final Contribution Consideration Adjustment Amount (such excess, the “Regency Adjustment Contribution”), the Contributor shall wire transfer in immediately available funds an amount equal to the Regency Adjustment Contribution to an account designated by Regency.

2.6 Pro Ration of Distributions.

(a) If the Closing occurs after the last day of the calendar quarter (the “Preceding Quarter”) immediately prior to the calendar quarter (the “Closing Quarter”) in which the Closing Date occurs but prior to the Record Date for the distribution in respect of the Preceding Quarter, then at the Closing, the Estimated Contribution Consideration Adjustment Amount (and therefore the Cash Consideration) shall be reduced by (i) an amount equal to the product of (a) the number of Acquired Common Units multiplied by (b) $0.46 (unless prior to the Closing, Regency shall have declared its cash distribution in respect of the Preceding Quarter, in which event such number in this clause (b) shall be the cash distribution amount declared per Regency Common Unit) (such aggregate amount being referred to herein as the “Estimated Preceding Quarter Distribution Amount”) and (ii) an amount equal to the product of (A) the number of Acquired Common Units multiplied by (B) $0.46 multiplied by (C) a fraction, (1) the numerator of which is the number of days in the Closing Quarter commencing on the first day of the Closing Quarter and ending on and including the Closing Date and (2) the denominator of which is the total number of days in the Closing Quarter (such aggregate amount calculated in accordance with this clause (ii) being referred to herein as the “Estimated Pro Rata Closing Quarter Distribution Amount”).

(b) If the Closing occurs after the Record Date for the cash distribution by Regency on its Common Units in respect of the Preceding Quarter, then at the Closing, the Estimated Contribution Consideration Adjustment Amount (and therefore the Cash Consideration) shall be reduced by an amount equal to the Estimated Pro Rata Closing Quarter Distribution Amount, and no adjustment shall be made pursuant to Section 2.6(a).

(c) If the Closing occurs within the period specified in Section 2.6(a), unless the actual declared per unit distribution in respect of the Preceding Quarter is used to determine the

Estimated Preceding Quarter Distribution Amount, then not later than the second Business Day following Regency’s declaration of its cash distribution in respect of the Preceding Quarter, Regency shall prepare and deliver to the Contributor a calculation of the Actual Preceding Quarter Distribution Amount (as defined below). Within two Business Days after such delivery, (i) if the Actual Preceding Quarter Distribution Amount exceeds the Estimated Preceding Quarter Distribution Amount, then the Contributor shall wire transfer in immediately available funds the amount of such excess to an account designated by Regency and (ii) if the Estimated Preceding Quarter Distribution Amount exceeds the Actual Preceding Quarter Distribution Amount, then Regency shall wire transfer in immediately available funds the amount of such excess to an account designated by the Contributor.

(d) Not later than the second Business Day following Regency’s declaration of its cash distribution in respect of the Closing Quarter, Regency shall prepare and deliver to the Contributor a calculation of the Actual Pro Rata Closing Quarter Distribution Amount (as defined below). Within two Business Days of such delivery, (i) if the Actual Pro Rata Closing Quarter Distribution Amount exceeds the Estimated Pro Rata Closing Quarter Distribution Amount, the Contributor shall wire transfer in immediately available funds an amount equal to such excess to an account designated by Regency and (ii) if the Estimated Pro Rata Closing Quarter Distribution Amount exceeds the Actual Pro Rata Closing Quarter Distribution Amount, Regency shall wire transfer in immediately available funds an amount equal to such excess to an account designated by the Contributor.

(e) “Actual Preceding Quarter Distribution Amount” means the product of (i) the number of Acquired Common Units multiplied by (ii) the actual per-unit cash distribution amount declared on the Regency Common Units in respect of the Preceding Quarter.

(f) “Actual Pro Rata Closing Quarter Distribution Amount” means the product of (i) the number of Acquired Common Units multiplied by (ii) the actual per-unit cash distribution amount declared on the Regency Common Units in respect of the Closing Quarter multiplied by (iii) a fraction, (A) the numerator of which is the number of days in the Closing Quarter commencing on the first day of such quarter and ending on and including the Closing Date and (B) the denominator of which is the total number of days in the Closing Quarter.

2.7 Adjustment to Contribution Consideration. All adjustments to the Cash Consideration pursuant to this Agreement and amounts paid pursuant to Section 2.6 shall be deemed to be adjustments to the Final Contribution Consideration.

2.8 Borrowing by Regency; Tax Treatment of Regency Contribution Consideration. Prior to the Closing, but no more than ninety (90) days prior to the Closing, Regency shall incur a new and separate borrowing (which may be in the form of a new credit facility, senior debt or any combination thereof) that will be used by Regency exclusively to pay the Cash Consideration, as adjusted, and other expenses or disbursements directly related to the Closing (the “Regency Debt”) and Regency Subsidiary Guarantor shall enter into the Guarantee of Collection with Regency with respect to the Regency Debt. In the event Regency receives the proceeds from the Regency Debt prior to the Closing, such proceeds shall be deposited and held separate from other cash items of Regency until distributed to Contributor at the time of the Closing. Immediately prior to the effective time of the Closing, PEPL Holdings shall enter into the Support Agreement with Regency Subsidiary Guarantor pursuant to which PEPL Holdings shall provide contingent residual support to Regency Subsidiary Guarantor (on a nonrecourse basis to Contributor) with respect to Regency Subsidiary Guarantor’s obligations to Regency under the Guarantee of Collection to support the payment of the Regency Debt. The Parties intend that for United States federal income tax purposes (i) the contribution of the Contributed Interests shall be treated as a contribution by Contributor to Regency of the assets of the Company (and the assets of the Subsidiaries of the Company that are also treated as disregarded entities of Contributor) in a transaction consistent with the requirements of Section 721(a) of the Code; (ii) the receipt by Contributor of the Cash Consideration shall be treated as a distribution to Contributor by Regency under Section 731 of the Code; (iii) the distribution of the Cash Consideration to Contributor shall be made out of the proceeds of the Regency Debt and shall qualify as a “debt-financed transfer” under Section 1.707-5(b) of the Treasury Regulations; and (iv) Contributor’s allocable share of the Regency Debt under Sections 1.752-2 and 1.707-5(a)(2)(i) of the Treasury Regulations shall be the allocable amount of the Regency Debt as determined under Section 1.707-5(b)(2) of the Treasury Regulations. Accordingly, such consideration is not expected to be taken into account in determining whether Contributor received money or other consideration for disguised sale purposes. Any Cash Consideration in excess of the amount treated as a “debt-financed transfer” shall be treated (i) as a reimbursement of Contributor’s preformation expenditures with respect to the assets of the Company (and the assets of the Subsidiaries of the Company) within the meaning of Section 1.707-4(d) of the Treasury Regulations to the extent applicable (accordingly, such cash is not expected to be taken into account in determining whether Contributor received money or other consideration for disguised sale purposes), and (ii) in a transaction subject to treatment under Section 707(a) of the Code, and its implementing Treasury Regulations, as in part a sale, and in part a contribution, by Contributor of the assets of the Company (and the assets of the Subsidiaries of the Company) to the extent Section 1.707-4(d) of the Treasury Regulations is inapplicable. The Parties agree to file all Tax Returns and otherwise act at all times in a manner consistent with this intended treatment of the contribution of the Contributed Interests, the Cash Consideration, and the Regency Debt, including disclosing the distribution of the Cash Consideration in accordance with the requirements of Section 1.707-3(c)(2) of the Treasury Regulations; provided that, notwithstanding the foregoing, Regency shall not be required to take any position in any taxable year to the extent Regency determines in good faith after consulting with tax counsel that such position is not supported by current law or actual facts and circumstances. Contributor shall reimburse Regency and its Affiliates for all of their costs and expenses (including legal fees) relating to a new credit facility (but not for a debt offering) as contemplated by this Section 2.8. Contributor agrees that it shall be solely liable for any Taxes attributable to the receipt by Contributor of the Cash Consideration and the Acquired Units.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTOR

The Contributor hereby represents and warrants to the Regency Parties as follows:

3.1 Organization; Qualification. Each of the Contributor and the Acquired Companies is an entity duly formed, validly existing and in good standing under the laws of the state of its organization and has all requisite organizational power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, and is duly qualified, registered or licensed to do business as a foreign entity and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified, registered or licensed and in good standing would not reasonably be expected to have a Company Material Adverse Effect or to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents to which the Contributor is, or will be, a party or to materially impair the Contributor’s ability to perform its obligations under the Transaction Documents to which it is, or will be, a party. The Contributor has made available to the Regency Parties true and complete copies of the Organizational Documents of the Acquired Companies.

3.2 Authority; Enforceability.

(a) The Contributor has the requisite corporate power and authority to execute and deliver the Transaction Documents to which it is, or will be, a party, and to consummate the transactions contemplated thereby. The execution and delivery by the Contributor of the Transaction Documents to which the Contributor is, or will be, a party, and the consummation by the Contributor of the transactions contemplated thereby, have been duly and validly authorized by the Contributor, and no other corporate proceedings on the part of the Contributor are necessary to authorize the Transaction Documents to which it is, or will be, a party or to consummate the transactions contemplated by the Transaction Documents to which it is, or will be, a party.

(b) The Transaction Documents to which the Contributor is, or will be, a party have been (or will be, when executed and delivered at the Closing) duly executed and delivered by the Contributor, and, assuming the due authorization, execution and delivery by the other parties thereto, each Transaction Document to which the Contributor is, or will be, a party constitutes (or will constitute, when executed and delivered at the Closing) the valid and legally binding agreement of the Contributor, enforceable against the Contributor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to legal principles of general applicability governing the availability of equitable remedies, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether such enforceability is considered in a Proceeding in equity or at law) (collectively, “Creditors’ Rights”).

3.3 Non-Contravention.

(a) Except as set forth on Schedule 3.3(a) of the Contributor Disclosure Schedule, the execution, delivery and performance by the Contributor of the Transaction Documents to which the Contributor is, or will be, a party and the consummation by the Contributor of the transactions contemplated thereby, do not and will not: (i) result in any breach or violation of any provision of the Organizational Documents of the Contributor; (ii) constitute a breach, violation or default (or an event that with notice or passage of time or both would give rise to a breach, violation or default) under, or give rise to any right of termination, cancellation, modification, amendment or acceleration (with or without the giving of notice, or the passage of time or both) under any of the terms, conditions or provisions of any Contract to which the Contributor is a party or by which any property or asset of the Contributor is bound or affected; (iii) assuming compliance with the matters referred to in Section 3.4, violate any Law to which the Contributor is subject or by which any of the Contributor’s properties or assets are bound, except, in the cases of clauses (ii) and (iii) for such breaches, violations, defaults or rights of termination, cancellation, modification, amendment or acceleration as would not reasonably be expected to have a Company Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents to which the Contributor is, or will be, a party or to materially impair the Contributor’s ability to perform its obligations under the Transaction Documents to which it is, or will be, a party.

(b) Except as set forth on Schedule 3.3(b) of the Contributor Disclosure Schedule, the execution, delivery and performance of the Transaction Documents to which the Contributor is, or will be, a party by the Contributor and the consummation by the Contributor of the transactions contemplated thereby does not and will not: (i) result in any breach or violation of any provision of the Organizational Documents of any Acquired Company; (ii) constitute a breach, violation or default (or an event that with the giving of notice or the passage of time or both would give rise to a breach, violation or default) under, or give rise to any right of termination, cancellation, modification, amendment or acceleration (with or without the giving of notice, or the passage of time or both) under any of the terms, conditions or provisions of any Contract to which any Acquired Company is a party or by which any property or assets of the Acquired Companies are bound or affected; (iii) assuming compliance with the matters referred to in Section 3.4, violate any Law to which any Acquired Company is subject or by which any of the Acquired Companies’ properties or assets are bound; (iv) constitute (with or without the giving of notice or the passage of time or both) an event which would result in the creation of any Lien (other than Permitted Liens) on any asset of the Acquired Companies; or (v) cause any Acquired Company to become subject to, or to become liable for the payment of, any Tax, except, in the cases of clauses (ii), (iii) and (iv), for such breaches, violations, defaults or rights of termination, cancellation, modification, amendment or acceleration or Liens, as would not reasonably be expected to have a Company Material Adverse Effect.

3.4 Governmental Approvals. Except as set forth on Schedule 3.4 of the Contributor Disclosure Schedule, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority is necessary for the consummation by the Contributor of the transactions contemplated by the Transaction Documents to which it is, or will be, a party, other than (a) filings under the HSR Act; (b) filings, notices, and approvals required by the FCC pursuant to the Communications Act of 1934, as amended by the Telecommunications Act of 1996, 47 U.S.C. §§ 151. et. seq. and (c) such other declarations, filings, registrations, notices, authorizations, consents or approvals that have been obtained or made or that would in the ordinary course be made or obtained after the Closing, or which, if not obtained or made, would not reasonably be expected to have a Company Material Adverse Effect or to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents to which the Contributor is, or will be, a party or to materially impair the Contributor’s ability to perform its obligations under the Transaction Documents to which it is, or will be, a party.

3.5 Capitalization.

(a) Schedule 3.5(a) of the Contributor Disclosure Schedule sets forth a correct and complete description of the following: (i) all of the issued and outstanding membership interests of the Company, (ii) the record owners of the membership interests of the Company and (iii) all of the owners of equity interests in each of the Company’s Subsidiaries and all of the issued and outstanding equity interests in such Subsidiaries held by such owners. Except as set forth on Schedule 3.5(a) of the Contributor Disclosure Schedule, there are no other outstanding equity interests of any Acquired Company.

(b) The Contributed Interests (i) constitute 100% of the issued and outstanding membership interests of the Company, (ii) have been duly authorized, validly issued and fully paid (to the extent required under the SUGC Company Agreement) and are nonassessable (except as such nonassessability may be affected by Section 18-607 of the Delaware LLC Act) and (iii) were not issued in violation of any preemptive rights, rights of first refusal or other similar rights of any Person. The Contributed Interests are owned beneficially and of record by the Contributor, free and clear of all Liens other than (i) any transfer restrictions imposed by federal and state securities laws and (ii) any transfer restrictions contained in the Organizational Documents of the Company.

(c) The equity interests in the Company’s Subsidiaries set forth on Schedule 3.5(a) of the Contributor Disclosure Schedule (i) constitute all of the issued and outstanding equity interests of the Company’s Subsidiaries, (ii) have been duly authorized, are validly issued and are fully paid and non-assessable (except as such nonassessability may be affected by Section 18-607 of the Delaware LLC Act, Sections 17-303, 17-607 and 17-804 of the Delaware LP Act or similar laws of the applicable states of organization of such Subsidiaries) and (iii) were not issued in violation of any preemptive rights, rights of first refusal or other similar rights of any Person. The equity interests in the Company’s Subsidiaries are directly or indirectly owned beneficially and of record by the Company, free and clear of all Liens other than any transfer restrictions imposed by federal and state securities laws.

(d) There are no preemptive rights, rights of first refusal or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, subscription agreements, commitments or rights of any kind (i) that obligate any Acquired Company to issue or sell any equity interests or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any equity interests or securities in any Acquired Company, and no securities or obligations evidencing such rights are authorized, issued or outstanding or (ii) pursuant to the Organizational Documents of the Acquired Companies or any other agreement to which any Acquired Company is party that are or will be exercisable in connection with the execution and delivery of the Transaction Documents or the consummation of the transactions contemplated hereby or thereby.

(e) No Acquired Company has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the holders of equity interests in any Acquired Company on any matter.

(f) Other than the Company’s Subsidiaries set forth on Schedule 3.5(a) of the Contributor Disclosure Schedule, (i) there are no, and since March 1, 2006, there have not been any, Persons or joint ventures in which any Acquired Company owns, or has owned, of record or beneficially, any direct or indirect (through a subsidiary or otherwise) equity interest and (ii) there are no outstanding commitments or obligations of any Acquired Company to provide funds to or make any investment (in either case, in the form of a loan, capital contribution, purchase of an equity interest (whether from the issuer thereof or another Person) or otherwise) in, any other Person.

3.6 Ownership of Contributed Interests.

(a) The Contributor has good and valid title to the Contributed Interests, free and clear of all Liens other than any transfer restrictions imposed by federal and state securities laws.

(b) Upon the consummation of the transactions contemplated by this Agreement, the Contributor will assign, convey, transfer and deliver to Regency (through Regency SPV) good and valid title to the Contributed Interests, free and clear of all Liens other than (i) any transfer restrictions imposed by federal and state securities laws and (ii) any Liens on the Contributed Interests as a result of actions by the Regency Parties.

(c) The Contributor is not a party to any agreements, arrangements or commitments obligating the Contributor to grant, deliver or sell, or cause to be granted, delivered or sold, the Contributed Interests, by sale, lease, license or otherwise, other than this Agreement.

(d) There are no voting trusts, proxies or other agreements or understandings to which the Contributor or any of the Acquired Companies is bound with respect to the voting of the Contributed Interests or the Acquired Companies.

3.7 Compliance with Law. Except for Environmental Laws, Laws requiring the obtaining or maintenance of a Permit, Tax matters and Laws regarding the Company Benefit Plans, which are the subject of Sections 3.12, 3.15, 3.16 and 3.17, respectively, and except as to matters that would not reasonably be expected to have a Company Material Adverse Effect, (a) each of the Acquired Companies is in compliance with all applicable Laws, (b) no Acquired Company has received written notice of any violation of any applicable Law and (c) to the Knowledge of the Contributor, no Acquired Company is under investigation by any Governmental Authority for potential non-compliance with any Law.

3.8 Title to Properties and Assets. Except as to matters that would not reasonably be expected to have a Company Material Adverse Effect, each Acquired Company has good title to or rights or interests in its real property and personal property, free and clear of all Liens (other than Permitted Liens), sufficient to allow it to conduct its business as currently being conducted.

3.9 Rights-of-Way. (a) Each Acquired Company has such Rights-of-Way from each Person as are reasonably necessary to use, own and operate such Acquired Company’s assets and properties in all material respects in the manner such assets and properties are currently used, owned and operated by such Acquired Company, and each such Right-of-Way is valid and free and clear of all Liens (other than Permitted Liens), (b) each Acquired Company has fulfilled and performed in all material respects all of its obligations with respect to such Rights-of-Way and (c) to the Knowledge of Contributor, no event has occurred that allows, or after the giving of notice or the passage of time, or both, would allow, revocation or termination thereof or would result in any material impairment of the rights of the holder of any such Rights-of-Way.

3.10 Financial Statements.

(a) Attached hereto as Schedule 3.10(a) of the Contributor Disclosure Schedule are: (i) true and complete copies of audited combined consolidated balance sheets of Southern Union Gas Services, Ltd. and its subsidiaries, SUG Energy, LLC and Leapartners, L.P., as of December 31, 2011, and the related audited combined consolidated statements of operations, changes in parent equity and cash flows for each of the years ended December 31, 2011 and December 31, 2010 (collectively, the “Company Financial Statements”) and (ii) true and complete copies of the unaudited consolidated balance sheet, as of December 31, 2012, and related unaudited consolidated statement of operations for the year ended December 31, 2012 of the Acquired Companies (the “Unaudited Financial Statements”).

(b) The Company Financial Statements have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods presented thereby and fairly present in all material respects the financial position and operating results, equity and cash flows of the Acquired Companies on a consolidated basis as of, and for the periods ended on, the respective dates thereof. The Unaudited Financial Statements have been prepared in accordance with GAAP and fairly present in all material respects the financial position of the Acquired Companies, subject, however, to normal year-end audit adjustments and accruals and the absence of notes and other textual disclosures required by GAAP. The Audited 2012 Financial Statements, when delivered to Regency in accordance with Section 5.22, (i) shall have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods presented thereby and will fairly present in all material respects the financial position and operating results, equity and cash flows of the Acquired Companies on a consolidated basis as of, and for the periods ended on, the respective dates thereof and (ii) shall not contain significant changes from the Unaudited Financial Statements, other than changes reflecting normal year-end audit adjustments and the addition of notes and other textual disclosures required by GAAP.

(c) No Acquired Company has any liability, whether accrued, contingent, absolute or otherwise, except for (i) liabilities set forth on the Unaudited Financial Statements and (ii) liabilities that have arisen since December 31, 2012 in the ordinary course of business and (iii) liabilities that would not reasonably be expected to have a Company Material Adverse Effect.

(d) As of the Closing Date, no Acquired Company will have any liability, whether accrued, contingent, absolute or otherwise to Contributor or Contributor’s Affiliates.

3.11 Absence of Certain Changes. Except as set forth on Schedule 3.11 of the Contributor Disclosure Schedule or as expressly contemplated by this Agreement, since December 31, 2012, the business of the Acquired Companies has been conducted in the ordinary course and in a manner consistent with past practice and there has not been:

(a) any event, occurrence or development or series of events, occurrences or developments which, individually or in the aggregate, has had, or would be reasonably expected to have, a Company Material Adverse Effect;

(b) any declaration, setting aside or payment of any dividends on or distributions in respect of any equity interests or other securities of any Acquired Company;

(c) any capital expenditures in excess of $10,000,000 in the aggregate or for which payment has been made to Contributor or any of Contributor’s Affiliates, except (i) in accordance with the Contributor capital expenditure budget included as Schedule 3.11(c) of the Contributor Disclosure Schedule or (ii) maintenance capital expenditures required on an emergency basis or for the safety of individuals or the environment;

(d) any material change to any Acquired Company’s tax methods, principles or elections;

(e) any purchase of securities or ownership interests of, or any investment in, any Person, other than ordinary course overnight investments consistent with the cash management policies of any Acquired Company; or

(f) any agreement by an Acquired Company to do any of the foregoing.

3.12 Environmental Matters. Except as to matters set forth on Schedule 3.12 of the Contributor Disclosure Schedule and except as to matters that would not reasonably be expected to have a Company Material Adverse Effect:

(a) each Acquired Company is in compliance with all applicable Environmental Laws;

(b) each Acquired Company possesses all Permits required under Environmental Laws for its operations as currently conducted and is in compliance with the terms of such Permits, and such Permits are in full force and effect;

(c) each Acquired Company and its properties and operations are not subject to any pending or, to the Knowledge of the Contributor, threatened Proceeding arising under any Environmental Law, nor has any Acquired Company received any written and pending notice, order or complaint from any Governmental Authority alleging a violation of or liability arising under any Environmental Law;

(d) The Contributor has made available to the Regency Parties complete and correct copies of all material environmental site assessment reports and studies relating to the Acquired Companies that are in the possession or control of the Contributor; and

(e) to the Knowledge of the Contributor, there has been no Release of Hazardous Substances on, at, under, to, or from any of the properties of the Acquired Companies, or from or in connection with any Acquired Company’s operations in a manner that would reasonably be expected to give rise to any liability pursuant to any Environmental Law.

Except as set forth in this Section 3.12, no representations or warranties are being made (or shall be deemed to have been made) by the Contributor with respect to matters arising under or relating to Environmental Laws, environmental Permits, environmental Proceedings or other environmental matters.

3.13 Material Contracts.

(a) Except as set forth on Schedule 3.13 of the Contributor Disclosure Schedule, as of the Execution Date, no Acquired Company is party to or bound by any Contract that:

(i) relates to (A) the purchase of materials, supplies, goods, services or other assets, (B) the purchase, sale, transporting, gathering, processing, compression, treating or storing of natural gas, condensate or other liquid or gaseous hydrocarbons or the products therefrom, or the provision of services related thereto or (C) the construction of capital assets, in the cases of clauses (A), (B) and (C) that (1) provides for either (x) annual payments by or to the applicable Acquired Company in excess of $2,000,000 or (y) aggregate payments by or to all applicable Acquired Companies in excess of $2,000,000 and (2) cannot be terminated by the applicable Acquired Company on 90 days’ or less notice without payment by the applicable Acquired Company of any material penalty;

(ii) each natural gas transportation, gathering, treating, processing, compression, storing or other Contract and each natural gas purchase Contract that individually involves annual revenues or payments by or to any of the Acquired Companies in excess of $2,000,000;

(iii) contains any provision or covenant, which after the Closing will apply to the business of the Acquired Companies, materially restricting any Acquired Company from engaging in any lawful business activity or competing with any Person;

(iv) (A) relates to the creation, incurrence, assumption, or guarantee of any indebtedness for borrowed money by any Acquired Company or (B) creates a capitalized lease obligation;

(v) relates to any commodity or interest rate swap, cap or collar agreements or other similar hedging or derivative transactions;

(vi) is in respect of the formation of any partnership or joint venture or otherwise relates to the joint ownership or operation of the assets owned by any Acquired Company;

(vii) includes the acquisition or sale of assets with a book value in excess of $1,000,000 (whether by merger, sale of any equity interest, sale of assets or otherwise);

(viii) involves a sharing of profits, losses, costs or liabilities by any Acquired Company with any other Person; or

(ix) otherwise involves the payment by or to any Acquired Company of more than $2,000,000 in the aggregate and cannot be terminated by the applicable Acquired Company on 90 days’ or less notice without payment by the applicable Acquired Company of any material penalty.

(b) Each Contract required to be disclosed pursuant to Section 3.13(a) (collectively, the “Company Material Contracts”) is a valid and legally binding obligation of each Acquired Company that is a party thereto, and is in full force and effect and enforceable in accordance with its terms against the applicable Acquired Company and, to the Knowledge of the Contributor, the other parties thereto, except, in each case, as enforcement may be limited by Creditors’ Rights. The Contributor has made available to the Regency Parties a true and complete copy of each Company Material Contract to which the Contributor has the right to provide to the Regency Parties.

(c) None of the Acquired Companies nor, to the Knowledge of the Contributor, any other party to any Company Material Contract is in violation, default or breach in any material respect under the terms of any Company Material Contract and no event has occurred that with the giving of notice or the passage of time or both would constitute a violation, breach or default in any material respect by any Acquired Company or, to the Knowledge of the Contributor, any other party to any Company Material Contract, or would permit termination, modification or acceleration under any Company Material Contract.

(d) Except as set forth on Schedule 3.13(d), no Acquired Company has received written or, to the Knowledge of Contributor, verbal notice that any current supplier, shipper or customer intends to amend or discontinue a business relationship (including termination of a Company Material Contract) with the applicable Acquired Company that could reasonably be expected to generate revenues for such Acquired Company or pursuant to which such Acquired Company could reasonably be expected to incur costs, in either case of $500,000 or more in the aggregate.

3.14 Legal Proceedings. Other than with respect to Proceedings arising under Environmental Laws, Tax Laws or Laws regarding labor and employment which are the subject of Sections 3.12, 3.16 and 3.17, respectively, or as is set forth on Schedule 3.14 of the Contributor Disclosure Schedule, there are no Proceedings pending or, to the Knowledge of the Contributor, threatened against any Acquired Company, except such Proceedings as would not reasonably be expected to have a Company Material Adverse Effect or to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents to which the Contributor is, or will be, a party or to materially impair the Contributor’s ability to perform its obligations under the Transaction Documents to which it is, or will be, a party.

3.15 Permits. Other than with respect to Permits issued pursuant to or required under Environmental Laws that are the subject of Section 3.12, each of the Acquired Companies (a) has all Permits as are necessary to use, own and operate its assets in the manner such assets are currently used, owned and operated by such Acquired Company and (b) is currently in compliance with all Permits, except where the failure to have such Permits or non-compliance with such Permits would not reasonably be expected to have a Company Material Adverse Effect.

3.16 Taxes.

(a) All material Tax Returns required to be filed with respect to each Acquired Company have been filed and all such Tax Returns are complete and correct in all material respects and all material Taxes due relating to each Acquired Company have been paid in full. There are no claims (other than claims being contested in good faith through appropriate Proceedings and for which adequate reserves have been made in accordance with GAAP) against any Acquired Company for any material Taxes, and no material assessment, deficiency, or adjustment has been asserted or proposed in writing with respect to any Taxes or Tax Returns of or with respect to any Acquired Company.

(b) Except as set forth on Schedule 3.16(b) of the Contributor Disclosure Schedule, no material Tax audits or Proceedings are being conducted or are pending with respect to any Acquired Company.

(c) All material Taxes required to be withheld, collected or deposited by or with respect to any Acquired Company have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant taxing authority.

(d) Except as set forth on Schedule 3.16(d) of the Contributor Disclosure Schedule, there are no outstanding agreements or waivers extending the applicable statutory periods of limitation for any material Taxes associated with the ownership or operation of the assets of any Acquired Company for any period.

(e) Except as set forth on Schedule 3.16(e) of the Contributor Disclosure Schedule, no Acquired Company is a party to any Tax sharing agreement.

(f) No Acquired Company has engaged in a transaction that would be reportable by or with respect to any Acquired Company pursuant to Treasury Regulation § 1.6011-4 or any predecessor thereto.

(g) Except as set forth on Schedule 3.16(g) of the Contributor Disclosure Schedule and, to the Knowledge of the Contributor, for each taxable year since its formation, each Acquired Company is, or has been, properly classified as a partnership or an entity disregarded as separate from its owner for United States federal income tax purposes. No Acquired Company has made an election pursuant to Treasury Regulation Section 301.7701-3(c) to be treated as an association taxable as a corporation for United States federal income tax purposes.

3.17 Employee Benefits; Employment and Labor Matters.

(a) Except as set forth on Schedule 3.17(a) of the Contributor Disclosure Schedule, no Acquired Company, nor any ERISA Affiliate of any Acquired Company, sponsors, maintains or contributes to, or has sponsored, maintained or contributed to within six years prior to the Closing Date any of the following:

(i) any “employee benefit plan,” as such term is defined in Section 3(3) of ERISA (including, but not limited to, employee benefit plans, such as foreign plans, which are not subject to the provisions of ERISA, but excluding any multiemployer plan within the meaning of Section 3(37) of ERISA or multiple employer plan with the meaning of Section 4063(a) of ERISA); or

(ii) any material personnel policy, equity-based plan (including, but not limited to, stock option plans, stock purchase plans, stock appreciation rights and phantom stock plans), collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan or arrangements, change in control policies or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement and each other employee benefit plan, agreement, arrangement, program, practice or understanding which is not described in Section 3.17(a)(i) (collectively, along with the plans described in Section 3.17(a)(i) above, the “Company Benefit Plans”).

(b) True, correct and complete copies of each of the written Company Benefit Plans sponsored, maintained or contributed to by the Acquired Companies within six years prior to the Closing Date, related trusts, insurance or group annuity Contracts and each other funding or financing arrangement relating to any such Company Benefit Plan, including all amendments thereto, have been made available to the Regency Parties and there has been made available to the Regency Parties, with respect to each such Company Benefit Plan required to file such report and description, the most recent report on Form 5500 and the summary plan description. Additionally, the most recent determination letter or opinion letter from the Internal Revenue Service for each of such Company Benefit Plans intended to be qualified under Section 401 of the Code, and any outstanding determination letter application for such plans has been made available to the Regency Parties.

(c) Except as disclosed on Schedule 3.17(c) of the Contributor Disclosure Schedule and except as to matters that would not reasonably be expected to have a Company Material Adverse Effect:

(i) each Company Benefit Plan has been administered in compliance with its terms, the applicable provisions of ERISA, the Code and all other applicable Laws and the terms of all applicable collective bargaining agreements;

(ii) there are no actions, suits or claims pending (other than routine claims for benefits) or, to the Knowledge of the Contributor, threatened, with respect to any Company Benefit Plan and no Company Benefit Plan is under audit or is subject to an investigation by the Internal Revenue Service, the Department of Labor or any other federal or state governmental agency nor, to the Knowledge of the Contributor, is any such audit or investigation pending;

(iii) no Company Benefit Plan is subject to Title IV of ERISA;

(iv) all contributions and payments required to be made by any Acquired Company or an ERISA Affiliate of any Acquired Company to or under each Company Benefit Plan have been timely made;

(v) as to any Company Benefit Plan intended to be qualified under Section 401(a) of the Code, there has been no termination or partial termination of such plan within the meaning of Section 411(d)(3) of the Code; and

(vi) none of the Acquired Companies or any of their ERISA Affiliates have any liability with respect to any multiemployer plan within the meaning of Section 3(37) of ERISA or multiple employer plan within the meaning of Section 4063(a) of ERISA.

(d) Except as disclosed on Schedule 3.17(d) of the Contributor Disclosure Schedule, in connection with the consummation of the transactions contemplated by this Agreement, no payments have or will be made under the Company Benefit Plans which, in the aggregate, would result in the loss of deduction or the imposition of any excise tax under Sections 280G and 4999 of the Code.

(e) Except as disclosed on Schedule 3.17(e) of the Contributor Disclosure Schedule, no Company Benefit Plan provides retiree medical or retiree life insurance benefits to any Person and none of the Acquired Companies is contractually or otherwise obligated (whether or not in writing) to provide any Person with life insurance or medical benefits upon retirement or termination of employment, in any case other than as required by the provisions of Section 601 through 608 of ERISA and Section 4980B of the Code or otherwise as required by applicable Law. Additionally, each Company Benefit Plan which is an “employee welfare benefit plan,” as such term is defined in Section 3(1) of ERISA, may be unilaterally amended or terminated in its entirety without liability except as to benefits accrued thereunder prior to such amendment or termination.

(f) Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) each of the Acquired Companies is in compliance with all applicable labor and employment Laws including, without limitation, all Laws, rules, regulations, orders, rulings, decrees, judgments and awards relating to employment discrimination, payment of wages, overtime compensation, immigration, occupational health and safety, and wrongful discharge; (ii) no action, suit, complaint, charge, arbitration, inquiry, Proceeding by or before any Governmental Authority, brought by or on behalf of any employee, prospective or former employee or labor organization or other representative of the employees or of any prospective or former employees of any of the Acquired Companies is pending or, to the Knowledge of the Contributor, threatened against any of the Acquired Companies, any present or former director or employee (including with respect to alleged sexual harassment, unfair labor practices or discrimination); and (iii) none of the Acquired Companies are subject to or otherwise bound by, any material consent decree, order, or agreement with, any Governmental Authority relating to employees or former employees of any of the Acquired Companies. None of the Acquired Companies are a signatory party to or otherwise subject to any collective bargaining agreements, and none of the employees of the Acquired Companies are represented by a labor union; and there is no labor dispute, strike, work stoppage or other labor trouble (including any organizational drive) against any of the Acquired Companies pending or, to the Knowledge of the Contributor, threatened.

3.18 Brokers’ Fee. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Contributor or its Affiliates.

3.19 Regulatory Status. Except as set forth on Schedule 3.19 of the Contributor Disclosure Schedule, none of the operations of any Acquired Company currently subjects them to regulation under the Natural Gas Act, the Investment Company Act of 1940, as amended, or any state public utilities laws. None of the Acquired Companies is an “investment company” or a company “controlled” by an investment company within the meaning of the Investment Company Act of 1940, as amended.

3.20 Intellectual Property. (a) The Acquired Companies own or have the right to use pursuant to license, sublicense, agreement or otherwise all material items of Intellectual Property required in the operation of their respective businesses as presently conducted; (b) no third party has asserted in writing delivered to any Acquired Company an unresolved claim that any Acquired Company is infringing on the Intellectual Property of such third party; and (c) to the Knowledge of the Contributor, no third party is infringing on the Intellectual Property owned by any Acquired Company.

3.21 Insurance. Schedule 3.21 of the Contributor Disclosure Schedule contains a complete and correct list of all liability, property, fire, casualty, product liability, workers’ compensation and other insurance policies, if any, that are in full force and effect that insure or relate to the business and/or assets of the Acquired Companies (the “Company Policies”). There is no claim, Proceeding or other matter currently pending in respect of which any Acquired Company has received any notice from the insurer under any Company Policies disclaiming coverage, reserving rights with respect to a particular claim or such Company Policy in general or canceling or materially amending any such Company Policy. All premiums due and payable for such Company Policies have been duly paid, and such Company Policies or extensions or renewals thereof in the amounts described will be outstanding and duly in full force without interruption until the Closing Date.

3.22 Matters Relating to Acquisition of the Acquired Units.

(a) The Contributor has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Acquired Units and is capable of bearing the economic risk of such investment. The Contributor is an “accredited investor” as that term is defined in Rule 501 of Regulation D (without regard to Rule 501(a)(4)) promulgated under the Securities Act. The Contributor is acquiring the Acquired Units for investment for its own account and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling the Acquired Units. The Contributor does not have any Contract or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to the Acquired Units. The Contributor acknowledges and understands that (i) the acquisition of the Acquired Units has not been registered under the Securities Act in reliance on an exemption therefrom and (ii) the Acquired Units will, upon such acquisition, be characterized as “restricted securities” under state and federal securities laws. The Contributor agrees that the Acquired Units may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of except pursuant to an effective registration statement under the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act, and in compliance with other applicable state and federal securities laws.

(b) The Contributor has undertaken such investigation as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and the acquisition of the Acquired Units. The Contributor has had an opportunity to ask questions and receive answers from Regency regarding the terms and conditions of the offering of the Acquired Units and the business, properties, prospects and financial condition of Regency. The foregoing, however, does not modify the representations and warranties of the Regency Parties in Article IV and such representations and warranties constitute the sole and exclusive representations and warranties of the Regency Parties to the Contributor in connection with the transactions contemplated by this Agreement.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE REGENCY PARTIES

The Regency Parties hereby jointly and severally represent and warrant to the Contributor as follows:

4.1 Organization; Qualification. Each Regency Party is an entity duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite organizational power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, and is duly qualified, registered or licensed to do business as a foreign entity and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified, registered or licensed and in good standing would not reasonably be expected to have a Regency Material Adverse Effect or to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents to which it is, or will be, a party or to materially impair the ability of each Regency Party to perform its obligations under the Transaction Documents to which it is, or will be, a party. The Regency Parties have made available to the Contributor true and complete copies of the Organizational Documents of each Regency Entity.

4.2 Authority; Enforceability; Valid Issuance.

(a) Each Regency Party has the requisite partnership or limited liability company (as applicable) power and authority to execute and deliver the Transaction Documents to which it is, or will be, a party, and to consummate the transactions contemplated thereby. The execution and delivery by each Regency Party of the Transaction Documents to which it is, or will be, a party, and the consummation by it of the transactions contemplated thereby, have been duly and validly authorized by such Regency Party, and no other limited liability company or limited partnership proceedings, as applicable, on the part of such Regency Party are necessary to authorize the Transaction Documents to which it is, or will be, a party or to consummate the transactions contemplated by the Transaction Documents to which it is, or will be, a party.

(b) The Transaction Documents to which each Regency Party is, or will be, a party have been (or will be, when executed and delivered at the Closing) duly executed and delivered by such Regency Party, and, assuming the due authorization, execution and delivery by the other parties thereto, each Transaction Document to which such Regency Party is, or will be, a party constitutes (or will constitute, when executed and delivered at the Closing) the valid and legally binding agreement of such Regency Party, enforceable against such Regency Party in accordance with its terms, except as such enforceability may be limited by Creditors’ Rights.

(c) The issuance of the Acquired Units pursuant to this Agreement has been duly authorized in accordance with the Organizational Documents of Regency and, when issued and delivered to the Contributor in accordance with the terms of this Agreement, the Acquired Units will be validly issued, fully paid (to the extent required under the Regency Partnership Agreement), nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act) and free of any restriction upon voting or transfer thereof pursuant to the Organizational Documents of Regency or any Contract to which any of the Regency Entities is a party or by which any property or asset of any such Person is bound or affected.

4.3 Non-Contravention. Except as set forth on Schedule 4.3 of the Regency Disclosure Schedule, the execution, delivery and performance of the Transaction Documents to which each Regency Party is, or will be, a party by such Regency Party and the consummation by such Regency Party of the transactions contemplated thereby does not and will not: (a) result in any breach, violation or default of any provision of the Organizational Documents of any Regency Entity; (b) constitute a breach, violation or default (or an event that with notice or passage of time or both would give rise to a breach, violation or default) under, or give rise to any right of termination, cancellation, modification, amendment or acceleration (with or without the giving of notice, or the passage of time or both) under any of the terms, conditions or provisions of any Contract to which any Regency Entity is a party or by which any property or asset of any Regency Entity is bound or affected; (c) assuming compliance with the matters referred to in Section 4.4, violate any Law to which any Regency Entity is subject or by which any of any Regency Entity’s properties or assets is bound; or (d) constitute (with or without the giving of notice or the passage of time or both) an event which would result in the creation of any Lien (other than Permitted Liens) on any asset of any Regency Entity, except, in the cases of clauses (b), (c) and (d), for such breaches, violations, defaults or rights of termination, cancellation, modification, amendment or acceleration or Liens as would not reasonably be expected to have a Regency Material Adverse Effect or to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents to which such Regency Party is, or will be, a party or to materially impair such Regency Party’s ability to perform its obligations under the Transaction Documents to which it is, or will be, a party.

4.4 Governmental Approvals. Except as set forth on Schedule 4.4 of the Regency Disclosure Schedule, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority is necessary for the consummation by either Regency Party of the transactions contemplated by the Transaction Documents to which it is, or will be, a party, other than (a) filings under the HSR Act; (b) filings, notices, and approvals required by the FCC pursuant to the Communications Act of 1934, as amended by the Telecommunications Act of 1996, 47 U.S.C. §§ 151. et. seq. and (c) such other declarations, filings, registrations, notices, authorizations, consents or approvals that have been obtained or made or that would in the ordinary course be made or obtained after the Closing, or which, if not obtained or made, would not reasonably be expected to have a Regency Material Adverse Effect or to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents to which such Regency Party is, or will be, a party or to materially impair such Regency Party’s ability to perform its obligations under the Transaction Documents to which it is, or will be, a party.

4.5 Capitalization.

(a) As of the Execution Date: (i) 170,951,735 Regency Common Units were issued and outstanding, (ii) no Regency Class F Common Units were issued and outstanding, (iii) 4,371,586 Series A Cumulative Convertible Preferred Units of Regency (“Regency Series A Units”), which Regency Series A Units are convertible into Regency Common Units at an initial conversion price of $18.30 per unit, subject to adjustment, were issued and outstanding and (iv) 2,066,287 Regency Common Units were available for issuance under Regency’s employee benefit plans, of which 156,550 Regency Common Units were subject to issuance upon exercise of outstanding Regency options, 1,228,942 Regency Common Units were subject to issuance upon the vesting of outstanding phantom units and no Regency Common Units were subject to issuance upon the vesting of outstanding unvested restricted units.

(b) All of the limited partner interests in Regency are duly authorized and validly issued in accordance with the Organizational Documents of Regency, and are fully paid (to the extent required under the Organizational Documents of Regency) and nonassessable (except as nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act) and were not issued in violation of any preemptive rights, rights of first refusal or other similar rights of any Person.

(c) Except as set forth in the Organizational Documents of Regency and except as provided in Section 4.5(a), there are no preemptive rights or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, subscription agreements, commitments or rights of any kind that obligate any of the Regency Entities to issue or sell any equity interests of Regency or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any equity interests in Regency, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

(d) Except for the Regency Series A Units, none of the Regency Entities has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the holders of equity interests in Regency on any matter.

(e) As of the Execution Date, RGPLP is the sole general partner of Regency with an approximately 1.6% general partner interest in Regency (the “Regency GP Interest”) and owns 100% of the Incentive Distribution Rights (collectively with the Regency GP Interest, the “Regency GP LP Interests”). The Regency GP LP Interests have been duly authorized and validly issued in accordance with the Regency Partnership Agreement and have not been issued in violation of any preemptive rights, rights of first refusal or other similar rights of any Person. The Regency GP LP Interests are owned by RGPLP free and clear of all Liens, other than (i) transfer restrictions imposed by federal and state securities laws and (ii) any transfer restrictions contained in the Regency Partnership Agreement.

4.6 Compliance with Law. Except for Environmental Laws, Laws requiring the obtaining or maintenance of a Permit, Tax matters and Laws regarding the Regency Benefit Plans, which are the subject of Sections 4.11, 4.14, 4.15 and 4.16, respectively, and except as to specific matters disclosed in the Regency SEC Documents filed or furnished on or after January 1, 2012 and prior to the date hereof (excluding any disclosures included in any “risk factor” section of such Regency SEC Documents or any other disclosures in such Regency SEC Documents to the extent they are predictive or forward-looking and general in nature), or that would not reasonably be expected to have a Regency Material Adverse Effect, (a) each of the Regency Entities is in compliance with all applicable Laws, (b) none of the Regency Entities has received written notice of any violation of any applicable Law and (c) to the Knowledge of Regency, none of the Regency Entities is under investigation by any Governmental Authority for potential non-compliance with any Law.

4.7 Title to Properties and Assets. Except as to matters that would not reasonably be expected to have a Regency Material Adverse Effect, each Regency Entity has good title to or rights or interests in its real property and personal property, free and clear of all Liens (other than Permitted Liens), sufficient to allow it to conduct its business as currently being conducted.

4.8 Rights-of-Way. (a) Each Regency Entity has such Rights-of-Way from each Person as are reasonably necessary to use, own and operate each Regency Entity’s assets and properties in all material respects in the manner such assets and properties are currently used, owned and operated by each Regency Entity, and each such Right-of-Way is valid and free and clear of all Liens (other than Permitted Liens), (b) each Regency Entity has fulfilled and performed in all material respects all of its obligations with respect to such Rights-of-Way and (c) to the Knowledge of the applicable Regency Entity, no event has occurred that allows, or after the giving of notice or the passage of time, or both, would allow, revocation or termination thereof or would result in any material impairment of the rights of the holder of any such Rights-of-Way.

4.9 Regency SEC Reports; Financial Statements.

(a) Regency has furnished or filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by Regency with the Securities and Exchange Commission (“SEC”) since January 1, 2012 (such documents being collectively referred to as the “Regency SEC Documents”).

(b) Each Regency SEC Document (i) at the time filed or furnished, complied in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Regency SEC Document and (ii) did not at the time it was filed or furnished (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) Each of the financial statements of Regency included in the Regency SEC Documents (“Regency Financial Statements”) complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods presented thereby and fairly present in all material respects the consolidated financial position and operating results, equity and cash flows of Regency as of, and for the periods ended on, the respective dates thereof, subject, however, in the case of unaudited financial statements, to normal year-end audit adjustments and accruals and the absence of notes and other textual disclosures as permitted by Form 10-Q of the SEC.

(d) None of the Regency Entities has any liability, whether accrued, contingent, absolute or otherwise, except for (i) liabilities set forth on the consolidated balance sheet of Regency dated as of December 31, 2012 or the notes thereto, (ii) liabilities that have arisen since December 31, 2012 in the ordinary course of business and (iii) liabilities that would not reasonably be expected to have a Regency Material Adverse Effect.

4.10 Absence of Certain Changes. Except as set forth on Schedule 4.10 of the Regency Disclosure Schedule, as to specific matters disclosed in the Regency SEC Documents filed or furnished on or after January 1, 2012 and prior to the date hereof (excluding any disclosures included in any “risk factor” section of such Regency SEC Documents or any other disclosures in such Regency SEC Documents to the extent they are predictive or forward-looking and general in nature), or as expressly contemplated by this Agreement, since December 31, 2012, the business of the Regency Entities has been conducted in the ordinary course and in a manner consistent with past practice and there has not been:

(a) any event, occurrence or development or series of events, occurrences or developments which, individually or in the aggregate, has had, or would be reasonably expected to have, a Regency Material Adverse Effect;

(b) any declaration, setting aside or payment of any dividends on or distributions in respect of any equity interests or other securities of any Regency Entity, other than regular quarterly distributions made by Regency of available cash from operating surplus;

(c) any capital expenditures in excess of $10,000,000 in the aggregate, except (i) in accordance with the Regency capital expenditure budget included as Schedule 4.10(c) of the Regency Disclosure Schedule, (ii) as disclosed in the Regency Financial Statements or (iii) maintenance capital expenditures required on an emergency basis or for the safety of individuals or the environment;

(d) any material change to any Regency Entity’s tax methods, principles or elections;

(e) any purchase of securities or ownership interests of, or any investment in, any Person, other than ordinary course overnight investments consistent with the cash management policies of any Regency Entity; or

(f) any agreement by a Regency Entity to do any of the foregoing.

4.11 Environmental Matters. Except as to matters set forth on Schedule 4.11 of the Regency Disclosure Schedule, as to specific matters disclosed in the Regency SEC Documents filed or furnished on or after January 1, 2012 and prior to the date hereof (excluding any disclosures included in any “risk factor” section of such Regency SEC Documents or any other disclosures in such Regency SEC Documents to the extent they are predictive or forward-looking and general in nature), and for matters that would not reasonably be expected to have a Regency Material Adverse Effect:

(a) each of the Regency Entities is in compliance with all applicable Environmental Laws;

(b) each of the Regency Entities possesses all Permits required under Environmental Laws for its operations as currently conducted and is in compliance with the terms of such Permits, and such Permits are in full force and effect;

(c) none of the Regency Entities nor any of their properties or operations are subject to any pending or, to the Knowledge of the Regency Parties, threatened Proceeding arising under any Environmental Law, nor have any of the Regency Entities received any written and pending notice, order or complaint from any Governmental Authority alleging a violation of or liability arising under any Environmental Law;

(d) Regency has made available to the Contributor complete and correct copies of all material environmental site assessment reports and studies relating to the Regency Entities in its possession or control; and

(e) to the Knowledge of Regency, there has been no Release of Hazardous Substances on, at, under, to, or from any of the properties of the Regency Entities, or from or in connection with the Regency Entities’ operations in a manner that would reasonably be expected to give rise to any liability pursuant to any Environmental Law.

Except as set forth in this Section 4.11, no representations or warranties are being made (or shall be deemed to have been made) by the Regency Parties with respect to matters arising under or relating to Environmental Laws, environmental Permits, environmental Proceedings or other environmental matters.

4.12 Material Contracts.

(a) Except as set forth on Schedule 4.12(a) of the Regency Disclosure Schedule or filed with any Regency SEC Document (including by incorporation by reference) filed with the SEC on or after January 1, 2012 and prior to the date hereof, as of the Execution Date, none of the Regency Entities is a party to or bound by any Contract that:

(i) is of a type that would be required to be included as an exhibit to a Registration Statement on Form S-1 pursuant to Items 601(b)(2), (4), (9) or (10) of Regulation S-K of the SEC if such a registration statement was filed by Regency on the Execution Date;

(ii) contains any provision or covenant which materially restricts any Regency Entity or any Affiliate thereof from engaging in any lawful business activity or competing with any Person;

(iii) (A) relates to the creation, incurrence, assumption, or guarantee of any indebtedness for borrowed money by any Regency Entity or (B) creates a capitalized lease obligation (except, in the cases of clauses (A) and (B), any such Contract with an aggregate principal amount not exceeding $100,000,000);

(iv) is in respect of the formation of any partnership or joint venture or otherwise relates to the joint ownership or operation of the assets owned by any of the Regency Entities involving assets or obligations in excess of $100,000,000;

(v) includes the acquisition or sale of assets with a book value in excess of $50,000,000 (whether by merger, sale of equity interests, sale of assets or otherwise);

(vi) involves a sharing of profits, losses, costs or liabilities by any Regency Entity with any other Person other than gas processing contracts; and

(vii) otherwise involves the annual payment by or to any of the Regency Entities of more than $10,000,000 and cannot be terminated by the Regency Entities on 90 days’ or less notice without payment by the Regency Entities of any material penalty (in each case other than any contract described in Section 4.12(b)).

(b) Except as provided on Schedule 4.12(b) of the Regency Disclosure Schedule, Regency has made available to the Contributor (i) each Contract described in Section 4.12(a) and (ii) each Contract to which any of the Regency Entities is bound as of the Execution Date that relates to (A) the purchase of materials, supplies, goods, services or other assets, (B) the purchase, sale, transporting, treating, gathering, compression, processing or storing of, or gas compressing services rendered in connection with, natural gas, condensate or other liquid or gaseous hydrocarbons or the products therefrom, or the provision of services related thereto or (C) the construction of capital assets, in the cases of clauses (A), (B) and (C) that (1) provides for either (x) annual payments by or to any of the Regency Entities in excess of $10,000,000 or (y) aggregate payments by or to any of the Regency Entities in excess of $50,000,000 and (2) cannot be terminated by the applicable Regency Entity on 90 days’ or less notice without payment by the applicable Regency Entity of any material penalty (all such Contracts referred to in clauses (i) and (ii) being referred to as the “Regency Material Contracts”).

(c) Each Regency Material Contract is a valid and legally binding obligation of the applicable Regency Entity, and is in full force and effect and enforceable in accordance with its terms against such Regency Entity and, to the Knowledge of Regency, the other parties thereto, except, in each case, as enforcement may be limited by Creditors’ Rights.

(d) None of the Regency Entities nor, to the Knowledge of Regency, any other party to any Regency Material Contract is in violation, default or breach in any material respect under the terms of any Regency Material Contract and no event has occurred that with the giving of notice or the passage of time or both would constitute a violation, breach or default in any material respect by such Regency Entity or, to the Knowledge of Regency, any other party to any Regency Material Contract, or would permit termination, modification or acceleration under any Regency Material Contract.

4.13 Legal Proceedings. Other than with respect to Proceedings arising under Environmental Laws, Tax Laws or Laws regarding labor and employment which are the subject of Sections 4.11, 4.15 and 4.16, respectively, as set forth on Schedule 4.13 of the Regency Disclosure Schedule, or as to specific matters disclosed in the Regency SEC Documents filed or furnished on or after January 1, 2012 and prior to the date hereof (excluding any disclosures included in any “risk factor” section of such Regency SEC Documents or any other disclosures in such Regency SEC Documents to the extent they are predictive or forward-looking and general in nature), there are no Proceedings pending or, to the Knowledge of the Regency Parties, threatened against the Regency Entities, except such Proceedings as would not reasonably be expected to have a Regency Material Adverse Effect or to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents to which Regency is, or will be, a party or to materially impair Regency’s ability to perform its obligations under the Transaction Documents to which it is, or will be, a party.

4.14 Permits. Other than with respect to Permits issued pursuant to or required under Environmental Laws which are the subject of Section 4.11, each of the Regency Entities (a) has all Permits as are necessary to use, own and operate its assets in the manner such assets are currently used, owned and operated by such Regency Entity and (b) is currently in compliance with all Permits, except where the failure to have such Permits or non-compliance with such Permits would not reasonably be expected to have a Regency Material Adverse Effect.

4.15 Taxes.

(a) All material Tax Returns required to be filed with respect to the Regency Entities have been filed and all such Tax Returns are complete and correct in all material respects and all material Taxes due relating to the Regency Entities have been paid in full. There are no claims (other than claims being contested in good faith through appropriate Proceedings and for which adequate reserves have been made in accordance with GAAP) against any Regency Entity for any material Taxes, and no material assessment, deficiency, or adjustment has been asserted or proposed in writing with respect to any Taxes or Tax Returns of or with respect to any Regency Entity.

(b) Except as set forth on Schedule 4.15(b) of the Regency Disclosure Schedule, or as to specific matters disclosed in the Regency SEC Documents filed or furnished on or after January 1, 2012 and prior to the date hereof (excluding any disclosures included in any “risk factor” section of such Regency SEC Documents or any other disclosures in such Regency SEC Documents to the extent they are predictive or forward-looking and general in nature), no material Tax audits or Proceedings are being conducted or are pending with respect to any Regency Entity.

(c) All material Taxes required to be withheld, collected or deposited by or with respect to the Regency Entities have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant taxing authority.

(d) Except as set forth on Schedule 4.15(d) of the Regency Disclosure Schedule, there are no outstanding agreements or waivers extending the applicable statutory periods of limitation for any material Taxes associated with the ownership or operation of the assets of the Regency Entities for any period.

(e) No Regency Entity is a party to any Tax sharing agreement.

(f) No Regency Entity has engaged in a transaction that would be reportable by or with respect to any Regency Entity pursuant to Treasury Regulation § 1.6011-4 or any predecessor thereto.

(g) Each of the Regency Entities that is characterized as a partnership for federal income tax purposes and has filed a federal income tax return has in effect an election pursuant to Section 754 of the Code. For each taxable year beginning with Regency’s initial public offering, Regency is, or has been, properly classified as a partnership or an entity disregarded as separate from its owner for United States federal income tax purposes. Regency SPV is properly classified as an entity disregarded as separate from Regency for United States federal income tax purposes. Neither Regency nor Regency SPV has made an election pursuant to Treasury Regulation Section 301.7701-3(c) to be treated as an association taxable as a corporation for United States federal income tax purposes.

4.16 Employee Benefits; Employment and Labor Matters.

(a) Except as set forth on Schedule 4.16(a) of the Regency Disclosure Schedule or filed with any Regency SEC Document (including by incorporation by reference) filed with the SEC on or after January 1, 2012 and prior to the date hereof, no Regency Entity, nor any ERISA Affiliate of any Regency Entity, sponsors, maintains or contributes to, or has sponsored, maintained or contributed to within six years prior to the Closing Date any of the following:

(i) any “employee benefit plan,” as such term is defined in Section 3(3) of ERISA (including, but not limited to, employee benefit plans, such as foreign plans, which are not subject to the provisions of ERISA, but excluding any multiemployer plan within the meaning of Section 3(37) of ERISA or multiple employer plan within the meaning of Section 4063(a) of ERISA); or

(ii) any material personnel policy, equity-based plan (including, but not limited to, stock option plans, stock purchase plans, stock appreciation rights and phantom stock plans), collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan or arrangements, change in control policies or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement and each other employee benefit plan, agreement, arrangement, program, practice or understanding which is not described in Section 4.16(a)(i) (collectively, along with the plans described in Section 4.16(a)(i) above, the “Regency Benefit Plans”).

(b) True, correct and complete copies of each of the written Regency Benefit Plans sponsored, maintained or contributed to by the Regency Entities within six years prior to the

Closing Date, related trusts, insurance or group annuity contracts and each other funding or financing arrangement relating to any such Regency Benefit Plan, including all amendments thereto, have been made available to the Contributor and there has been made available to the Contributor, with respect to each such Regency Benefit Plan required to file such report and description, the most recent report on Form 5500 and the summary plan description. Additionally, the most recent determination letter or opinion letter from the Internal Revenue Service for each of such Regency Benefit Plans intended to be qualified under Section 401 of the Code, and any outstanding determination letter application for such plans has been made available to the Contributor.

(c) Except as disclosed on Schedule 4.16(c) of the Regency Disclosure Schedule and except as to matters that would not reasonably be expected to have a Regency Material Adverse Effect:

(i) each Regency Benefit Plan has been administered in compliance with its terms, the applicable provisions of ERISA, the Code and all other applicable laws and the terms of all applicable collective bargaining agreements;

(ii) there are no actions, suits or claims pending (other than routine claims for benefits) or, to the Knowledge of the Regency Entities, threatened, with respect to any Regency Benefit Plan and no Regency Benefit Plan is under audit or is subject to an investigation by the Internal Revenue Service, the Department of Labor or any other federal or state governmental agency nor, to the Knowledge of the Regency Parties, is any such audit or investigation pending;

(iii) no Regency Benefit Plan is subject to Title IV of ERISA;

(iv) all contributions and payments required to be made by any Regency Entity or an ERISA Affiliate of any Regency Entity to or under each Regency Benefit Plan have been timely made;

(v) as to any Regency Benefit Plan intended to be qualified under Section 401 of the Code, there has been no termination or partial termination of such plan within the meaning of Section 411(d)(3) of the Code; and

(vi) none of the Regency Entities or any of their ERISA Affiliates have any liability with respect to any multiemployer plan within the meaning of Section 3(37) of ERISA or multiple employer plan within the meaning of Section 4063(a) of ERISA.

(d) Except as disclosed on Schedule 4.16(d) of the Regency Disclosure Schedule, in connection with the consummation of the transactions contemplated by this Agreement, no payments have or will be made under the Regency Benefit Plans which, in the aggregate, would result in the loss of deduction or the imposition of any excise tax under Sections 280G and 4999 of the Code.

(e) Except as disclosed on Schedule 4.16(e) of the Regency Disclosure Schedule, no Regency Benefits Plan provides retiree medical or retiree life insurance benefits to any person and none of the Regency Entities is contractually or otherwise obligated (whether or not in writing) to provide any person with life insurance or medical benefits upon retirement or termination of employment, in any case other than as required by the provisions of Section 601 through 608 of ERISA and Section 4980B of the Code or otherwise as required by applicable law. Additionally, each Regency Benefits Plan which is an “employee welfare benefit plan,” as such term is defined in Section 3(1) of ERISA, may be unilaterally amended or terminated in its entirety without liability except as to benefits accrued thereunder prior to such amendment or termination.

(f) Except as would not reasonably be expected to have a Regency Material Adverse Effect, (i) each of the Regency Entities is in compliance with all applicable labor and employment Laws including, without limitation, all Laws, rules, regulations, orders, rulings, decrees, judgments and awards relating to employment discrimination, payment of wages, overtime compensation, immigration, occupational health and safety, and wrongful discharge; (ii) no action, suit, complaint, charge, arbitration, inquiry, Proceeding by or before any Governmental Authority, brought by or on behalf of any employee, prospective or former employee or labor organization or other representative of the employees or of any prospective or former employees of any of the Regency Entities is pending or, to the Knowledge of the Regency Entities, threatened against any of the Regency Entities, any present or former director or employee (including with respect to alleged sexual harassment, unfair labor practices or discrimination); and (iii) none of the Regency Entities are subject to or otherwise bound by, any material consent decree, order, or agreement with, any Governmental Authority relating to employees or former employees of any of the Regency Entities. None of the Regency Entities are a signatory party to or otherwise subject to any collective bargaining agreements, and none of the employees of the Regency Entities are represented by a labor union; and there is no labor dispute, strike, work stoppage or other labor trouble (including any organizational drive) against any of the Regency Entities pending or, to the Knowledge of the Regency Parties, threatened.

4.17 Brokers’ Fee. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Regency or its Affiliates.

4.18 Regulatory Status.

(a) Except as set forth on Schedule 4.18 of the Regency Disclosure Schedule, or for specific matters disclosed in the Regency SEC Documents filed or furnished on or after January 1, 2012 and prior to the date hereof (excluding any disclosures included in any “risk factor” section of such Regency SEC Documents or any other disclosures in such Regency SEC Documents to the extent they are predictive or forward-looking and general in nature), there are no currently effective tariffs authorized and approved by the FERC as of the date of this Agreement applicable to the Regency Entities, or currently pending material rate filings, certificate applications, or other filings that relate to any of the Regency Entities made with FERC prior to the date of this Agreement. The Regency Entities (i) have all necessary approvals from FERC to provide service to customers pursuant to the Natural Gas Act and the Natural Gas Policy Act of 1978, as amended, and (ii) have made all required FERC filings necessary to offer such service, except where failure to have any such approval or to have made any such filing would not reasonably be expected to have a Regency Material Adverse Effect.

(b) Regency is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

4.19 Intellectual Property. (a) The Regency Entities own or have the right to use pursuant to license, sublicense, agreement or otherwise all material items of Intellectual Property required in the operation of their respective businesses as presently conducted; (b) no third party has asserted in writing delivered to the Regency Entities an unresolved claim that any of the Regency Entities is infringing on the Intellectual Property of such third party; and (c) to the Knowledge of Regency, no third party is infringing on the Intellectual Property owned by the Regency Entities.

4.20 Matters Relating to Acquisition of the Contributed Interests.

(a) Regency has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Contributed Interests and is capable of bearing the economic risk of such investment. Regency is an “accredited investor” as that term is defined in Rule 501 of Regulation D (without regard to Rule 501(a)(4)) promulgated under the Securities Act. The Regency Parties are acquiring the Contributed Interests for investment for their own account and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling the Contributed Interests. Neither of the Regency Parties has any Contract or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to the Contributed Interests. The Regency Parties acknowledge and understand that (i) the acquisition of the Contributed Interests has not been registered under the Securities Act in reliance on an exemption therefrom and (ii) the Contributed Interests will, upon such acquisition, be characterized as “restricted securities” under state and federal securities laws. The Regency Parties agree that the Contributed Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of except (A) in accordance with the requirements of the SUGC Company Agreement or (B) pursuant to an effective registration statement under the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act, and in compliance with other applicable state and federal securities laws.

(b) The Regency Parties have undertaken such investigation as they have deemed necessary to enable them to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and the acquisition of the Contributed Interests. The Regency Parties have had an opportunity to ask questions and receive answers from the Contributor regarding the terms and conditions of the offering of the Contributed Interests and the business, properties, prospects, and financial condition of the Company (to the extent the Contributor possessed such information). The foregoing, however, does not modify the representations and warranties of the Contributor in Article III and such representations and warranties constitute the sole and exclusive representations and warranties of the Contributor to the Regency Parties in connection with the transactions contemplated by this Agreement.

ARTICLE V.

COVENANTS OF THE PARTIES

5.1 Conduct of the Acquired Companies’ Business.

(a) From the Execution Date through the Closing, except as permitted or required by the other terms of this Agreement, described in Schedule 5.1 to the Contributor Disclosure Schedule, or consented to or approved in writing by Regency (which shall not be unreasonably withheld, conditioned or delayed), the Contributor shall cause each of the Acquired Companies to:

(i) conduct its business and activities in the ordinary course of business consistent with past practice;

(ii) use commercially reasonable best efforts to preserve intact their goodwill and relationships with customers, suppliers and others having business dealings with them with respect thereto;

(iii) comply in all material respects with all applicable Laws relating to them;

(iv) use commercially reasonable best efforts to maintain in effect all Permits necessary to carry on its business as currently conducted; and

(v) use commercially reasonable best efforts to maintain in full force and effect without interruption its present insurance policies or comparable insurance coverage of the Acquired Companies.

(b) Without limiting the generality of Section 5.1(a), and except as described in Schedule 5.1 of the Contributor Disclosure Schedule, or consented to or approved in writing by the Regency Parties (which consent or approval shall not be unreasonably withheld, conditioned or delayed), Contributor shall cause each of the Acquired Companies not to:

(i) make any material change or amendment to its Organizational Documents;

(ii) purchase any securities or ownership interests of, or make any investment in any Person, other than ordinary course overnight investments consistent with the cash management policies of such Person;

(iii) make capital expenditures in excess of $1,000,000 in the aggregate, except as may be made in accordance with the Contributor capital expenditure budget included as Schedule 3.11(c) of the Contributor Disclosure Schedule or required on an emergency basis or for the safety of individuals or the environment;

(iv) make any material change to its Tax methods, principles or elections;

(v) repurchase, redeem or otherwise acquire any of its equity securities or partnership units or any securities convertible into or exercisable for any equity securities or partnership units;

(vi) issue, deliver, sell, pledge or dispose of, or authorize the issuance, delivery, sale, pledge or disposition of, any (A) equity securities or partnership units of any class, (B) debt securities having the right to vote on any matters on which holders of capital stock or members or partners of the same issuer may vote or (C) securities convertible into or exercisable for, or any rights, warrants, calls or options to acquire, any such securities of the Acquired Companies;

(vii) purchase or sell assets, other than purchases or sales of inventory in the ordinary course of business;

(viii) create, incur, guarantee or assume any Indebtedness for borrowed money;

(ix) enter into any joint venture or similar arrangement with a third party;

(x) (A) settle any individual claim, demand, lawsuit or state or federal regulatory proceeding for damages against an Acquired Company to the extent such settlement assesses damages in excess of $500,000 (other than any claims, demands, lawsuits or proceedings to the extent insured (net of deductibles), reserved against in the Company Financial Statements or covered by an indemnity obligation not subject to dispute or adjustment from a solvent indemnitor) or (B) settle any claims, demands, lawsuits or state or federal regulatory proceedings seeking an injunction or other equitable relief where such settlements would have or would reasonably be expected to have a Company Material Adverse Effect;

(xi) except as otherwise expressly permitted by this Section 5.1, merge with or into, or consolidate with, any other Person or acquire all or substantially all of the business or assets of any other Person;

(xii) take any action with respect to or in contemplation of any liquidation, dissolution, recapitalization, reorganization or other winding up;

(xiii) change or modify any accounting policies, except as required by applicable regulatory authorities or independent accountants;

(xiv) approve or make material modifications of the salaries, bonuses or other compensation (including incentive compensation) payable to any individual whose base salary exceeds $200,000 per annum or adopt or make any material amendment to any employee compensation, benefit or incentive plans;

(xv) modify, make any material amendment to or voluntarily terminate, prior to the expiration date thereof, any Company Material Contracts or waive any default by, or release, settle or compromise any claim against, any other party thereto, or enter into any Contract that would be a Company Material Contract;

(xvi) take any action that would prevent or materially impair the ability of the Contributor or the Acquired Companies to consummate the transactions contemplated by the Transaction Documents, including, without limitation, actions that would be reasonably likely to prevent or materially impair the receipt of any consent, registration, approval, permit or authorization that is necessary in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by the Transaction Documents;

(xvii) enter into any new hedges, swaps, collars or any other derivative contracts that hedge against the price of any commodity or interest rate; or

(xviii) contract or otherwise agree or commit to take any of the actions described above.

5.2 Conduct of Regency’s Business.

(a) From the Execution Date through the Closing, except as permitted or required by the other terms of this Agreement, described in Schedule 5.2 of the Regency Disclosure Schedule, or consented to or approved in writing by the Contributor (which shall not be unreasonably withheld, conditioned or delayed), Regency shall, and cause each of its Subsidiaries to:

(i) conduct its business and activities in the ordinary course of business consistent with past practice;

(ii) use commercially reasonable best efforts to preserve intact their goodwill and relationships with customers, suppliers and others having business dealings with them with respect thereto;

(iii) comply in all material respects with all applicable Laws relating to them;

(iv) use commercially reasonable best efforts to maintain in effect all Permits necessary to carry on its business as currently conducted; and

(v) use commercially reasonable best efforts to maintain in full force and effect without interruption its present insurance policies or comparable insurance coverage of the Regency Parties.

(b) Without limiting the generality of Section 5.2(a), and except as described in Schedule 5.2 of the Regency Disclosure Schedule, or consented to or approved in writing by the Contributor (which consent or approval shall not be unreasonably withheld, conditioned or delayed), Regency shall not, and shall cause each of its Subsidiaries not to:

(i) make any material change or amendment to its Organizational Documents;

(ii) purchase any securities or ownership interests of, or make any investment in any Person, other than (A) ordinary course overnight investments consistent with the cash management policies of such Person and (B) purchases and investments in addition to those contemplated by clause (A) not in excess of $50,000,000 in the aggregate;

(iii) make capital expenditures in excess of $50,000,000 in the aggregate, except as may be made in accordance with the Regency capital expenditure budget included as Schedule 4.10(c) of the Regency Disclosure Schedule or required on an emergency basis or for the safety of individuals or the environment;

(iv) make any material change to its Tax methods, principles or elections;

(v) except as required under its Organizational Documents, declare or pay any distributions in respect of any of its equity securities or partnership units except (A) in the case of Regency, the declaration and payment of regular quarterly cash distributions of Available Cash from Operating Surplus (each as defined in the Regency Partnership Agreement), not in excess of $0.46 per Regency Common Unit per quarter, plus any corresponding distribution on the general partner interest and Incentive Distribution Rights, (B) regular quarterly distributions of Available Cash from Operating Surplus, not in excess of $0.445 per quarter, in respect of the Regency Series A Units and (C) the declaration and payment of distributions from any direct or indirect wholly owned Subsidiary of Regency;

(vi) split, combine or reclassify any of its equity securities or partnership units or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, its equity securities or partnership units, except for any such transaction by a direct or indirect wholly owned Subsidiary of Regency that remains a direct or indirect wholly owned Subsidiary of Regency after consummation of such transaction;

(vii) repurchase, redeem or otherwise acquire any of its equity securities or partnership units or any securities convertible into or exercisable for any equity securities or partnership units other than redemptions to satisfy federal income tax withholding obligations in connection with the vesting of units under Regency’s long-term incentive plans;

(viii) except for the Acquired Units, issue, deliver, sell, pledge or dispose of, or authorize the issuance, delivery, sale, pledge or disposition of, any (A) equity securities or partnership units of any class, (B) debt securities having the right to vote on any matters on which holders of capital stock or members or partners of the same issuer may vote or (C) securities convertible into or exercisable for, or any rights, warrants, calls or options to acquire, any such securities, other than issuances (1) by a direct or indirect wholly owned Subsidiary of Regency of equity securities or partnership units to such Person’s parent or any other direct or indirect wholly owned Subsidiary of Regency and (2) pursuant to awards outstanding prior to the date of this Agreement under the Regency Benefit Plans which are reflected on Schedule 4.16(a) of the Regency Disclosure Schedule;

(ix) purchase or sell assets, other than purchases or sales of inventory in the ordinary course, with a value exceeding $50,000,000 individually or $50,000,000 in the aggregate;

(x) create, incur, guarantee or assume any Indebtedness for borrowed money exceeding $100,000,000 in the aggregate, other than any Indebtedness, all or a portion of which is incurred to finance the Cash Consideration;

(xi) enter into any joint venture or similar arrangement with a third party (other than in the ordinary course of business) involving assets or obligations in excess of $100,000,000;

(xii) (A) settle any individual claim, demand, lawsuit or state or federal regulatory proceeding for damages against the Regency Parties to the extent such settlement assesses damages in excess of $50,000,000 (other than any claims, demands, lawsuits or proceedings to the extent insured (net of deductibles), reserved against in the Regency Financial Statements or covered by an indemnity obligation not subject to dispute or adjustment from a solvent indemnitor) or (B) settle any claims, demands, lawsuits or state or federal regulatory proceedings seeking an injunction or other equitable relief where such settlements would have or would reasonably be expected to have a Regency Material Adverse Effect;

(xiii) except as otherwise expressly permitted by this Section 5.2, merge with or into, or consolidate with, any other Person or acquire all or substantially all of the business or assets of any other Person;

(xiv) take any action with respect to or in contemplation of any liquidation, dissolution, recapitalization, reorganization or other winding up;

(xv) change or modify any accounting policies, except as required by applicable regulatory authorities or independent accountants;

(xvi) approve or make material modifications of the salaries, bonuses or other compensation (including incentive compensation) payable to any individual whose base salary exceeds $200,000 per annum or adopt or make any material amendment to any employee compensation, benefit or incentive plans;

(xvii) modify, make any material amendment to or voluntarily terminate, prior to the expiration date thereof, any Regency Material Contracts or waive any default by, or release, settle or compromise any claim against, any other party thereto, or enter into any Contract that would be a Regency Material Contract;

(xviii) take any action that would prevent or materially impair the ability of the Regency Parties to consummate the transactions contemplated by the Transaction Documents, including, without limitation, actions that would be reasonably likely to prevent or materially impair the receipt of any consent, registration, approval, permit or authorization, that is necessary in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by the Transaction Documents; or

(xix) contract or otherwise agree or commit to take any of the actions described above.

(c) Notwithstanding anything in this Agreement to the contrary, nothing in this Section 5.2 shall prohibit Regency from taking any action, or approving the taking by any of its Subsidiaries of any action, if, prior to taking such action, or approving the taking of such action, Regency determines in good faith, after consultation with outside legal counsel, that failure to take such action, or to approve the taking of such action, would be reasonably likely to be inconsistent with the implied contractual covenant of good faith and fair dealing imposed on Regency or such Subsidiary in its capacity as a partner or member of any partnership, joint venture or limited liability company under applicable law.

5.3 Notice of Certain Events. Each Party (the “Notifying Party”) shall notify the other Parties promptly after the Notifying Party has knowledge of:

(a) any fact, occurrence, event, condition or development that has resulted in the inaccuracy, breach or violation of any representation or warranty, covenant or agreement contained in this Agreement made by or to be complied with by such Notifying Party at any time during the term hereof and that would reasonably be expected to cause or result in any of the conditions set forth in Article VI not to be satisfied provided, however, that no such notification shall be deemed to cure any such inaccuracy, breach or violation in such Notifying Party’s representations and warranties or covenants and agreements or in the Contributor Disclosure Schedule or the Regency Disclosure Schedule for any purpose under this Agreement and no such notification shall limit or otherwise affect the remedies available to the other Parties;

(b) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by the Transaction Documents; and

(c) any Proceedings commenced that would be reasonably expected to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents or materially impair the Notifying Party’s ability to perform its obligations under the Transaction Documents.

5.4 Access to Information.

(a) From the Execution Date until the Closing Date, the Contributor will, and will cause the Acquired Companies to, (i) give the Regency Parties and their respective Representatives reasonable access to the offices, properties, employees, and Books and Records of the Contributor and the Acquired Companies (including permitting the making of copies thereof), in each case during normal business hours to the extent relating to the Acquired Companies, their assets, operations, financial condition or business and (ii) furnish to the Regency Parties and their Representatives such financial and operating data and other information relating to the Acquired Companies as such Persons may reasonably request, subject to the Regency Parties’ and their Representatives’ compliance with applicable Law governing the use of such information. Notwithstanding the foregoing provisions of this Section 5.4(a), the Contributor shall not be required to, or to cause any of its Subsidiaries to, grant access or furnish information to the Regency Parties or any of their Representatives to the extent that such information (x) does not relate to the assets, operations, financial condition or business of the Acquired Companies, (y) is subject to an attorney/client or attorney work product privilege or (z)

that such access or the furnishing of such information is prohibited by Law or an existing contract or agreement. To the extent practicable, the Contributor shall make reasonable and appropriate substitute disclosure arrangements under circumstances in which the restrictions of clauses (y) and (z) of the preceding sentence apply to the extent such substitute arrangements are not in breach or violation of such restrictions. Any investigation pursuant to this Section 5.4(a) shall be conducted in such manner as not to interfere with the conduct of the business of the Contributor or the Acquired Companies. Notwithstanding the foregoing, none of the Regency Parties or their Representatives shall be entitled to perform any intrusive or subsurface investigation or other sampling of, on or under any of the properties of the Contributor or the Acquired Companies without the prior written consent of the Contributor, which consent may be withheld by the Contributor in its sole discretion. To the fullest extent permitted by Law, the Contributor and its Representatives and Affiliates shall (A) not be responsible or liable to the Regency Parties for personal injuries sustained by the Regency Parties’ Representatives in connection with the access provided pursuant to this Section 5.4(a) and (B) shall be indemnified and held harmless by the Regency Parties for any Losses suffered by any such Persons in connection with any such personal injuries; provided such personal injuries are not caused by the gross negligence or willful misconduct of the Contributor. The Regency Parties agree that they will not, and will cause their Representatives not to, use any information obtained pursuant to this Section 5.4(a) for any purpose unrelated to the consummation of the transactions contemplated by the Transaction Documents.

(b) From the Execution Date until the Closing Date, Regency will, and will cause each of its Subsidiaries to, (i) give the Contributor and its Representatives reasonable access to the offices, properties, employees, and Books and Records of Regency and its Subsidiaries, in each case during normal business hours and (ii) furnish to the Contributor and its Representatives such financial and operating data and other information relating to Regency and its Subsidiaries as such Persons may reasonably request, subject to the Contributor’s and its Representatives’ compliance with applicable Law governing the use of such information. Notwithstanding the foregoing provisions of this Section 5.4(b), Regency shall not be required to, or to cause any of its Subsidiaries to, grant access or furnish information to the Contributor or any of its Representatives to the extent that such information (x) does not relate to the assets, operation, financial condition or business of Regency and its Subsidiaries, (y) is subject to an attorney/client or attorney work product privilege or (z) that such access or the furnishing of such information is prohibited by Law or an existing contract or agreement. To the extent practicable, Regency shall make reasonable and appropriate substitute disclosure arrangements under circumstances in which the restrictions of clauses (y) and (z) of the preceding sentence apply to the extent such substitute arrangements are not in breach or violation of such restrictions. Any investigation pursuant to this Section 5.4(b) shall be conducted in such manner as not to interfere with the conduct of the business of Regency or its Subsidiaries. Notwithstanding the foregoing, the Contributor shall not be entitled to perform any intrusive or subsurface investigation or other sampling of, on or under any of the properties of Regency or its Subsidiaries without the prior written consent of Regency, which consent may be withheld by Regency in its sole discretion. To the fullest extent permitted by Law, Regency and its Representatives and Affiliates shall (A) not be responsible or liable to the Contributor for personal injuries sustained by the Contributor’s Representatives in connection with the access provided pursuant to this Section 5.4(b) and (B) shall be indemnified and held harmless by the Contributor for any Losses suffered by any such Persons in connection with any such personal injuries; provided such personal injuries are not caused by the gross negligence or willful misconduct of Regency. The Contributor agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 5.4(b) for any purpose unrelated to the consummation of the transactions contemplated by the Transaction Documents.

5.5 Governmental Approvals; Third Party Consents.

(a) The Parties will cooperate with each other and use commercially reasonable best efforts to obtain from any Governmental Authorities, including the FCC, any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained and to make any filings with or notifications or submissions to any Governmental Authority that are necessary in order to consummate the transactions contemplated by the Transaction Documents and shall diligently and expeditiously prosecute, and shall cooperate fully with each other in the prosecution of, such matters.

(b) Without limiting Section 5.5(a), as soon as practicable following the Execution Date, but in no event later than ten (10) Business Days following the Execution Date, the Parties shall make such filings as may be required by the HSR Act with respect to the transactions contemplated by the Transaction Documents, which filings shall include a request for early termination of any applicable waiting period. Thereafter, the Parties shall file as promptly as practicable all reports or other documents required or requested by the U.S. Federal Trade Commission or the U.S. Department of Justice pursuant to the HSR Act or otherwise including requests for additional information concerning such transactions, so that the waiting period specified in the HSR Act will expire or be terminated as soon as reasonably possible after the Execution Date. Each Party shall cause their respective counsel to furnish each other Party such necessary information and reasonable assistance as such other Party may reasonably request in connection with the Parties’ preparation of necessary filings or submissions under the provisions of the HSR Act. Each Party shall cause their counsel to supply to each other Party copies of the date stamped receipt copy of the cover letters delivering the filings or submissions required under the HSR Act to any Governmental Authority. Regency and Contributor shall each pay one-half of the statutory filing fee associated with filings under the HSR Act.

(c) The Parties agree to cooperate with each other and use commercially reasonable best efforts to contest and resist, any Proceeding, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) of any Governmental Authority that is in effect and that restricts, prevents or prohibits the consummation of the transactions contemplated by the Transaction Documents.

(d) Each of the Parties will use its commercially reasonable best efforts and act diligently to obtain, and to assist the other Parties to obtain, all necessary third party consents, approvals and waivers required to be obtained by it in order to consummate the transactions contemplated by the Transaction Documents in a timely manner, including all third party consents, approvals and waivers listed on Schedule 6.2(c) and Schedule 6.3(c).

5.6 Legends. If the Contributed Interests are certificated, the Regency Parties agree to the imprinting, so long as the restrictions described in the legend are applicable, of the following legend on any certificates evidencing all or any portion of the Contributed Interests:

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND ARE SUBJECT TO THE TERMS OF THE LIMITED LIABILITY COMPANY AGREEMENT OF SOUTHERN UNION GATHERING COMPANY, LLC (THE “COMPANY AGREEMENT”). ACCORDINGLY, THEY MAY NOT BE OFFERED OR SOLD EXCEPT (A) IN ACCORDANCE WITH THE TERMS OF THE COMPANY AGREEMENT AND (B) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN COMPLIANCE WITH OTHER APPLICABLE FEDERAL AND STATE SECURITIES LAWS.

5.7 Expenses. All costs and expenses incurred by the Contributor in connection with the Transaction Documents and the transactions contemplated thereby shall be paid by the Contributor and all costs and expenses incurred by the Regency Parties in connection with the Transaction Documents and the transactions contemplated thereby shall be paid by the Regency Parties; provided, however, that if any action at law or equity is necessary to enforce or interpret the terms of the Transaction Documents, the prevailing Party shall be entitled to reasonable attorneys’ fees and expenses in addition to any other relief to which such Party may be entitled.

5.8 Further Assurances. Subject to the terms and conditions of this Agreement, each of the Parties shall use its commercially reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the transactions contemplated by the Transaction Documents. Without limiting the generality of the foregoing, each Party will use its commercially reasonable best efforts to obtain timely all authorizations, consents and approvals of all third parties necessary in connection with the consummation of the transactions contemplated by this Agreement prior to the Closing. The Parties will coordinate and cooperate with each other in exchanging such information and assistance as any of the Parties hereto may reasonably request in connection with the foregoing.

5.9 Guarantee. From and after the Closing, Holdco hereby agrees to guarantee the full and prompt payment when due of the indemnification obligations of the Contributor pursuant to Section 8.1 (subject to all applicable limitations under this Agreement). The guarantee provided by Holdco under this Section 5.9 shall be a guarantee of payment and not of performance or collection. Holdco is executing this Agreement for the sole purposes of agreeing to this Section 5.9 and Section 5.16.

5.10 Public Statements. The Parties shall consult with each other prior to issuing any public announcement, statement or other disclosure with respect to the Transaction Documents or the transactions contemplated thereby and none of the Contributor and its Affiliates, on one hand, nor the Regency Parties and their respective Affiliates, on the other hand, shall issue any such public announcement, statement or other disclosure without having first notified the Regency Parties on one hand or the Contributor on the other; provided, however, that any of the Contributor and its Affiliates, on one hand, and any of the Regency Parties and their respective Affiliates, on the other, may make any public disclosure without first so consulting with or notifying the other Party or Parties if such disclosing party believes that it is required to do so by Law or by any applicable stock exchange listing requirement or trading agreement concerning the publicly traded securities of the Contributor or any of its Affiliates, on one hand, or the Regency Parties or any of their respective Affiliates, on the other.

5.11 Regency Common Units and Class F Common Units. The Contributor agrees to the imprinting, so long as the restrictions described in the legend are applicable, of the following legend on any certificates evidencing all or any portion of the Acquired Units:

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND ARE SUBJECT TO THE TERMS OF THE AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT OF REGENCY ENERGY PARTNERS LP. THE HOLDER OF THESE SECURITIES ACKNOWLEDGES FOR THE BENEFIT OF REGENCY ENERGY PARTNERS LP THAT THESE SECURITIES MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IF SUCH TRANSFER WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF REGENCY ENERGY PARTNERS LP UNDER THE LAWS OF THE STATE OF DELAWARE, OR (C) CAUSE REGENCY ENERGY PARTNERS LP TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). REGENCY GP LP, THE GENERAL PARTNER OF REGENCY ENERGY PARTNERS LP, MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THESE SECURITIES IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY TO AVOID A SIGNIFICANT RISK OF REGENCY ENERGY PARTNERS LP BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THESE SECURITIES ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THESE SECURITIES ARE LISTED OR ADMITTED TO TRADING.

5.12 Tax Matters.

(a) Filing Tax Returns. The Contributor will file or cause to be filed all Tax Returns of the Acquired Companies that are required to be filed (after taking into account extensions) on or prior to the Closing Date and will prepare or cause to be prepared such Tax Returns in a manner consistent with past practice unless otherwise required by Law. Regency shall file or cause to be filed all Tax Returns of the Acquired Companies for all (A) taxable years ending on or prior to the Closing Date that are filed after the Closing Date, (B) taxable years beginning prior to the Closing Date and ending after the Closing Date and (C) taxable years beginning after the Closing Date. With respect to Tax Returns described in clauses (A) and (B) of the preceding sentence, Regency shall cause such Tax Returns to be prepared in a manner consistent with past practice unless otherwise required by Law.

(b) Cooperation. Each of the Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation or other Proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information relevant to any such audit, litigation or other Proceeding, including without limitation, copies of relevant Tax Returns or portions thereof and other documents relating to any matters disclosed in Schedules 3.16 and 4.15 of the Disclosure Schedule, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(c) Transfer Taxes. All sales, use, transfer, stamp, recording and similar Taxes and fees (including any penalties and interest) imposed on the contribution of the Contributed Interests pursuant to this Agreement shall be paid equally by the Contributor (on the one hand) and the Regency Parties (on the other hand) when due. For the avoidance of doubt, any income Taxes resulting from the contribution of the Contributed Interests pursuant to this Agreement shall be paid by Contributor.

5.13 Books and Records; Financial Statements.

(a) The Contributor and Regency shall provide the other party access to their Books and Records relating to the Acquired Companies and Regency Entities to the extent reasonably necessary to enable the parties to prepare financial statements of the Acquired Companies and Regency Entities and such other financial statements of the Contributor, Regency and their respective Affiliates in such forms and covering such periods as may be required by any applicable securities laws to be filed with the SEC by the Contributor, Regency or their respective Affiliates as a result of the transactions contemplated by this Agreement. The Contributor and Regency shall use commercially reasonable best efforts to cause their respective Audit Firm to provide any consent necessary to the filing of such financial statements with the SEC, to provide such customary representation letters as are necessary in connection therewith and to participate in customary due diligence conference calls or other inquiries in connection with financings.

(b) The Contributor and Regency hereby consent to the inclusion or incorporation by reference of the financial statements of the Acquired Companies and Regency Entities in any registration statement, report or other filing of the Contributor, Regency or any of their respective Affiliates as to which the Contributor, Regency or any of their respective Affiliates reasonably determines that such financial statements are required to be included or incorporated by reference to satisfy any rule or regulation of the SEC or to satisfy relevant disclosure obligations under the Securities Act or the Exchange Act. The Contributor and Regency shall use commercially reasonable best efforts to cause their respective Audit Firm to consent to the inclusion or incorporation by reference of its audit opinion with respect to any of the financial statements of the Acquired Companies and Regency Parties in any such registration statement, report or other filing of the Contributor, Regency or any of their respective Affiliates, and the

Contributor and Regency shall cause representation letters, in form and substance reasonably satisfactory to their respective Audit Firm, to be executed and delivered to their respective Audit Firm in connection with obtaining any such consents from their respective Audit Firms.

(c) The Contributor and Regency shall cooperate with the other party in connection with the preparation of any pro forma financial statements of the Contributor, Regency or any of their respective Affiliates that are derived in part from the financial statements of the Contributor or Regency that the Contributor, Regency or their respective Affiliates reasonably determines are required to be included or incorporated by reference in any registration statement, report or other filing of the Contributor, Regency or any of their respective Affiliates to satisfy any rule or regulation of the SEC or to satisfy relevant disclosure obligations under the Securities Act or the Exchange Act.

(d) Each of the Contributor and Regency shall provide access to its Books and Records as may be reasonably necessary for the Contributor, Regency or any of their respective Affiliates, or any of their respective advisors or Representatives, to conduct customary due diligence with respect to the financial statements of the Contributor and Regency in connection with any offering of securities by the Contributor, Regency or any of their respective Affiliates, or to enable an accounting firm to prepare and deliver a customary comfort letter with respect to financial information relating to the Contributor or Regency.

(e) Except as described on Schedule 5.13(e) of the Contributor Disclosure Schedule, on or prior to the Closing Date, the Contributor shall cause (i) all intercompany agreements and arrangements (including all cost-sharing and service agreements, loans, debentures, letters of credit and guarantees) between the Contributor and/or its Affiliates (provided that for purposes of this Section 5.13(e) the Acquired Companies shall not constitute Affiliates of the Contributor), on the one hand, and the Acquired Companies, on the other hand, to be terminated; and (ii) all intercompany accounts and liabilities (including any open balances), between the Contributor and/or its Affiliates, on the one hand, and the Acquired Companies, on the other hand, payable under such intercompany agreements and arrangements to be terminated pursuant to this Section 5.13(e).

5.14 Updating Schedules. Prior to the Closing Date, the Contributor and the Regency Parties shall have the right from time to time to supplement or amend the Contributor Disclosure Schedule and the Regency Disclosure Schedule, respectively, including by the addition of new schedules with respect to any representations and warranties of the Contributor or the Regency Parties in this Agreement for which no schedule was provided as of the date hereof, with respect to any matter arising or discovered after the date of this Agreement which matter, if existing or known as of the date hereof, would have been set forth in such Party’s Disclosure Schedule; provided that for purposes of Section 6.2(a) and 6.3(a), any such supplement or amendment to the Contributor Disclosure Schedule or the Regency Disclosure Schedule shall not be deemed to have been disclosed in the Contributor Disclosure Schedule or the Regency Disclosure Schedule unless agreed to in writing by the other Party. For purposes of the rights and obligations of the parties hereunder, upon the occurrence of the Closing, any amendments or supplements to the Contributor Disclosure Schedule or the Regency Disclosure Schedule shall become part of the Contributor Disclosure Schedule or the Regency Disclosure Schedule, as applicable, and part of this Agreement.

5.15 Risk of Loss. If any loss, damage, impairment, confiscation or condemnation of any of the assets or properties of the Acquired Companies from any cause whatsoever occurs on or prior to Closing, the Contributor shall apply the proceeds of any insurance policy, judgment or award with respect thereto to repair, replace or restore the assets or properties of the Acquired Companies as soon as possible (whether before, on or after Closing) to their prior condition. In the event (“Material Casualty Event”) of any damage or destruction to the assets or properties of the Acquired Companies that would result in the nonsatisfaction of a condition precedent to the Regency Parties’ obligation to consummate this Agreement, the Regency Parties, at their option, may either terminate this Agreement or proceed to close this Agreement on the Closing Date, in which event the Contributor shall pay or assign to the Regency Parties (together with the amount of any deductible or self-insured retention) the proceeds from any insurance policies covering the assets or properties subject to the Material Casualty Event to the extent such proceeds are received by or payable to the Contributor and have not been used in or committed to the restoration or replacement of the assets or properties subject to the Material Casualty Event as of the Closing Date. This Section 5.15 will provide the exclusive remedy for each of the Parties for any and all claims relating (directly or indirectly) to any Material Casualty Event.

5.16 Non-Compete

(a) During the three (3) year period following the Closing Date, Contributor shall not, and shall cause the Contributor’s Affiliates not to, directly or indirectly, in any of the geographic areas identified on Schedule 5.16 (each, a “Restricted Area”): (i) acquire, own any interest in, control, or operate a natural gas gathering, treating, processing, compression or storage system (a “Competing Business”) or (ii) for the purpose of conducting or engaging in a Competing Business, call upon, solicit, advise or otherwise do, or attempt to do, business with any clients, suppliers, customers or accounts relating to the business of the Acquired Companies. The preceding sentence shall not apply in the case of Contributor’s or any of Contributor’s Affiliate’s acquisition, directly or indirectly, of an entity or a business (the “Acquisition Target”) that includes a Competing Business in the event that (A) Contributor or Contributor’s Affiliate makes an Offer (as defined herein) and complies fully with the provisions of Section 5.16(b) or (B) Contributor makes a good faith determination that the portion of such Acquisition Target constituting the Competing Business is not commercially reasonably separable from the Acquisition Target, taken as a whole, and the Competing Business constitutes less than 15% of the Acquisition Target’s assets or operations;

(b) (i) If Contributor or any of Contributor’s Affiliates acquires an Acquisition Target that includes a Competing Business subject to the noncompetition provisions of Section 5.16(a), then not later than six (6) months after the consummation of the acquisition by Contributor or any of Contributor’s Affiliates of the Acquisition Target that includes such Competing Business, Contributor shall notify Regency in writing of such acquisition and offer Regency the opportunity to purchase such Competing Business in accordance with this Section 5.16(b) (the “Offer”). The Offer shall set forth preliminary terms relating to the sale and purchase of the Competing Business. As soon as practicable, but in any event within sixty (60) days after receipt of the Offer, Regency shall notify Contributor in writing that either (A) Regency has elected, with the approval of the Regency Conflicts Committee, not to purchase the Competing Business, in which event Contributor or Contributor’s Affiliates, as applicable, shall be forever free to continue to own or operate such Competing Business, or (B) Regency has elected to negotiate the purchase of the Competing Business, in which event the procedures outlined in this Section 5.16(b)(ii) and (iii) shall apply. In the event that Regency fails to deliver a written notice pursuant to Section 5.16(b)(i)(A) or (B) within sixty days after receipt of the Offer or after giving such written notice fails to consummate the purchase of the Competing Business, Regency shall be deemed to have elected not to purchase the Competing Business with the approval of the Regency Conflicts Committee, and Contributor or Contributor’s Affiliates, as applicable, shall be forever free to continue to own or operate such Competing Business.

(ii) If Contributor or Contributor’s Affiliates, as applicable, and Regency (with the concurrence of the Regency Conflicts Committee) are able to agree on the fair market value of the Competing Business that is subject to the Offer and the other terms of a definitive agreement within sixty (60) days after Contributor’s receipt of Regency’s election to negotiate the purchase of the Competing Business, Regency shall purchase the Competing Business for the agreed upon fair market value and other terms as soon as commercially practicable after such definitive agreement has been reached.

(iii) If Contributor or Contributor’s Affiliates, as applicable, and Regency are unable to agree on the fair market value of the Competing Business or the other terms of a definitive agreement within sixty (60) days after Contributor’s receipt of Regency’s election to negotiate the purchase of the Competing Business, Contributor and Regency will engage a mutually agreed upon, nationally recognized investment banking firm to determine the fair market value of the Competing Business and/or the other terms on which Contributor and Regency are unable to agree. Such investment banking firm will determine the fair market value of the Competing Business and/or the other terms on which Contributor and Regency are unable to agree within thirty (30) days of its engagement and furnish Contributor and Regency its determination. Once the investment banking firm has submitted its determination of the fair market value of the Competing Business and/or the other terms on which Contributor and Regency are unable to agree, Regency will have the right, but not the obligation, subject to the approval of the Regency Conflicts Committee, to purchase the Competing Business that is subject to the Offer on the agreed-upon terms and as otherwise determined by the investment banking firm. If Regency elects to purchase the Competing Business, then it shall purchase, and Contributor shall sell (or cause Contributor’s Affiliates to sell, if applicable) the Competing Business on the agreed-upon terms and as otherwise determined by the investment banking firm as soon as commercially practicable after such determination and the fees of the investment banking firm will be split equally between Contributor and Regency. If Regency fails to elect to purchase the Competing Business within fifteen (15) days of the receipt of such terms from the investment banking firm, (i) Regency will be deemed to have elected, with the approval of the Regency Conflicts Committee, not to purchase the Competing business, (ii) the fees of the investment banking firm will be paid solely by Regency and (iii) Contributor or Contributor’s Affiliates, as applicable, shall be forever free to continue to own or operate such Competing Business.

(c) In the event that the covenants in this Section 5.16 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great of time or over too great a geographical area or by reason of its being too extensive in any other respect, they shall be interpreted to extend only over the maximum period of time for which they may be enforceable and/or over the maximum geographical area as to which they may be enforceable and/or to the maximum extent in all other respects as to which they may be enforceable, all as determined by such court in such action.

(d) Contributor acknowledges that a breach of the covenants contained in this Section 5.16 will cause irreparable damage to the Regency Parties, the Company, their Subsidiaries or their businesses, the exact amount which will be difficult to ascertain, and that remedies at law for any such breach will be inadequate. Accordingly, Contributor agrees that if it, its Subsidiaries or Affiliates breach any of the covenants contained in this Section 5.16, in addition to any other remedy which may be available at law or in equity, Regency shall be entitled to specific performance and injunctive relief, without posting a bond or any other security.

(e) Each of ETE, ETP and Holdco severally agrees (and agrees to cause its respective Affiliates) to comply with the terms and conditions of this Section 5.16. Each of ETE and ETP is executing this Agreement for the sole purposes of agreeing to this Section 5.16 and Section 5.20. Holdco is executing this Agreement for the sole purposes of agreeing to this Section 5.16 and Section 5.9.

5.17 Hedges. Contributor shall terminate on or prior to Closing any hedges, swaps, collars or any other derivative contracts that hedge against the price of any commodity or interest rate with respect to the Acquired Companies.

5.18 Employee Matters.

(a) Following the date hereof and prior to the Closing Date, Regency shall, or shall cause the Acquired Companies or another Affiliate of Regency to offer to employ as a direct employee of Regency, the Acquired Companies or another Affiliate of Regency each employee of Contributor (i) who is assigned to, and devotes substantially all of his or her time to, providing services to the Acquired Companies, each of whom shall be identified by Contributor in a list to be provided to Regency within thirty (30) days after the Execution Date (collectively, the “Dedicated Employees”), which list shall include the name, title, business location and annual compensation of each Dedicated Employee, (ii) who devotes some, but less than substantially all, of his or her time to providing services to the Acquired Companies, each of whom Contributor and Regency shall identify by mutual agreement prior to the Closing Date (collectively, the “Shared Employees”), and (iii) who, without regard to whether he or she is a Dedicated Employee or a Shared Employee, is listed in Schedule 5.18(a)(iii) of the Contributor Disclosure Schedule (collectively, the “Listed Employees”, and together with the Dedicated Employees and Shared Employees, the “Offered Employees”). Such offers shall be for employment with substantially the same title and position, and with (i) a base pay or salary rate at least equal to the base pay or salary rate as in effect with respect to each such Offered Employee immediately prior to the Closing Date and (ii) bonus opportunities and employee benefits no less favorable in the aggregate than the bonus opportunities and employee benefits offered or provided to similarly situated employees of Regency and its Affiliates. Both the offers from Regency or its Affiliates and any acceptances thereof by the Offered Employees shall be contingent upon the consummation of the transaction contemplated in this Agreement and effective upon the Closing Date. Offered Employees who accept such offers of employment from Regency or its Affiliates are referred to herein as “Transferred Employees.” Such employment of Transferred Employees as direct employees of Regency, the Acquired Companies or another Affiliate of Regency (as applicable) shall commence effective as of the Closing Date.

(b) For a period of at least 12 months following the Closing Date, Regency shall, or shall cause the Acquired Companies or another Affiliate of Regency to, provide each Transferred Employee with (i) a base pay or salary rate at least equal to the base pay or salary rate as in effect with respect to such Transferred Employee immediately prior to the Closing Date and (ii) bonus opportunities and employee benefits no less favorable in the aggregate than the bonus opportunities and employee benefits offered or provided to similarly situated employees of Regency and its Affiliates. The Transferred Employees shall receive credit for all periods of employment and/or service with Contributor and its Affiliates prior to the Closing Date for purposes of eligibility, vesting and benefit accrual under all plans, programs and arrangements made available to such Transferred Employees, except for purposes of benefit accruals under defined benefit pension plans unless required by Applicable Law. For the calendar year in which the Closing Date occurs, each Transferred Employee will accrue an amount of vacation time equal to that which a similarly situated employee of Regency and its Affiliates (with tenure that includes all of such Transferred Employee’s periods of employment and/or service with Contributor and its Affiliates prior to the Closing Date) would accrue under the policies of Regency and its Affiliates.

(c) Regency shall be responsible for all continuation coverage under Section 601 et seq. of ERISA (“COBRA Obligations”) and any state continuation coverage requirements accrued after the Closing Date with respect to the Transferred Employees and their beneficiaries, provided such Transferred Employees enroll in a group health plan sponsored by Regency or one of its Affiliates. Contributor agrees that it shall retain responsibility for COBRA Obligations to all employees and their beneficiaries who are not Transferred Employees for whom a “qualifying event” under COBRA occurs or has occurred.

(d) Regency shall not assume or otherwise be responsible for any liability, claim, loss, severance, bonus or benefit accrued or owed under any Company Benefit Plan or otherwise with respect to any employee that (1) does not become a Transferred Employee, irrespective of the date of accrual of such liability, or (2) becomes a Transferred Employee, only to the extent such liability, claim, loss, severance, bonus or benefit has accrued on or prior to the Closing Date. Contributor and not Regency shall be responsible for any severance payments that become due under any Company Benefit Plan of Contributor or its Affiliates to an employee whose employment with Contributor or its Affiliates is terminated in conjunction with the transaction contemplated in this Agreement either because (1) the employee is not an Offered Employee and, as such, does not receive an offer of employment from Regency the Acquired Companies or another Affiliate of Regency or (2) the Offered Employee receives an offer of employment from Regency, the Acquired Companies or another Affiliate of Regency, but elects not to accept such offer.

(e) In the event that any Transferred Employee is required to forfeit equity in Contributor or one of Contributor’s Affiliates in order to accept an offer of employment from Regency, Regency shall use commercially reasonable best efforts to ensure that such Transferred Employee(s), receives equity in Regency or one of its Affiliates of substantially equal value.

(f) Nothing herein express or implied by this Agreement shall (i) confer upon any employee, including but not limited to any Offered Employee or Transferred Employee, or legal representative thereof, any rights or remedies, including any right to employment or benefits for any specified period, of any nature or kind whatsoever, under or by reason of this Agreement, or (ii) be deemed to amend any employee benefit plan of Contributor, Regency or any of their Affiliates.

5.19 Use of the Company’s Names and Marks.

(a) With respect to the phase-out of the use of the Company’s Names and Marks, the Regency Parties agree as follows: (i) as soon as practicable following the Closing, but in no event later than ten Business Days after Closing, Regency shall, and after the Closing shall cause the Acquired Companies to, change the names of the Acquired Companies to a name that does not include any of Company’s Names and Marks or comprise any colorable imitations thereof; and (ii) as soon as practicable following the Closing, but in no event later than 90 days after Closing, Regency shall, and after the Closing shall cause the Acquired Companies to, cease and permanently discontinue any and all uses of any of the Company’s Names and Marks and any colorable imitations thereof, and remove or cover all of the Company’s Names and Marks from or on, or destroy, any publications, signage, corporate letterhead, invoices, stationery, business cards, marketing materials, website content or other materials in the Company’s possession or under its control bearing any of the Company’s Names and Marks (other than any existing correspondence, files, contracts and other similar instruments and any Books and Records that bear the Company’s Names or Marks), and provide Contributor with written confirmation thereof. Notwithstanding the foregoing, Regency shall have a period of up to twelve (12) months from the Closing to cause the Acquired Companies to permanently remove the Company’s Names and Marks from pipeline markers on the assets of the Acquired Companies.

(b) In no event shall Regency or any of its Affiliates (including, after Closing, the Acquired Companies) use any of the Company’s Names and Marks after Closing in any manner or for any purpose different from the use of such of the Company’s Names and Marks by the Acquired Companies preceding the Closing, and none of them shall affix or include any of the Company’s Names and Marks, or any colorable imitations thereof, on any publications, signage, corporate letterhead, invoices, stationery, business cards, marketing materials, website content or other materials that are created or produced after the Closing.

(c) Regency expressly acknowledges and confirms that Contributor is not transferring or assigning, and Regency shall not receive, any right, title or interest in or to the Company’s Names and Marks, except the limited right to use for the sole purpose of permitting Regency to complete the phase-out in strict compliance with this Section 5.19. Furthermore, all use of the Company’s Names and Marks hereunder during the phase-out period shall be at all times subject to Contributor’s direction and control and any and all use thereof by Regency or the Acquired Companies hereunder shall inure to the exclusive benefit of Contributor, and Buyer shall, and after the Closing shall cause the Acquired Companies to, comply with Contributor’s instructions and direction at all times.

5.20 Shared Services. The Parties will cooperate in good faith to negotiate, on mutually agreed upon terms, definitive documentation regarding items listed on Exhibit F.

5.21 Release from Credit Support Instruments. Regency shall use commercially reasonable best efforts to, and shall cause its Affiliates to use commercially reasonable best efforts to, secure the unconditional release, as of the Closing Date, of Contributor and its Affiliates from the credit support instruments set forth in Schedule 5.21 to the extent, but only to the extent, that such instruments provide credit support to any of the Acquired Companies (the “Acquired Companies Credit Support”), including effecting such release by providing guarantees or other credit support for obligations of the Acquired Companies, and Regency shall use commercially reasonable best efforts to, and shall cause its Affiliates to use commercially reasonable best efforts to, be substituted in all respects for Contributor and each of its Affiliates that provide the Acquired Companies Credit Support, so that Regency shall be solely responsible for the obligations of such Acquired Companies Credit Support. Contributor shall use its commercially reasonable best efforts to assist Regency in its efforts to secure the release of the Acquired Companies Credit Support; provided that Regency’s failure to effect any such release by providing guarantees or other credit support for obligations of the Acquired Companies shall relieve Contributor from its duty to assist Regency in such efforts with respect to any such release. To the extent Regency is unable to obtain release for any Acquired Companies Credit Support as of the Closing, Regency shall indemnify Contributor and its Affiliates for any and all Losses arising from or relating to the Acquired Companies Credit Support Instruments arising after the Closing Date. In the event that any Acquired Companies Credit Support has not been terminated and Contributor or any of its Affiliates has not been released as of the Closing Date, Contributor and/or such Affiliate shall be permitted to terminate such Acquired Companies Credit Support as promptly as possible under the terms of each applicable credit support instrument.

5.22 Delivery of Audited 2012 Financial Statements. Contributor shall deliver to Regency as soon as reasonably practicable but no later than March 31, 2013 true and complete copies of audited consolidated balance sheets of the Acquired Companies as of December 31, 2012 and the related audited statements of operations, changes in parent equity and cash flows for the year ended December 31, 2012 (collectively, the “Audited 2012 Financial Statements”). Between the Execution Date and the Closing Date, Contributor shall deliver to Regency as soon as reasonably practicable after the end of each fiscal quarter (but no later than forty (40) days after the end of each fiscal quarter) of the Acquired Companies unaudited consolidated balance sheets of the Acquired Companies as of the end of each such quarter and the related unaudited statements of operations, changes in parent equity and cash flows for the period then ended, in each case with SAS 100 reviews by the appropriate Audit Firm.

5.23 Contributor Capital Expenditure Budget. No later than five (5) days prior to the end of each calendar quarter between the Execution Date and the Closing Date, Contributor shall deliver to the Regency Parties a detailed capital expenditure budget for the following calendar quarter in a form substantially similar to the information with respect to the first calendar quarter of 2013 that is contained in Schedule 3.11(c) of the Contributor Disclosure Schedules.

ARTICLE VI.

CONDITIONS TO CLOSING

6.1 Conditions to Obligations of Each Party. The respective obligation of each Party to consummate the Closing is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any one or more of which may be waived in writing, in whole or in part, as to a Party by such Party (in such Party’s sole discretion):

(a) Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed under the HSR Act or set forth on Schedule 6.1(a) shall have been obtained or made, in each case without any material limitations or conditions.

(b) Governmental Restraints. No order, decree or injunction of any Governmental Authority shall be in effect, and no Law shall have been enacted or adopted that enjoins, prohibits or makes illegal the consummation of the transactions contemplated by the Transaction Documents and no Proceeding by any Governmental Authority with respect to the transactions contemplated by the Transaction Documents shall be pending that seeks to restrain, enjoin, prevent, prohibit or delay the transactions contemplated by the Transaction Documents or that would cause any of such transactions to be rescinded.

6.2 Conditions to Obligations of the Regency Parties. The obligation of the Regency Parties to consummate the Closing is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any one or more of which may be waived in writing, in whole or in part, by the Regency Parties (in the Regency Parties’ sole discretion):

(a) Representations and Warranties of the Contributor. The representations and warranties of the Contributor (i) in Article III (other than those contained in Sections 3.5 and 3.6) shall be true and correct in all respects as of the Closing Date as if remade on the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct in all respects as of such specific date) (in each case, without giving effect to any limitation as to “materiality,” “Company Material Adverse Effect” or threshold amount set forth therein), with only such failures to be so true and correct as do not, and would not reasonably be expected to have, a Company Material Adverse Effect and (ii) in Sections 3.5 and 3.6 shall be true and correct in all material respects as of the Closing Date as if remade on the Closing Date (except for representations and warranties contained therein made as of a specific date, which shall be true and correct in all material respects as of such specific date).

(b) Performance. The Contributor shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Contributor on or prior to the Closing Date.

(c) Required Consents of the Regency Parties. The consents, approvals and waivers set forth on Schedule 6.2(c) shall have been obtained, in each case without any material limitations or conditions.

(d) Closing Certificate. The Regency Parties shall have received a certificate, dated as of the Closing Date, signed by a Responsible Officer of the Contributor certifying that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

(e) Termination of Intercompany Arrangements. All intercompany agreements and arrangements required by Section 5.13(e) to have been terminated shall have been terminated, and all intercompany accounts and liabilities required by Section 5.13(e) to have been settled shall have been settled in full.

(f) Delivery of Audited 2012 Financial Statements and any Other Quarterly Financial Statements. The Regency Parties shall have received the Audited 2012 Financial Statements and any other financial statements of the Acquired Companies that are required under Section 5.22 to be delivered to the Regency Parties on or prior to the Closing Date.

(g) JAL No. 3 Compression Plant. The gears contained in the gear box that drives the second and third stage compression bundle in the GE Frame No. 5 turbine at the JAL No. 3 compression plant facility shall have been repaired and continuously operating under normal conditions within expected performance standards for a period of not less than eight (8) consecutive days.

(h) Closing Deliverables. The Contributor shall have delivered or caused to be delivered all of the closing deliveries set forth in Section 2.4(b) and in the other Transaction Documents.

6.3 Conditions to Obligations of the Contributor. The obligation of the Contributor to consummate the Closing is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any one or more of which may be waived in writing, in whole or in part, by the Contributor (in the Contributor’s sole discretion):

(a) Representations and Warranties of Regency Parties. The representations and warranties of the Regency Parties (i) in Article IV (other than those contained in Section 4.5) shall be true and correct in all respects as of the Closing Date as if remade on the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct in all respects as of such specific date) (in each case, without giving effect to any limitation as to “materiality,” “Regency Material Adverse Effect” or threshold amount set forth therein), with only such failures to be so true and correct as do not, and would not reasonably be expected to have, individually or in the aggregate, a Regency Material Adverse Effect and (ii) in Section 4.5 shall be true and correct in all material respects as of the Closing Date as if remade on the Closing Date (except for representations and warranties contained therein made as of a specific date, which shall be true and correct in all material respects as of such specific date).

(b) Performance. The Regency Parties shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Regency Parties on or prior to the Closing Date.

(c) Required Consents of the Contributor. The consents, approvals and waivers set forth on Schedule 6.3(c) shall have been obtained, in each case without any material limitations or conditions.

(d) Closing Certificate. The Contributor shall have received a certificate, dated as of the Closing Date, signed by a Responsible Officer of Regency certifying that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

(e) Closing Deliverables. The Regency Parties shall have delivered or caused to be delivered all of the closing deliveries set forth in Section 2.4(a) and in the other Transaction Documents.

ARTICLE VII.

TERMINATION RIGHTS

7.1 Termination Rights. This Agreement may be terminated at any time prior to the Closing as follows:

(a) By mutual written consent of the Parties;

(b) By either the Contributor or the Regency Parties, in writing, if any Governmental Authority of competent jurisdiction shall have issued a final and non-appealable order, decree or judgment prohibiting the consummation of the transactions contemplated by the Transaction Documents or if any applicable Law is enacted, promulgated or instituted that permanently restrains, enjoins or otherwise prohibits this Agreement or the consummation of the transactions contemplated by the Transaction Documents;

(c) By either the Contributor or the Regency Parties, in writing, if the Closing has not occurred on or prior to September 1, 2013 (the “Termination Date”); provided, however, that (i) the Contributor may not terminate this Agreement pursuant to this Section 7.1(c) if such failure of the Closing to occur is due to the failure of the Contributor to perform and comply in all material respects with the covenants and agreements to be performed or complied with by the Contributor and (ii) the Regency Parties may not terminate this Agreement pursuant to this Section 7.1(c) if such failure of the Closing to occur is due to the failure of either Regency Party to perform and comply in all material respects with the covenants and agreements to be performed or complied with by such Regency Party;

(d) By the Regency Parties, in writing, if there shall have been a breach or inaccuracy of the Contributor’s representations and warranties in this Agreement or a failure by the Contributor to perform its covenants and agreements in this Agreement, in any such case in a manner that would result in, if occurring and continuing on the Closing Date, the failure of the conditions to the Closing set forth in Sections 6.2(a) or 6.2(b), unless such failure is reasonably capable of being cured, and the Contributor is using all commercially reasonable best efforts to cure such failure by the Termination Date; provided, however, that the Regency Parties may not terminate this Agreement pursuant to this Section 7.1(d) if (i) any of the Regency Parties’ representations and warranties shall have become and continue to be untrue in a manner that would cause the condition set forth in Section 6.3(a) not to be satisfied or (ii) there has been, and continues to be, a failure by either Regency Party to perform its covenants and agreements in such a manner as would cause the condition set forth in Section 6.3(b) not to be satisfied;

(e) By the Contributor, in writing, if there shall have been a breach or inaccuracy of the Regency Parties’ representations and warranties in this Agreement or a failure by either

Regency Party to perform its covenants and agreements in this Agreement, in any such case in a manner that would result in, if occurring and continuing on the Closing Date, the failure of the conditions to the Closing set forth in Sections 6.3(a) or 6.3(b), unless such failure is reasonably capable of being cured, and such Regency Party is using all commercially reasonable best efforts to cure such failure by the Termination Date; provided, however, that the Contributor may not terminate this Agreement pursuant to this Section 7.1(e) if (i) any of the Contributor’s representations and warranties shall have become and continue to be untrue in a manner that would cause the condition set forth in Section 6.2(a) not to be satisfied or (ii) there has been, and continues to be, a failure by the Contributor to perform its covenants and agreements in such a manner as would cause the condition set forth in Section 6.2(b) not to be satisfied; or

(f) By the Regency Parties, in writing, pursuant to Section 5.15.

7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, all rights and obligations of the Parties under this Agreement shall terminate, except for the provisions of this Section 7.2, Article IX and Sections 5.7, 5.10, 10.1, 10.3, 10.5, 10.6, 10.7, 10.8, the last sentence of Section 5.4(a) and the last sentence of Section 5.4(b); provided, however, that no termination of this Agreement shall relieve or release any Party from any liability for any willful breach of this Agreement by such Party or for Fraud by such Party and all rights and remedies of a non-breaching Party under this Agreement in the case of any such willful breach or Fraud, at law and in equity, shall be preserved, including the right to recover reasonable attorneys’ fees and expenses. Except to the extent otherwise provided in the immediately preceding sentence, the Parties agree that, if this Agreement is terminated, the Parties shall have no liability to each other under or relating to this Agreement.

ARTICLE VIII.

INDEMNIFICATION

8.1 Indemnification by the Contributor. Subject to the terms of this Article VIII, from and after the Closing, the Contributor shall indemnify and hold harmless the Regency Parties and their Subsidiaries (including the Acquired Companies following the Closing) and their respective partners, members, managers, directors, officers, shareholders, employees, agents, consultants and successors and permitted assigns (collectively, the “Regency Indemnitees”), to the fullest extent permitted by Law, from and against any losses, claims, damages, liabilities and costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) incurred, arising out of or relating to:

(a) any breach of or any inaccuracy in any of the representations or warranties (in each case, when made or, in the case of Section 6.2(a), when deemed made) of the Contributor contained in Article III or of the certification of a Responsible Officer of the Contributor delivered to the Regency Parties pursuant to Section 6.2(d);

(b) any breach, including failure to perform, any of the covenants or agreements of the Contributor contained in this Agreement;

(c) any Taxes of the Acquired Companies attributable to a Tax period or portion thereof that ends on or before the Closing Date (excluding Taxes that the Regency Parties are obligated to pay as set forth in Section 5.12(c)); and

(d) the matters set forth on Schedule 8.1(d), provided that Contributor’s aggregate liability under this Section 8.1(d) shall not exceed $5,000,000; provided further that Contributor shall have no obligation to indemnify or hold harmless the Regency Indemnitees for any Losses under this Section 8.1(d) until Regency shall have exhausted the reserves for such matters set forth on the Books and Records of the Company that are taken into consideration in the calculation of Closing Date Net Working Capital.

8.2 Indemnification by the Regency Parties. Subject to the terms of this Article VIII, from and after the Closing, the Regency Parties shall, jointly and severally, indemnify and hold harmless the Contributor and its Subsidiaries and their respective partners, members, managers, directors, officers, agents, employees, consultants and successors and permitted assigns (collectively, the “Contributor Indemnitees” and, together with the Regency Indemnitees, the “Indemnitees”) to the fullest extent permitted by Law, from and against Losses incurred, arising out of or relating to:

(a) any breach of or any inaccuracy in any of the representations or warranties (in each case, when made or, in the case of Section 6.3(a), when deemed made) of the Regency Parties contained in Article IV or of the certification of a Responsible Officer of the Regency Parties delivered to the Contributor pursuant to Section 6.3(d);

(b) any breach, including failure to perform, any of the covenants or agreements of the Regency Parties contained in this Agreement; and

(c) any Taxes of the Acquired Companies attributable to a Tax period or portion thereof that ends after the Closing Date (excluding Taxes that the Contributor is obligated to pay as set forth in Section 5.12(c)).

8.3 Limitations and Other Indemnity Claim Matters. Notwithstanding anything to the contrary in this Article VIII or elsewhere in this Agreement, the following terms shall apply to any claim for monetary damages arising out of this Agreement or related to the transactions contemplated hereby:

(a) De Minimis. No indemnifying party (an “Indemnifying Party”) will have any liability under this Article VIII in respect of any individual claim (or series of related claims arising from the same underlying facts, events or circumstances) involving Losses arising under Sections 8.1(a) or 8.2(a) to any single Regency Indemnitee or Contributor Indemnitee, as applicable, of less than $1,000,000 (the “De Minimis Threshold”) (it being understood that Losses relating to such claim (or series of related claims arising from the same underlying facts, events or circumstances) shall not be aggregated for the purposes of Section 8.3(b)) (each, a “De Minimis Claim”). Notwithstanding the forgoing, this Section 8.3(a) shall not apply to Losses arising from any breach or inaccuracy of the representations or warranties set forth in Sections 3.1, 3.2(a), 3.5(a), 3.5(b), 3.5(c), 3.6(a), 3.6(b), 3.16, 3.18, 3.22, 4.1, 4.2(a), 4.5(a), 4.5(b), 4.15, 4.17, and 4.20 (collectively, the “Fundamental Representations”) and Sections 3.9 and 4.8.

(b) Deductible.

(i) The Contributor will not have any liability under Section 8.1(a) unless and until the Regency Indemnitees have suffered Losses in excess of $14,700,000 in the aggregate (the “Deductible”) arising from Claims under Section 8.1(a) that are not De Minimis Claims and then recoverable Losses claimed under Section 8.1(a) shall be limited to those that exceed the Deductible, provided that the Deductible shall not be applicable to Losses arising in respect of any of the Fundamental Representations; provided further that the Deductible applicable to Losses arising in respect of Sections 3.9 and 4.8 shall be $2,000,000.

(ii) The Regency Parties will not have any liability under Section 8.2(a) unless and until the Contributor Indemnitees have suffered Losses in the aggregate in excess of the Deductible arising from Claims under Section 8.2(a) that are not De Minimis Claims and then recoverable Losses claimed under Section 8.2(a) shall be limited to those that exceed the Deductible, provided that the Deductible shall not be applicable to Losses arising in respect of any of the Fundamental Representations.

(c) Cap.

(i) The Contributor’s maximum liability under this Agreement and from the transactions contemplated hereby for any Claims under Section 8.1(a) shall not exceed $200,000,000 (the “Cap”); provided that the limitation set forth in this Section 8.3(c)(i) shall not apply to Losses arising out of or relating to: (A) any breach or inaccuracy by the Contributor of the Fundamental Representations, (B) any breach of any covenants or agreements of the Contributor set forth in this Agreement that by their terms are to be performed after the Closing Date or (C) the matters described in Section 8.1(c) and Section 8.1(d); provided further that, notwithstanding anything in this Section 8.3(c) to the contrary, the Contributor’s aggregate liability under this Agreement and from the transactions contemplated hereby shall not exceed $1,470,000,000 (the “Aggregate Cap”).

(ii) The Regency Parties’ maximum liability under this Agreement and from the transactions contemplated hereby for any Claims under Section 8.2(a) shall not exceed the Cap; provided that the limitation set forth in this Section 8.3(c)(ii) shall not apply to Losses arising out of or relating to: (A) any breach or inaccuracy by the Regency Parties of the Fundamental Representations, (B) any breach of any covenants or agreements of the Regency Parties set forth in this Agreement that by their terms are to be performed after the Closing Date or (C) the matters described in Section 8.2(c); provided further that, notwithstanding anything in this Section 8.3(c) to the contrary, the Regency Parties’ aggregate liability under this Agreement and from the transactions contemplated hereby shall not exceed the Aggregate Cap.

(d) Survival; Claims Period.

(i) The representations, warranties, covenants and agreements of the Parties under this Agreement shall survive the execution and delivery of this Agreement and shall continue in full force and effect until the two-year anniversary of the Closing Date (the “Expiration Date”); provided that (A) the Fundamental Representations (other than the representations and warranties set forth in Section 3.16 and Section 4.15 shall survive indefinitely, (B) the representations and warranties set forth in Section 3.16 (Taxes), Section 3.17 (Employee Benefits; Employment and Labor Matters), Section 4.15 (Taxes) and Section 4.16 (Employee Benefits; Employment and Labor Matters) shall survive the execution and delivery of this Agreement and shall continue in full force and effect until ninety (90) days after the expiration of the applicable statute of limitations, including any extensions thereof (which shall be deemed to be the Expiration Date with respect to such representations and warranties) and (C) any covenants or agreements contained in this Agreement that by their terms are to be performed after the Closing Date shall survive until fully discharged.

(ii) No action for a breach or inaccuracy of any representation or warranty contained herein (other than representations or warranties that survive for a longer period or indefinitely pursuant to the proviso to Section 8.3(d)(i)) shall be brought after the Expiration Date, except for claims of which a Party has received a Claim Notice setting forth in reasonable detail the claimed misrepresentation or breach of warranty with reasonable detail, prior to the Expiration Date.

(iii) For purposes of this Article VIII, all qualifications of the representations and warranties contained in Article III and Article IV by materiality (whether by reference to the terms “material,” “Company Material Adverse Effect,” “Regency Material Adverse Effect”), other than those contained in Section 3.10(b) and Section 4.9(c), shall be disregarded.

(e) Calculation of Losses.

(i) In calculating amounts payable to any Contributor Indemnitee or Regency Indemnitee (each such person, an “Indemnified Party”) for a claim for indemnification hereunder, the amount of any indemnified Losses shall be determined without duplication of any other Loss for which an indemnification claim has been made or could be made under any other representation, warranty, covenant or agreement and shall be computed net of (A) payments actually recovered by the Indemnified Party under any insurance policy with respect to such Losses or from any other Person alleged to be responsible therefore and (B) any prior or subsequent actual recovery by the Indemnified Party from any Person with respect to such Losses.

(ii) The Indemnified Party must use commercially reasonable best efforts to mitigate in accordance with applicable Law any Loss for which the Indemnified Party seeks indemnification under this Agreement, including cooperating with the Indemnifying Party to take all commercially reasonable measures to mitigate the consequences of the related breach.

(iii) Contributor shall have no obligation to indemnify the Regency Parties or their Affiliates pursuant to Section 8.1 to the extent Losses result or arise from environmental invasive testing of soil, water or any other parts of the environment that can contain contaminants with respect to any assets of the Acquired Companies (“Environmental Test”), unless (A) such Environmental Test is (w) required by Environmental Laws, (x) requested by a Governmental Authority with authority under Environmental Laws, (y) requested by a prospective or direct or indirect purchaser of, or third party providing financing for, Regency or any of its Affiliates, or any of the Acquired Companies or (z) necessary in connection with a bona fide expansion, reconfiguration, maintenance, dismantling, or repair of the assets of any of the Acquired Companies, or (B) there exists visual (or other sensory) or physical evidence that is manifest and would cause a reasonably prudent Person to suspect that there exists pollution or contamination in the soil or groundwater.

(iv) The Contributor shall have no obligation to indemnify the Regency Parties or their Affiliates pursuant to Section 8.1 with respect to any Losses or alleged Losses to the extent that such Losses or alleged Losses were taken into account in the determination of Closing Date Net Working Capital.

(v) Except as required by applicable Law following a final determination within the meaning of Section 1313 of the Code, any indemnity payment under this Agreement shall be treated as an adjustment to the Final Contribution Consideration for Tax purposes.

(f) Waiver of Certain Damages. Notwithstanding any other provision of this Agreement, in no event shall any Party be liable for punitive, damages or any multiples of earnings damages of any kind or nature, regardless of the form of action through which such damages are sought, except for any such damages recovered by any third party against an Indemnified Party in respect of which such Indemnified Party would otherwise be entitled to indemnification pursuant to the terms hereof.

(g) Sole and Exclusive Remedy.

(i) After the Closing, Article VIII will provide the exclusive remedy for each of the Parties for any and all claims relating (directly or indirectly) to this Agreement and the transactions contemplated hereby, including any misrepresentation, breach of representation, warranty, covenant or other agreement or other claim arising out of this Agreement or the transactions contemplated hereby (other than the post-Closing reconciliations pursuant to Section 2.5 and Section 2.6 and other than equitable remedies as they relate to breaches of covenants or other agreements contained herein to the extent such covenants or agreements are to be performed after the Closing), regardless of applicable Law or the legal theory under which such liability or obligation may be sought or imposed, whether sounding in contract or tort, or whether at law or in equity or otherwise. Notwithstanding the foregoing, nothing herein shall preclude any Party from asserting a claim of Fraud or willful misconduct.

(ii) Except as specifically set forth in this Agreement, effective as of the Closing, Regency waives any rights Regency or its Affiliates may have against the Contributor, whether at law or in equity, relating to claims for contribution and other rights of recovery arising out of or relating to any Environmental Law (whether now or hereinafter in effect).

8.4 Indemnification Procedures.

(a) Each Indemnitee agrees that promptly after it becomes aware of facts giving rise to a claim by it for indemnification pursuant to this Article VIII, such Indemnitee must assert its claim for indemnification under this Article VIII (each, a “Claim”) by providing a written notice (a “Claim Notice”) to the Indemnifying Party allegedly required to provide indemnification protection under this Article VIII specifying, in reasonable detail, the nature and basis for such Claim (e.g., the underlying representation, warranty, covenant or agreement alleged to have been breached). Notwithstanding the foregoing, an Indemnitee’s failure to send or delay in sending a third party Claim Notice will not relieve the Indemnifying Party from liability hereunder with respect to such Claim except to the extent the Indemnifying Party is actually prejudiced by such failure or delay and except as is otherwise provided herein, including in Section 8.3(e).

(b) In the event of the assertion of any third party Claim for which, by the terms hereof, an Indemnifying Party is obligated to indemnify an Indemnitee, the Indemnifying Party will have the right, at such Indemnifying Party’s expense, to assume the defense of same including the appointment and selection of counsel on behalf of the Indemnitee so long as such counsel is reasonably acceptable to the Indemnitee. If the Indemnifying Party elects to assume the defense of any such third party Claim, it shall, within 30 days of its receipt of the Claim Notice, notify the Indemnitee in writing of its intent to do so. The Indemnifying Party will have the right to settle or compromise or take any corrective or remediation action with respect to any such Claim by all appropriate Proceedings, which Proceedings will be diligently prosecuted by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party. The Indemnitee will be entitled, at its own cost, to participate with the Indemnifying Party in the defense of any such Claim. If the Indemnifying Party assumes the defense of any such third-party Claim but fails to diligently prosecute such Claim, or if the Indemnifying Party does not assume the defense of any such Claim, the Indemnitee may assume control of such defense and if it is determined pursuant to the procedures set forth in Article IX that the Claim was a matter for which the Indemnifying Party is required to provide indemnification under the terms of this Article VIII, the Indemnifying Party will bear the reasonable costs and expenses of such defense (including reasonable attorneys’ fees and expenses). Notwithstanding the foregoing, the Indemnifying Party may not assume the defense of the third-party Claim (but will be entitled at its own cost to participate with the Indemnified Party in the defense of any such Claim) if the potential Losses under the third-party Claim could reasonably and in good faith be expected to exceed, in the aggregate when combined with all claims previously made by the Indemnified Party to the Indemnifying Party under this Article VIII, the maximum amount for which the Indemnifying Party may be liable pursuant to Section 8.3(c); provided, however, that to the extent the Parties are not in agreement with respect to the calculation of potential Losses, the Indemnifying Party shall have the right to assume the defense of the third-party Claim in accordance herewith until the Parties have agreed or a final non-appealable judgment has been entered into, with respect to the determination of the potential Losses.

(c) Notwithstanding anything to the contrary in this Agreement, the Indemnifying Party will not be permitted to settle, compromise, take any corrective or remedial action or enter into an agreed judgment or consent decree that: (i) subjects the Indemnitee to any criminal liability, (ii) requires an admission of guilt, wrongdoing or fault on the part of the Indemnitee, (iii) imposes any continuing obligation on the Indemnitee, (iv) does not include an unconditional release of the Indemnitee, or (v) requires any payment from the Indemnitee, in each case without the Indemnitee’s prior written consent.

8.5 No Reliance. THE REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTOR CONTAINED IN ARTICLE III CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTOR TO THE REGENCY PARTIES IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. THE REPRESENTATIONS OF THE REGENCY PARTIES CONTAINED IN ARTICLE IV CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE REGENCY PARTIES TO THE CONTRIBUTOR IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EXCEPT FOR SUCH REPRESENTATIONS AND WARRANTIES, NO PARTY OR ANY OTHER PERSON MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO SUCH PARTY OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND EACH PARTY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY SUCH PARTY OR ANY OF ITS AFFILIATES, PARTNERS, MEMBERS, MANAGERS, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES (INCLUDING WITH RESPECT TO THE DISTRIBUTION OF, OR ANY PERSON’S RELIANCE ON, ANY INFORMATION, DISCLOSURE OR OTHER DOCUMENT OR OTHER MATERIAL MADE AVAILABLE TO ANY PARTY IN ANY DATA ROOM, ELECTRONIC DATA ROOM, MANAGEMENT PRESENTATION OR IN ANY OTHER FORM IN EXPECTATION OF, OR IN CONNECTION WITH, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT). EXCEPT FOR SUCH REPRESENTATIONS AND WARRANTIES, EACH PARTY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT, OR INFORMATION MADE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING) TO ANY OTHER PARTY OR ITS AFFILIATES, PARTNERS, MEMBERS, MANAGERS, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES (INCLUDING OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO ANY PARTY OR ANY PARTNER, MEMBER, MANAGER, OFFICER, DIRECTOR, EMPLOYEE, AGENT OR REPRESENTATIVE OF SUCH PARTY OR ANY OF ITS AFFILIATES).

ARTICLE IX.

GOVERNING LAW AND CONSENT TO JURISDICTION

9.1 Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware, without giving effect to the conflicts of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

9.2 Consent to Jurisdiction. The Parties irrevocably submit to the exclusive jurisdiction of (a) the Delaware Court of Chancery, and (b) any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), for the purposes of any Proceeding arising out of this Agreement or the transactions contemplated hereby (and each agrees that no such Proceeding relating to this Agreement or the transactions contemplated hereby shall be brought by it except in such courts). The Parties irrevocably and unconditionally waive (and agree not to plead or claim) any objection to the laying of venue of any Proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the Delaware Court of Chancery, or (ii) any state appellate court within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) or that any such Proceeding brought in any such court has been brought in an inconvenient forum. Each of the Parties hereto also agrees that any final and non-appealable judgment against a Party hereto in connection with any Proceeding shall be conclusive and binding on such Party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment.

9.3 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, TO IT THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.3.

ARTICLE X.

GENERAL PROVISIONS

10.1 Amendment and Modification. This Agreement may be amended, modified or supplemented only by written agreement of the Parties hereto.

10.2 Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition in this Agreement may be waived by the Party or Parties entitled to the benefits thereof only by a written instrument signed by the Party or Parties granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

10.3 Notices. Any notice, demand or other communication required or permitted under this Agreement shall be in writing and delivered personally, by reputable overnight delivery service or other courier or by certified mail, postage prepaid, return receipt requested, and shall be deemed to have been duly given (a) as of the date of delivery if delivered personally or by overnight delivery service or other courier or (b) on the date receipt is acknowledged if delivered by certified mail, addressed as follows; provided that a notice of a change of address shall be effective only upon receipt thereof:

If to the Contributor to:

Southern Union Company

3738 Oak Lawn

Dallas, TX 75219

Attention: General Counsel

If to the Regency Parties to:

Regency GP LLC

2001 Bryan Street, Suite 3700

Dallas, TX 75201

Attention: Legal Department

Any Party may, by notice given in accordance with this Section 10.3 to the other Parties, designate another address or person for receipt of notices hereunder.

10.4 Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns. No Party may assign or transfer this Agreement or any of its rights, interests or obligations under this Agreement without the prior written consent of the other Parties. Any attempted assignment or transfer in violation of this Agreement shall be null, void and ineffective.

10.5 Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the Parties hereto and their respective successors and permitted assigns. Except as provided in Sections 8.1 and 8.2, none of the provisions of this Agreement shall be for the benefit of or enforceable by any third party, including any creditor of any Party or any of their Affiliates. No such third party shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any liability (or otherwise) against any other Party.

10.6 Entire Agreement. Except for the Confidentiality Agreement, which shall survive the execution of this Agreement, this Agreement and the other Transaction Documents constitute the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both oral and written, among the Parties or between any of them with respect to such subject matter.

10.7 Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable

Law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

10.8 Representation by Counsel. Each of the Parties agrees that it has been represented by independent counsel of its choice during the negotiation and execution of this Agreement and the documents referred to herein, and that it has executed the same upon the advice of such independent counsel. Each Party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto shall be deemed the work product of the Parties and may not be construed against any Party by reason of its preparation. Therefore, the Parties waive the application of any Law providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

10.9 Disclosure Schedules. The inclusion of any information (including dollar amounts) in any section of the Contributor Disclosure Schedule or the Regency Disclosure Schedule shall not be deemed to be an admission or acknowledgment by a Party that such information is required to be listed on such section of the Contributor Disclosure Schedule or the Regency Disclosure Schedule or is material to or outside the ordinary course of the business of such Party or the Person to which such disclosure relates. The information contained in this Agreement, the Exhibits and the Schedules is disclosed solely for purposes of this Agreement, and no information contained in this Agreement, the Exhibits or the Schedules shall be deemed to be an admission by any Party to any third Person of any matter whatsoever (including any violation of a legal requirement or breach of contract). The disclosure contained in one disclosure schedule contained in the Contributor Disclosure Schedule or Regency Disclosure Schedule may be incorporated by reference into any other disclosure schedule contained therein and shall be deemed to have been so incorporated into any other disclosure schedule so long as it is readily apparent that the disclosure is applicable to such other disclosure schedule.

10.10 Facsimiles; Counterparts. This Agreement may be executed by facsimile signatures by any Party and such signature shall be deemed binding for all purposes hereof, without delivery of an original signature being thereafter required. This Agreement may be executed in one or more counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

[Signature page follows]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its respective duly authorized officers as of the date first above written.

SOUTHERN UNION COMPANY

By:
Name:
Title:

REGENCY ENERGY PARTNERS LP

By:	Regency GP LP, its general partner

By:	Regency GP LLC, its general partner

By:
	Name:	Thomas E. Long
	Title:	Vice President and Chief Financial Officer

REGENCY WESTERN G&P LLC

By:	Regency Gas Services LP, its sole member

By:	Regency OLP GP LLC, its general partner

By:
	Name:	Thomas E. Long
	Title:	Vice President

SOLELY FOR THE PURPOSES OF SECTION 5.9 AND SECTION 5.16

ETP HOLDCO CORPORATION

By:
Name:
Title:

Signature Page to

Contribution Agreement

SOLELY FOR THE PURPOSES OF SECTION 5.16 AND SECTION 5.20

ENERGY TRANSFER EQUITY, L.P.

By: LE GP, LLC, its general partner

By:
Name:
Title:

ENERGY TRANSFER PARTNERS, L.P.

By:	Energy Transfer Partners GP, L.P., its general partner

By:	Energy Transfer Partners, L.L.C., its general partner

By:
	Name:	Thomas P. Mason
	Title:	Senior Vice President, General Counsel and Secretary

SOLELY FOR THE PURPOSES OF SECTION 2.4

ETC TEXAS PIPELINE, LTD.

By:	LG PL, LLC, its general partner

By:
	Name:	Thomas P. Mason
	Title:	Senior Vice President, General Counsel and Secretary

Signature Page to

Contribution Agreement

EXHIBIT A

DEFINITIONS

“Accounting Firm” is defined in Section 2.5(b).

“Acquired Company” means each of the Company and its Subsidiaries.

“Acquisition Target” is defined in Section 5.16(a).

“Acquired Common Units” is defined in Section 2.2.

“Acquired Units” is defined in Section 2.2.

“Actual Preceding Quarter Distribution Amount” is defined in Section 2.6(e).

“Actual Pro Rata Closing Quarter Distribution Amount” is defined in Section 2.6(f).

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of Voting Interests, by contract or otherwise. Prior to the Closing, each of the Acquired Companies is an Affiliate of the Contributor, and after the Closing, each of the Acquired Companies is an Affiliate of Regency. For purposes of this Agreement, neither Regency nor any of its Subsidiaries is an Affiliate of the Contributor, and neither the Contributor nor any of its Subsidiaries (except as otherwise set forth in the preceding sentence) is an Affiliate of the Regency Parties.

“Aggregate Cap” is defined in Section 8.3(c)(i).

“Agreement” is defined in the preamble to this Agreement.

“Assignment of Interests” is defined in Section 2.4(a)(ii).

“Audit Firm” means each of the independent accounting firms regularly engaged by the Contributor and Regency, as applicable, to review their quarterly consolidated financial statements and provide an audit report with respect to their annual consolidated financial statements.

“Audited 2012 Financial Statements” is defined in Section 5.22.

“Base Capex Amount” means $185,000,000.

“Books and Records” is defined in Section 2.5(c).

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the State of Texas are authorized or obligated to be closed by applicable Laws.

Exhibit A-1

“Cap” is defined in Section 8.3(c)(i).

“Capex Amount” means the aggregate amount of capital expenditures (whether funded through capital contributions, debt incurrence, cash on hand or otherwise) made or accrued by the Acquired Companies from and after January 1, 2013 through the Closing.

“Cash Consideration” is defined in Section 2.2.

“Claim” is defined in Section 8.4(a).

“Claim Notice” is defined in Section 8.4(a).

“Closing” is defined in Section 2.3.

“Closing Date” is defined in Section 2.3.

“Closing Date Long-Term Debt” is defined in Section2.4(a)(iii).

“Closing Date Net Working Capital” is defined in Section 2.5(a)(i).

“Closing Quarter” is defined in Section 2.6(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” is defined in the recitals to this Agreement.

“Company Benefit Plans” is defined in Section 3.17(a)(ii).

“Company Agreement” is defined in Section 5.6.

“Company Financial Statements” are defined in Section 3.10(a).

“Company Material Adverse Effect” means any Material Adverse Effect in respect of the Company and its Subsidiaries, taken as a whole.

“Company Material Contracts” is defined in Section 3.13(b).

“Company Policies” is defined in Section 3.21.

“Company’s Names and Marks” means the names and marks “Southern Union,” “Southern Union Company,” “Southern Union Gas,” “Southern Union Gas Company,” “Southern Union Gas Services,” and any internet domain comprising the foregoing, and all formatives thereof as used by Contributor in connection with the conduct of the business of the Acquired Companies (including through the Company).

“Competing Business” is defined in Section 5.16(a).

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of October 15, 2012, between Regency and ETP Holdco Corp., the parent company of Contributor.

Exhibit A-2

“Contract” means any oral or written agreement, lease, license, note, evidence of indebtedness, mortgage, security agreement, understanding, instrument or other legally binding arrangement.

“Contributed Interests” is defined in the recitals to this Agreement.

“Contribution Consideration Adjustment Amount” is defined in Section 2.5(a).

“Contributor” is defined in the preamble to this Agreement.

“Contributor Adjustment Distribution” is defined in Section 2.5(d).

“Contributor Disclosure Schedule” means the disclosure schedule to this Agreement prepared by the Contributor and delivered to the Regency Parties on the Closing Date.

“Contributor Indemnitees” is defined in Section 8.2.

“Control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of Voting Interests, by contract or otherwise, and the terms “Controlling” and “Controlled” have correlative meanings.

“Credit Support Instruments” is defined in Section 5.21.

“Creditors’ Rights” is defined in Section 3.2(b).

“Dedicated Employees” is defined in Section 5.18(a).

“Deductible” is defined in Section 8.3(b)(i).

“Delaware LLC Act” means the Delaware Limited Liability Company Act, as amended from time to time.

“Delaware LP Act” means the Delaware Revised Uniform Limited Partnership Act, as amended from time to time.

“De Minimis Claim” is defined in Section 8.3(a).

“De Minimis Threshold” is defined in Section 8.3(a).

“Disclosure Schedule” means (i) with respect to the Contributor, the Contributor Disclosure Schedule, and (ii) with respect to the Regency Parties, the Regency Disclosure Schedule.

“Environmental Laws” means any and all Laws pertaining to the prevention of pollution, the protection of human health (including worker health and safety) and the environment (including ambient air, surface water, ground water, land, surface or subsurface strata and natural resources) and the investigation, removal and remediation of contamination.

Exhibit A-3

“Environmental Test” is defined in Section 6.3(e)(iii).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b),(c), (m) or (o) of the Code or Section 4001(b)(l) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Estimated Adjustment Statement” is defined in Section 2.5(b).

“Estimated Closing Date Balance Sheet” is defined in Section 2.5(b).

“Estimated Closing Date Long-Term Debt” is defined in Section 2.5(b).

“Estimated Contribution Consideration Adjustment Amount” is defined in Section 2.5(b).

“Estimated Net Working Capital” is defined in Section 2.5(b).

“Estimated Preceding Quarter Distribution Amount” is defined in Section 2.6(a).

“Estimated Pro Rata Closing Quarter Distribution Amount” is defined in Section 2.6(a)

“ETC Texas Pipeline” means ETC Texas Pipeline, Ltd., a Texas limited partnership.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Execution Date” is defined in the preamble to this Agreement.

“Expiration Date” is defined in Section 8.3(d)(i).

“FCC” means the U.S. Federal Communications Commission or any successor agency thereto.

“FERC” means the Federal Energy Regulatory Commission of the United States of America.

“Final Adjustment Statement” is defined in Section 2.5(b).

“Final Closing Date Balance Sheet” is defined in Section 2.5(b).

“Final Contribution Consideration” is defined in Section 2.4(a)(i).

“Final Contribution Consideration Adjustment Amount” is defined in Section 2.5(b).

Exhibit A-4

“Fraud” means actual fraud involving a knowing and intentional misrepresentation of a material fact.

“Fundamental Representations” is defined in Section 8.3(a).

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means any executive, legislative, judicial, regulatory or administrative agency, body, commission, department, board, court, tribunal, arbitrating body or authority of the United States or any foreign country, or any state, local or other governmental subdivision thereof.

“Guarantee of Collection” is defined in Section 2.4(a)(v).

“Hazardous Substances” means each substance, waste or material regulated, defined, designated or classified as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Law, including petroleum, petroleum products, natural gas or natural gas liquids; provided that the term Hazardous Substances shall be deemed not to include petroleum, petroleum products, natural gas or natural gas liquids while they are secured in containers or vessels that are in good condition and compliant with applicable Environmental Laws.

“Holdco” is defined in the preamble to this Agreement.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Incentive Distribution Rights” has the meaning ascribed to such term in the Regency Partnership Agreement.

“Indemnified Party” is defined in Section 8.3(e)(i).

“Indemnifying Party” is defined in Section 8.3(a).

“Indemnitees” is defined in Section 8.2.

“Intellectual Property” means patents, trademarks, copyrights, and trade secrets.

“Knowledge” means (a) with respect to the Contributor, the actual knowledge of John McReynolds, Sonia Aube, Kelcy Warren, Marshall S. (Mackie) McCrea, III, Martin Salinas, Tom Mason, Michael Smith and Richard Rehm and (b) with respect to the Regency Parties, the actual knowledge of Michael J. Bradley and Thomas E. Long.

“Law” means any law, statute, code, ordinance, order, rule, rule of common law, regulation, judgment, decree, injunction, franchise, permit, certificate, license or authorization of any Governmental Authority.

Exhibit A-5

“Lien” means, with respect to any property or asset, (i) any mortgage, pledge, security interest, lien or other similar property interest or encumbrance in respect of such property or asset, and (ii) any easements, rights-of-way, restrictions, restrictive covenants, rights, leases and other encumbrances on title to real or personal property (whether or not of record).

“Listed Employees” is defined in Section 5.18(a).

“Long-Term Debt” mean all long-term debt, including current maturities, determined in accordance with GAAP as applied consistent with the Acquired Companies’ past practices (including their preparation of the Financial Statements).

“Long-Term Debt Threshold” is defined in Section 2.5(a)(iii).

“Losses” is defined in Section 8.1.

“Material Adverse Effect” means, with respect to any Person, any change, event, circumstance, development or occurrence that, individually or in the aggregate with all other changes, events, circumstances, developments or occurrences, is materially adverse to the assets, liabilities, business, financial condition, or operations (including results of operations) of such Person and its Subsidiaries, taken as a whole; provided, however, that, a Material Adverse Effect shall not be deemed to have occurred as a result of any of the following changes, events, circumstances, developments or occurrences (either alone or in combination): (a) any change in general economic, political or business conditions (including any effects on the economy arising as a result of acts of terrorism) but which does not have a materially disproportionate impact on the business of such Person and its Subsidiaries, taken as a whole; (b) any change in oil or natural gas commodity prices but which does not have a materially disproportionate impact on the business of such Person and its Subsidiaries, taken as a whole; (c) any change affecting the natural gas transportation industry generally but which does not have a materially disproportionate impact on the business of such Person and its Subsidiaries, taken as a whole; (d) national or international events or occurrences, including acts of war or terrorism but which does not have a materially disproportionate impact on the business of such Person and its Subsidiaries, taken as a whole; (e) any change in accounting requirements or principles imposed by GAAP or any change in Law after the Closing Date but which does not, in each case, have a materially disproportionate impact on the business of such Person and its Subsidiaries; (f) the failure of the Acquired Companies to meet any internal or published forecasts or budgets for any period prior to, on or after the date of this Agreement (provided that any change, event, circumstance, development or occurrence underlying such failure that is not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether a Material Adverse Effect has occurred); or (g) any change resulting from the execution of this Agreement or the announcement of the transactions contemplated hereby.

“Material Casualty Event” is defined in Section 5.15.

“Net Working Capital” means an amount equal to (a) the total current assets of the Acquired Companies, on a consolidated basis, minus (b) total current liabilities of the Acquired Companies, on a consolidated basis, all as determined in accordance with GAAP as applied consistently with the Acquired Companies’ past practices (including their preparation of the

Exhibit A-6

Company Financial Statements) and in each case calculated after settlement and exclusion of any intercompany items between any of the Acquired Companies and otherwise consistent with the methodology and example to be agreed to by the Parties.

“Net Working Capital Threshold” is defined in Section 2.5(a)(i).

“Notifying Party” is defined in Section 5.3.

“Objection Notice” is defined in Section 2.5(b).

“Offer” is defined in Section 5.16(b).

“Offered Employees” is defined in Section 5.18(a).

“Operating Subsidiaries” means Regency Gas Services LP, a Delaware limited partnership, and all other Subsidiaries of Regency.

“Organizational Documents” means, with respect to any Person, the articles of incorporation, certificate of incorporation, certificate of formation, certificate of limited partnership, bylaws, limited liability company agreement, operating agreement, partnership agreement, stockholders’ agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments thereto (including, in the case of the Company, the SUGC Company Agreement).

“Party” and “Parties” are defined in the preamble of this Agreement.

“PEPL Holdings” means PEPL Holdings, LLC, a Delaware limited liability company and subsidiary of Contributor.

“Permits” means all permits, approvals, consents, licenses, franchises, filings, required notifications, exemptions and other authorizations, consents and approvals of or from Governmental Authorities.

“Permitted Liens” means, with respect to any Person, (a) statutory Liens for current Taxes applicable to the assets of such Person or assessments not yet delinquent or the amount or validity of which is being contested in good faith by appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP; (b) mechanics’, carriers’, workers’, repairmens’, landlords’ and other similar liens arising or incurred in the ordinary course of business of such Person relating to obligations as to which there is no default on the part of such Person; (c) Liens as may have arisen in the ordinary course of business of such Person, none of which are material to the ownership, use or operation of the assets of such Person; (d) any state of facts that an accurate, up-to-date, on the ground survey of any real property of such Person would show, and any easements, rights-of-way, restrictions, restrictive covenants, rights, leases, and other encumbrances on title to real or personal property filed of record, in each case that do not materially detract from the value of or materially interfere with the present use and operation of any of the assets of such Person; (e) statutory Liens for obligations that are not delinquent; (f) Liens encumbering the fee interest of those tracts of real

Exhibit A-7

property encumbered by Rights-of-Way, (g) legal highways, zoning and building laws, ordinances and regulations, that do not materially detract from the value of or materially interfere with the use of the assets of such Person in the ordinary course of business; (h) restrictions on the exercise of the rights under a granting instrument that are set forth therein or in another executed agreement between the parties thereto, in each case that do not materially interfere with the present use and operation of, any of the assets of such Person; and (i) any Liens with respect to the assets of such Person, which, together with all other Liens, do not and would not reasonably be expected to materially detract from the value of the assets of such Person or materially interfere with the present use or operations of the assets owned by such Person or the conduct of the business of such Person.

“Person” means any natural person, corporation, limited partnership, general partnership, limited liability company, joint stock company, joint venture, association, company, estate, trust, bank trust company, land trust, business trust, or other organization, whether or not a legal entity, custodian, trustee-executor, administrator, nominee or entity in a representative capacity and any Governmental Authority.

“Preceding Quarter” is defined in Section 2.6(a).

“Proceeding” means any civil, criminal or administrative actions, suits, investigations or other proceedings.

“Record Date” means the close of business on the date specified by Regency as the record date for any quarterly distribution of cash in respect of the Regency Common Units and Regency Class F Common Units.

“Regency” is defined in the preamble to this Agreement.

“Regency Adjustment Contribution” is defined in Section 2.5(d).

“Regency Benefit Plans” is defined in Section 4.16(a)(ii).

“Regency Class F Common Unit” means a common unit containing the terms and provisions set forth in the Regency Partnership Agreement Amendment and representing a limited partner interest in Regency.

“Regency Common Unit” means a common unit representing a limited partner interest in Regency.

“Regency Conflicts Committee” means the Conflicts Committee, as such term is defined under the Amended and Restated Limited Liability Company Agreement of RGPLLC, as amended.

“Regency Contribution Consideration” is defined in Section 2.2.

“Regency Debt” is defined in Section 2.8.

Exhibit A-8

“Regency Disclosure Schedule” means the disclosure schedule to this Agreement prepared by the Regency Parties and delivered to the Contributor on the Closing Date.

“Regency Entities” means Regency, RGPLP, RGPLLC and the Operating Subsidiaries, collectively.

“Regency Financial Statements” is defined in Section 4.9(c).

“Regency GP Interest” is defined in Section 4.5(e).

“Regency GP LP Interests” is defined in Section 4.5(e).

“Regency Indemnitees” is defined in Section 8.1.

“Regency Material Adverse Effect” means any Material Adverse Effect in respect of Regency and its Subsidiaries, taken as a whole.

“Regency Material Contracts” is defined in Section 4.12(b).

“Regency Parties” and “Regency Party” is defined in the preamble to this Agreement.

“Regency Partnership Agreement” means that certain Amended and Restated Agreement of Limited Partnership of Regency Energy Partners LP, dated as of February 3, 2006, between RGPLP, as the General Partner, and Regency Acquisition LP, as the Organizational Limited Partner, together with any other Persons who become Partners in Regency or parties thereto as provided therein, as amended and in effect on the date of this Agreement.

“Regency Partnership Agreement Amendment” is defined in Section 2.4(a)(iv).

“Regency SEC Documents” is defined in Section 4.9(a).

“Regency Series A Units” is defined in Section 4.5(a).

“Regency Subsidiary Guarantor” means a newly created Delaware limited liability company and direct wholly owned subsidiary of Regency that is treated as a disregarded entity of Regency for United States federal income tax purposes.

“Regency SPV” is defined in the preamble to this Agreement.

“Registration Rights Agreement” is defined in Section 2.4(a)(iii).

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.

“Representatives” means, with respect to any Person, the officers, directors, managers, partners, employees, agents, accountants, advisors, attorneys, bankers and other representatives of such Person or its Affiliates.

Exhibit A-9

“Responsible Officer” means, with respect to any Person, any vice-president or more senior officer of such Person.

“Restricted Area” is defined in Section 5.16(a).

“Review Period” is defined in Section 2.5(b).

“RGPLLC” means Regency GP, LLC, a Delaware limited liability company, and the general partner of RGPLP.

“RGPLP” means Regency GP LP, a Delaware limited partnership.

“Rights-of-Way” means easements, licenses, rights-of-way, permits, servitudes, leasehold estates, instruments creating an interest in real property and similar real estate interests.

“RIGS JV” means RIGS Haynesville Partnership Co., a Delaware general partnership.

“SEC” is defined in Section 4.9(a).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shared Employees” is defined in Section 5.18(a).

“Shared Services Agreement” means the Services Agreement, dated effective as of May 26, 2010, by and among ETE Services Company, LLC, Energy Transfer Equity, L.P. and Regency.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which a majority of the Voting Interests are at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided that for purposes of this Agreement, RIGS JV and any of its Subsidiaries shall be deemed to be Subsidiaries of Regency.

“Support Agreement” is defined in Section 2.4(a)(v).

“SUGC Company Agreement” is defined in the recitals to this Agreement.

“Tax” means any tax, charge, fee, levy, penalty or other assessment imposed by any United States federal, state, local or foreign taxing authority or any other taxing authority, including any excise, real and personal property (tangible and intangible), income, sales, transfer, margin, franchise, payroll, withholding, social security or other tax, including any interest, penalties or additions attributable thereto or any liability for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability for payment of such amounts was determined or taken into account with reference to the liability of any other Person.

Exhibit A-10

“Tax Return” means any return, report, information return, declaration, claim for refund or other document (including any related or supporting information or schedules) supplied or required to be supplied to any taxing authority or any Person with respect to Taxes and including any supplement or amendment thereof.

“Termination Date” is defined in Section 7.1(c).

“Transaction Documents” means this Agreement, the Assignment of Interests and the Registration Rights Agreement.

“Transferred Employees” is defined in Section 5.18(a).

“Transition Services Agreement” is defined in Section 2.4(a)(vii).

“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.

“Unaudited Financial Statements” is defined in Section 3.10(a).

“Voting Interests” of any Person as of any date means the equity interests of such Person pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers, general partners or trustees of such Person (regardless of whether, at the time, equity interests of any other class or classes shall have, or might have, voting power by reason of the occurrence of any contingency) or, with respect to a partnership (whether general or limited), any general partner interest in such partnership.

Exhibit A-11

EXHIBIT B

FORM OF ASSIGNMENT OF INTERESTS

Exhibit B-1

Exhibit B

ASSIGNMENT

This Assignment (this “Assignment”) is made and entered into this [    ] day of [            ], 2013, by and between Southern Union Company, a Delaware corporation (the “Assignor”), and Regency Western G&P LLC, a Delaware limited liability company (the “Assignee”). The parties to this Assignment are collectively referred to herein as the “Parties.”

Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in that certain Contribution Agreement (the “Contribution Agreement”), dated as of February 27, 2013, by and among the Assignor, the Assignee, and the other parties thereto.

W I T N E S S E T H:

WHEREAS, the Assignor owns 100% of the membership interests (the “Contributed Interests”) in Southern Union Gathering Company, LLC, a Delaware limited liability company; and

WHEREAS, the Assignor desires to contribute, transfer, assign and deliver the Contributed Interests to the Assignee.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties do hereby agree as follows:

1. Sale and Assignment. Subject to and in accordance with the terms of the Contribution Agreement, the Assignor does hereby CONTRIBUTE, TRANSFER, ASSIGN, AND DELIVER to the Assignee the Contributed Interests and the Assignee hereby accepts the same.

2. Substitution as Member. From and after the date hereof, the Assignee shall be substituted for the Assignor as a member of the Company with respect to the Contributed Interests conveyed, transferred and assigned to the Assignee pursuant to Section 1 of this Assignment.

3. General Provisions.

(a) Binding Effect. This Assignment will be binding upon, and will inure to the benefit of, the Parties and their respective successors, permitted assigns and legal representatives.

(b) Governing Law. This Assignment shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

(c) Amendment or Modification. This Assignment may be amended, modified or supplemented from time to time only by a written agreement executed by each of the Parties.

(d) Counterparts. This Assignment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Assignment.

(e) Consent to Jurisdiction. The provisions of Section 9.2 of the Contribution Agreement are hereby incorporated into this Assignment as if set forth fully herein.

(f) Further Assurances. Assignor covenants and agrees with Assignee that Assignor, its successors and assigns shall execute, acknowledge and deliver such other instruments of conveyance and transfer and take such other action as may reasonably be required to more effectively contribute, convey, transfer, assign and deliver to and vest in Assignee, or its successors and assigns, and to put Assignee, or its successors and assigns, in possession of the Contributed Interests or otherwise carry out the purposes of this Assignment.

(g) Conflicts. In the event of any conflict between this Assignment and the Contribution Agreement, the terms of the Contribution Agreement shall control.

[Signature Page Follows]

IN WITNESS WHEREOF, this Assignment has been duly executed by each of the Parties as of the date and year first above written.

ASSIGNOR:

SOUTHERN UNION COMPANY

By:
Name:
Title:

ASSIGNEE:

REGENCY WESTERN G&P LLC

By:
Name:
Title:

EXHIBIT C

FORM OF REGISTRATION RIGHTS AGREEMENT

Exhibit C-1

REGISTRATION RIGHTS AGREEMENT

BY AND AMONG

REGENCY ENERGY PARTNERS LP

AND

SOUTHERN UNION COMPANY

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of [—], 2013, by and among REGENCY ENERGY PARTNERS LP, a Delaware limited partnership (“Regency”), and SOUTHERN UNION COMPANY, a Delaware corporation (“Southern Union”).

This Agreement is made in connection with the issuance of the Regency Common Units to Southern Union pursuant to that certain Contribution Agreement, dated as of February 27, 2013 (the “Contribution Agreement”), by and among Southern Union, Regency, Regency Western G&P LLC, a Delaware limited liability company, and ETP Holdco Corporation, a Delaware corporation. Regency and Southern Union have agreed to enter into this Agreement pursuant to Section 2.4(a)(iii) and Section 2.4(b)(iii) of the Contribution Agreement.

In consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party hereto, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. Capitalized terms used herein without definition shall have the meanings given to them in the Contribution Agreement . The terms set forth below are used herein as so defined:

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

“Commission” means the U.S. Securities and Exchange Commission.

“Common Units” means 31,372,419 common units representing limited partner interests in Regency issued to Southern Union pursuant to the Contribution Agreement and any common units representing limited partner interests in Regency issuable upon the conversion of the Class F Common Units representing limited partner interests in Regency issued to Southern Union pursuant to the Contribution Agreement.

“Contribution Agreement” has the meaning specified therefor in the preamble of this Agreement.

“Effectiveness Period” has the meaning specified therefor in Section 2.01(a) of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Holder” means the record holder of any Registrable Securities.

“Information” has the meaning specified therefor in Section 3.02(d) of this Agreement.

“Losses” has the meaning specified therefor in Section 2.07(a) of this Agreement.

“Managing Underwriter” means, with respect to any Underwritten Offering, the book running lead manager of such Underwritten Offering.

“Person” means any natural person, corporation, limited partnership, general partnership, limited liability company, joint stock company, joint venture, association, company, estate, trust, bank trust company, land trust, business trust, or other organization, whether or not a legal entity, custodian, trustee-executor, administrator, nominee or entity in a representative capacity.

“Regency” has the meaning specified therefor in the preamble of this Agreement.

“Registrable Securities” means the Common Units until such time as such securities cease to be Registrable Securities pursuant to Section 1.02 hereof.

“Registration Expenses” has the meaning specified therefor in Section 2.06(a) of this Agreement.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Selling Expenses” has the meaning specified therefor in Section 2.06(a) of this Agreement.

“Selling Holder” means a Holder who is selling Registrable Securities pursuant to a Shelf Registration Statement.

“Shelf Registration” has the meaning specified therefor in Section 2.01(a) of this Agreement.

“Shelf Registration Statement” has the meaning specified therefor in Section 2.01(a) of this Agreement.

“Southern Union” has the meaning specified therefor in the preamble of this Agreement.

“Underwritten Offering” means an offering (including an offering pursuant to a Shelf Registration Statement) in which Common Units are sold to an underwriter on a firm commitment basis for reoffering to the public or an offering that is a “bought deal” with one or more investment banks.

Section 1.02 Registrable Securities. Any Registrable Security will cease to be a Registrable Security when (a) a registration statement covering such Registrable Security has been declared effective by the Commission and such Registrable Security has been sold or disposed of pursuant to such effective registration statement; (b) such Registrable Security has been disposed of pursuant to any section of Rule 144 (or any successor rule or regulation to Rule 144 then in force) under the Securities Act; (c) such Registrable Security is held by Regency or one of its subsidiaries; or (d) such Registrable Security is eligible for resale (without restriction, including but not limited to, volume limitations) under Rule 144 (or any similar provisions then in force under the Securities Act) under the Securities Act.

ARTICLE II

REGISTRATION RIGHTS

Section 2.01 Shelf Registration.

(a) Shelf Registration. At the option and upon the request of the holders of a majority of the Common Units covered by this Agreement, Regency shall prepare and file a registration statement under the Securities Act to permit the public resale of the Registrable Securities from time to time as permitted by Rule 415 (or any similar provision then in force) of the Securities Act (the “Shelf Registration Statement”). Regency shall use its reasonable best efforts to file the Shelf Registration Statement within 45 days of any such request and cause it to be effective as soon as reasonably practicable thereafter (the “Shelf Registration”); provided, however, that Regency shall not be required to effect more than three registrations pursuant to this Section 2.01(a). The Shelf Registration Statement filed pursuant to this Section 2.01(a) shall be on such appropriate registration form of the Commission as shall be selected by Regency; provided, however, that if a prospectus supplement will be used in connection with the marketing of an Underwritten Offering from the Shelf Registration Statement and the Managing Underwriter at any time shall notify Southern Union in writing that, in the sole judgment of such Managing Underwriter, inclusion of detailed information to be used in such prospectus supplement is of material importance to the success of the Underwritten Offering of such Registrable Securities, Regency shall use its reasonable best efforts to include such information in such a prospectus supplement. Regency will cause the Shelf Registration Statement filed pursuant to this Section 2.01(a) to be continuously effective under the

Securities Act until all Registrable Securities covered by the Shelf Registration Statement have been distributed in the manner set forth and as contemplated in the Shelf Registration Statement or there are no longer any Registrable Securities outstanding (the “Effectiveness Period”). The Shelf Registration Statement when declared effective (including the documents incorporated therein by reference) will comply as to form with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. If Regency determines in good faith that the requested registration would be materially detrimental to Regency because such registration would (x) materially interfere with a significant acquisition, reorganization or other similar transaction involving Regency, (y) require premature disclosure of material information that Regency has a bona fide business purpose for preserving as confidential or (z) render Regency unable to comply with requirements under applicable securities laws, then Regency shall have the right to postpone such requested registration for a period of not more than three months after receipt of Southern Union’s request, such right pursuant to this Section 2.01(b) not to be utilized more than twice in any twelve-month period.

(b) Delay Rights. Notwithstanding anything to the contrary contained herein, Regency may, upon written notice to any Selling Holder whose Registrable Securities are included in the Shelf Registration Statement, suspend such Selling Holder’s use of any prospectus which is a part of the Shelf Registration Statement (in which event the Selling Holder shall discontinue sales of the Registrable Securities pursuant to the Shelf Registration Statement) if Regency (i) is pursuing a financing, acquisition, merger, reorganization, disposition or other similar transaction and determines in good faith that its ability to pursue or consummate such a transaction would be materially adversely affected by any required disclosure of such transaction in the Shelf Registration Statement or (ii) has experienced some other material non-public event the disclosure of which at such time, in the good faith judgment of Regency would materially adversely affect Regency. Upon disclosure of such information or the termination of the condition described above, Regency shall provide prompt notice to the Selling Holders whose Registrable Securities are included in the Shelf Registration Statement, and shall promptly terminate any suspension of sales it has put into effect and shall take such other actions to permit registered sales of Registrable Securities as contemplated in this Agreement.

Section 2.02 Underwritten Offering. In the event that the Selling Holders holding a majority of the Common Units covered by this Agreement elect to dispose of Registrable Securities under the Shelf Registration Statement pursuant to an Underwritten Offering, Regency shall enter into an underwriting agreement in customary form with the Managing Underwriter or Underwriters, which shall include, among other provisions, indemnities to the effect and to the extent provided in Section 2.07, and shall take all such other reasonable actions as are requested by the Managing Underwriter in order to expedite or facilitate the registration and disposition of the Registrable Securities. In connection with any Underwritten Offering under this Agreement, Regency shall be entitled to select the Managing Underwriter or Underwriters, subject to the consent of Southern Union not to be unreasonably withheld or delayed. No Selling Holder may participate in such Underwritten Offering unless such Selling Holder agrees to sell its Registrable Securities on the basis provided in such underwriting agreement and completes and executes all questionnaires, powers of attorney, indemnities and other documents reasonably required under the terms of such underwriting agreement. Each Selling Holder may, at its option, require that any or all of the representations and warranties by, and the other agreements on the part of, Regency to and for the benefit of such underwriters also be made to and for such Selling Holder’s benefit and that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement also be conditions precedent to its obligations. No Selling Holder shall be required to make any representations or warranties to or agreements with Regency other than representations, warranties or agreements regarding such Selling Holder and its ownership of the securities being registered on its behalf and its intended method of distribution and any other representations required by law. If any Selling Holder disapproves of the terms of an underwriting, such Selling Holder may elect to withdraw therefrom by notice to Regency and the Managing Underwriter; provided, however, that such notice of withdrawal must be made before or at the time of pricing of such offering in order to be effective. No such withdrawal or abandonment shall affect Regency’s obligation to pay Registration Expenses.

Section 2.03 Registration Procedures. In connection with its obligations contained in Section 2.01, Regency will, as expeditiously as possible:

(a) prepare and file with the Commission such amendments and supplements to the Shelf Registration Statement and the prospectus used in connection therewith as may be necessary to keep the Shelf Registration Statement effective for the Effectiveness Period and as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by the Shelf Registration Statement;

(b) furnish to each Selling Holder (i) as far in advance as reasonably practicable before filing the Shelf Registration Statement or any supplement or amendment thereto, upon request, copies of reasonably complete drafts of all such documents proposed to be filed (including furnishing or making available exhibits and each document incorporated by reference therein to the extent then required by the rules and regulations of the Commission), and provide each such Selling Holder the opportunity to object to any information pertaining to such Selling Holder and its plan of distribution that is contained therein and make the corrections reasonably requested by such Selling Holder with respect to such information prior to filing the Shelf Registration Statement or supplement or amendment thereto, and (ii) such number of copies of the Shelf Registration Statement and the prospectus included therein and any supplements and amendments thereto as such Persons may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities covered by such Shelf Registration Statement;

(c) if applicable, use its reasonable best efforts to register or qualify the Registrable Securities covered by the Shelf Registration Statement under the securities or blue sky laws of such jurisdictions as the Selling Holders or, in the case of an Underwritten Offering, the Managing Underwriter, shall reasonably request, provided that neither Regency nor its general partner will be required to qualify generally to transact business in any jurisdiction where it is not then required to so qualify or to take any action which would subject it to general service of process in any such jurisdiction where it is not then so subject;

(d) promptly notify each Selling Holder and each underwriter, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of (i) the filing of the Shelf Registration Statement or any prospectus or prospectus supplement to be used in connection therewith, or any amendment or supplement thereto, and, with respect to such Shelf Registration Statement, when the same has become effective; and (ii) any written comments from the Commission with respect to any filing referred to in clause (i) and any written request by the Commission for amendments or supplements to the Shelf Registration Statement or any prospectus or prospectus supplement thereto;

(e) immediately notify each Selling Holder and each underwriter, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of (i) the happening of any event as a result of which the prospectus or prospectus supplement contained in the Shelf Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading, in light of the circumstances then existing; (ii) the issuance or threat of issuance by the Commission of any stop order suspending the effectiveness of the Shelf Registration Statement, or the initiation of any proceedings for that purpose; or (iii) the receipt by Regency of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction. Following the provision of such notice, Regency agrees to as promptly as practicable amend or supplement the prospectus or prospectus supplement or take other appropriate action so that the prospectus or prospectus supplement does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, in light of the circumstances then existing, and to take such other action as is necessary to remove a stop order, suspension, threat thereof or proceedings related thereto;

(f) furnish to each Selling Holder copies of any and all transmittal letters or other correspondence with the Commission or any other governmental agency or self-regulatory body or other body having jurisdiction (including any domestic or foreign securities exchange) relating to such offering of Registrable Securities;

(g) in the case of an Underwritten Offering, furnish upon request and addressed to the underwriters and to the Selling Holders, (i) an opinion of counsel for Regency, dated the effective date of the closing under the underwriting agreement, and (ii) a “comfort letter”, dated the effective date of the applicable registration statement or the date of any amendment or supplement thereto and a letter of like kind dated the date of the closing under the underwriting agreement, in each case, signed by the independent public accountants who have certified Regency’s financial statements included or incorporated by reference into the applicable registration statement, and each of the opinion and the “comfort letter” shall be in customary form and cover substantially the same matters with respect to such registration statement (and the prospectus and any prospectus supplement included therein) as are customarily covered in opinions of issuer’s counsel and in accountants’ letters delivered to the underwriters in Underwritten Offerings of securities, and such other matters as such underwriters may reasonably request;

(h) otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least 12 months, but not more than 18 months, beginning with the first full calendar month after the effective date of such registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 promulgated thereunder;

(i) make available to the appropriate representatives of the Managing Underwriter and Selling Holders access to such information and Regency personnel as is reasonable and customary to enable such parties to establish a due diligence defense under the Securities Act; provided that Regency need not disclose any information to any such representative unless and until such representative has entered into a confidentiality agreement with Regency;

(j) cause all such Registrable Securities registered pursuant to this Agreement to be listed on each securities exchange or nationally recognized quotation system on which similar securities issued by Regency are then listed;

(k) use its reasonable best efforts to cause the Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of Regency to enable the Selling Holders to consummate the disposition of such Registrable Securities;

(l) provide a transfer agent and registrar for all Registrable Securities covered by such registration statement not later than the effective date of such registration statement; and

(m) enter into customary agreements and take such other actions as are reasonably requested by the Selling Holders or the underwriters, if any, including participation in “roadshows,” as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities.

Each Selling Holder, upon receipt of notice from Regency of the happening of any event of the kind described in subsection (e) of this Section 2.03, shall forthwith discontinue disposition of the Registrable Securities until such Selling Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by subsection (e) of this Section 2.03 or until it is advised in writing by Regency that the use of the prospectus may be resumed, and has received copies of any additional or supplemental filings incorporated by reference in the prospectus, and, if so directed by Regency, such Selling Holder will, or will request the managing underwriter or underwriters, if any, to deliver to Regency (at Regency’s expense) all copies in their possession or control, other than permanent file copies then in such Selling Holder’s possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice.

Section 2.04 Cooperation by Holders. Regency shall have no obligation to include in the Shelf Registration Statement units of a Holder who has failed to timely furnish such information which, in the opinion of counsel to Regency, is reasonably required in order for the Shelf Registration Statement or any prospectus or prospectus supplement thereto, as applicable, to comply with the Securities Act.

Section 2.05 Restrictions on Public Sale by Holders of Registrable Securities. Each Holder of Registrable Securities who is included in the Shelf Registration Statement agrees not to effect any public sale or distribution of the Registrable Securities during the lock-up period contained in a prospectus supplement filed with the Commission with respect to the pricing of an Underwritten Offering, provided that (i) Regency gives written notice to such Holder of the date of the commencement and termination of such period with respect to any such Underwritten Offering and (ii) the duration of the foregoing restrictions shall be no longer than the duration of the shortest restriction generally imposed by the underwriters on Regency or on the officers or directors or any other unitholder of Regency on whom a restriction is imposed.

Section 2.06 Expenses.

(a) Certain Definitions. “Registration Expenses” means all expenses incident to Regency’s performance under or compliance with this Agreement to effect the registration of Registrable Securities in a Shelf Registration, and the disposition of such securities, including, without limitation, all registration, filing, securities exchange listing fees, all registration, filing, qualification and other fees and expenses of complying with securities or blue sky laws, fees of the Financial Industry Regulatory Authority, transfer taxes and fees of transfer agents and registrars, all word processing, duplicating and printing expenses, the fees and disbursements of counsel and independent public accountants for Regency, including the expenses of any special audits or “comfort letters” required by or incident to such performance and compliance. Except as otherwise provided in Section 2.07 hereof, Regency shall not be responsible for legal fees incurred by Holders in connection with the exercise of such Holders’ rights hereunder. In addition, Regency shall not be responsible for any “Selling Expenses,” which means all underwriting fees, discounts and selling commissions allocable to the sale of the Registrable Securities.

(b) Expenses. Regency will pay all Registration Expenses in connection with any Shelf Registration Statement filed pursuant to Section 2.01(a) of this Agreement, whether or not the Shelf Registration Statement becomes effective or any sale is made pursuant to the Shelf Registration Statement. Each Selling Holder shall pay all Selling Expenses in connection with any sale of its Registrable Securities hereunder.

Section 2.07 Indemnification.

(a) By Regency. In the event of a registration of any Registrable Securities under the Securities Act pursuant to this Agreement, Regency will indemnify and hold harmless each Selling Holder thereunder, its directors and officers and each underwriter pursuant to the applicable underwriting agreement with such underwriter and each Person, if any, who controls such Selling Holder or underwriter within the meaning of the Securities Act and the Exchange Act, against any losses, claims, damages, expenses or liabilities (including reasonable attorneys’ fees and expenses) (collectively, “Losses”), joint or several, to which such Selling Holder or underwriter or controlling Person may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such Losses (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Shelf Registration Statement, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in light of the circumstances under which they were made) not misleading, and will reimburse each such Selling Holder, its directors and officers, each such underwriter and each such controlling Person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such Loss or actions or proceedings; provided, however, that Regency will not be liable in any such case if and to the extent that any such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by such Selling Holder, such underwriter or such controlling Person in writing specifically for use in the Shelf Registration Statement or any prospectus contained therein or any amendment or supplement thereof. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Selling Holder or any such director, officer or controlling Person, and shall survive the transfer of such securities by such Selling Holder.

(b) By Each Selling Holder. Each Selling Holder agrees severally and jointly to indemnify and hold harmless Regency, its directors and officers, and each Person, if any, who controls Regency within the meaning of the Securities Act or of the Exchange Act against any Losses to the same extent as the foregoing indemnity from Regency to the Selling Holders, but only with respect to information regarding such Selling Holder furnished in writing by or on behalf of such Selling Holder expressly for inclusion in the Shelf Registration Statement or any prospectus contained therein or any amendment or supplement thereof relating to the Registrable Securities; provided, however, that the liability of each Selling Holder shall not be greater in amount than the dollar amount of the proceeds (net of any Selling Expenses) received by such Selling Holder from the sale of the Registrable Securities giving rise to such indemnification.

(c) Notice. Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but such indemnified party’s failure to so notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have to any indemnified party other than under this Section 2.07. The indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel reasonably satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 2.07 for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected; provided, however, that, (i) if the indemnifying party has failed to assume the defense and employ counsel or (ii) if the defendants in any such action include both the indemnified party and the indemnifying party and counsel to the indemnified party shall have concluded that there may be reasonable defenses available to the indemnified party that are different from or additional to those available to the indemnifying party, or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, then the indemnified party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the reasonable expenses and fees of one such separate counsel (firm) and other reasonable expenses related to such participation to be reimbursed by the indemnifying party as incurred. Notwithstanding any other provision of this Agreement, no indemnified party shall settle any action brought against it with respect to which it is entitled to indemnification hereunder without the consent of the indemnifying party, unless the settlement thereof imposes no liability or obligation on, and includes a complete and unconditional release from all liability of, the indemnifying party.

(d) Contribution. If the indemnification provided for in this Section 2.07 is held by a court or government agency of competent jurisdiction to be unavailable to Regency or any Selling Holder or is insufficient to hold it harmless in respect of any Losses, then each such indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Losses as between Regency, on the one hand, and such Selling Holder, on the other hand, in such proportion as is appropriate to reflect the relative fault of Regency, on the one hand, and of such Selling Holder, on the other, in connection with the statements or omissions which resulted in such Losses, as well as any other relevant equitable considerations; provided, however, that in no event shall such Selling Holder be required to contribute an aggregate amount in excess of the dollar amount of proceeds (net of Selling Expenses) received by such Selling Holder from the sale of Registrable Securities giving rise to such indemnification. The relative fault of Regency, on the one hand, and each Selling Holder, on the other hand, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact has been made by, or relates to, information supplied by such party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contributions pursuant to this paragraph were to be determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the first sentence of this paragraph. The amount paid by an indemnified party as a result of the Losses referred to in the first sentence of this paragraph shall be deemed to include any legal and other expenses reasonably incurred by such indemnified party in connection with investigating or defending any Loss which is the subject of this paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who is not guilty of such fraudulent misrepresentation.

(e) Other Indemnification. The provisions of this Section 2.07 shall be in addition to any other rights to indemnification or contribution which an indemnified party may have pursuant to law, equity, contract or otherwise.

Section 2.08 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission that may permit the sale of the Registrable Securities to the public without registration, Regency agrees to use its reasonable best efforts to:

(a) Make and keep public information regarding Regency available, as those terms are understood and defined in Rule 144 of the Securities Act, at all times from and after the date hereof;

(b) File with the Commission in a timely manner all reports and other documents required of Regency under the Securities Act and the Exchange Act at all times from and after the date hereof; and

(c) So long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request a copy of the most recent annual or quarterly report of Regency, and such other reports and documents so filed as such Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing such Holder to sell any such securities without registration.

Section 2.09 Transfer or Assignment of Registration Rights. The rights to cause Regency to include Registrable Securities in a Shelf Registration Statement may be transferred or assigned by Southern Union to one or more transferee(s) or assignee(s) of such Registrable Securities, provided that (a) such transferee or assignee is an Affiliate of Southern Union or receives at least 20% of the Common Units covered by this Agreement, (b) Regency is given written notice prior to any said transfer or assignment, stating the name and address of each such transferee and identifying the securities with respect to which such registration rights are being transferred or assigned, and (c) each such transferee or assignee assumes in writing responsibility for its portion of the obligations of Southern Union under this Agreement.

Section 2.10 Information by Holder. Any Holder or Holders of Registrable Securities included in any registration statement shall promptly furnish to Regency such information regarding such Holder or Holders and the distribution proposed by such Holder or Holders as Regency may reasonably request and as shall be required in connection with any registration, qualification or compliance referred to herein.

ARTICLE III

MISCELLANEOUS

Section 3.01 Communications. All notices and other communications provided for or permitted hereunder shall be made in writing by facsimile, courier service or personal delivery:

if to Regency to:

Regency Energy Partners LP

2001 Bryan Street, Suite 3700

Dallas, TX 75201

Telephone: (214) 840-5400

Facsimile:

Attention: Chief Financial Officer

with a copy to:

Locke Lord LLP

600 Travis Street, Suite 2800

Houston, TX 77002

Telephone: (713) 226-1528

Facsimile: (713) 229-2608

Attention: Dan A. Fleckman

if to Southern Union to:

Southern Union Company

c/o Energy Transfer Equity, L.P.

3738 Oak Lawn

Dallas, Texas 75219

Telephone: (832) 668-1210 or (214) 981-0763

Facsimile: (832) 668-1127

Attention: General Counsel

with a copy to:

Andrews Kurth LLP

600 Travis, Suite 4200

Houston, Texas 77002

Telephone: (713) 220-4360

Facsimile: (713) 238-7130

Attention: G. Michael O’Leary

All such notices and communications shall be deemed to have been received at the time delivered by hand, if personally delivered; when receipt acknowledged, if sent via facsimile; and when actually received, if sent by any other means.

Section 3.02 Books and Records; Financial Information.

(a) Regency shall provide to Southern Union and its Affiliates access upon reasonable notice during normal business hours to the Regency’s books and records to the extent reasonably necessary to prepare financial statements of Southern Union and its Affiliates in such forms and covering such periods as may be required by any applicable securities laws to be filed with the SEC by Southern Union or any of its Affiliates as a result of the transactions contemplated by this Agreement. Regency shall use its reasonable best efforts to cause its independent accountants to provide any consent necessary to the filing of such financial statements with the SEC and to provide such customary representation letters as are necessary in connection therewith. Until such time none of Southern Union and any of its Affiliates shall be obligated to include financial information with respect to Regency in any of their reports required to be filed with the SEC, Regency’s obligations under this Section 3.02 shall include the obligation to provide to Southern Union or any of its Affiliates, at Southern Union or such Affiliate’s expense, the accounting and financial information set forth on Schedule I.

(b) Regency hereby consents to the inclusion or incorporation by reference of the financial statements of the Regency in any registration statement, report or other filing of Southern Union or any of its Affiliates as to which Southern Union or any of its Affiliates reasonably determines that such financial statements are required to be included or incorporated by reference to satisfy any rule or regulation of the SEC or to satisfy relevant disclosure obligations under the Securities Act or the Exchange Act. Regency shall use reasonable best efforts to cause its independent auditors to consent to the inclusion or incorporation by reference of its audit opinion with respect to any of the financial statements of Regency in any such registration statement, report or other filing of Southern Union or any of its Affiliates, and Regency shall cause representation letters, in form and substance reasonably satisfactory to the its independent auditors, to be executed and delivered to the independent auditors in connection with obtaining any such consent.

(c) Regency shall provide access upon reasonable notice during normal business hours to its books and records as may be reasonably necessary for Southern Union or any of its Affiliates, or any of its advisors or representatives, to conduct customary due diligence with respect to the financial statements of Regency in connection with any offering of securities by Southern Union or any of its Affiliates or to enable an accounting firm to prepare and deliver a customary comfort letter with respect to financial information relating to Regency. Southern Union or its Affiliates shall reimburse Regency for any cost or expenses incurred by Regency in connection with the foregoing.

(d) Southern Union and its Affiliates shall not, directly or indirectly, disclose to any Person any confidential Information provided to Southern Union pursuant to this Section 3.02 (“Information”), which has not become generally available to the public, other than as a result of a breach of this Agreement. Notwithstanding the foregoing, (A) in the event that Southern Union or any of its Affiliates is required by Law or applicable stock exchange rules to disclose any Information, such party shall (1) notify Regency as promptly as practicable of the existence, terms and circumstances surrounding such a request, so that Regency may either waive such party’s compliance with the terms of this Section 3.2 or seek an appropriate protective order or other remedy and (2) if Regency seeks such a protective order, to provide such cooperation as Regency may reasonably request (at Regency’s sole expense) and (B) the Parties acknowledge and agree that Southern Union or its Affiliates may be required to include or incorporate into its financial statements the financial information described on Schedule I and Southern Union and any such Affiliate shall not publicly disclose such Information in its financial statements until Regency has publicly filed its financial statements containing such information. In the event that Regency waives compliance (in whole or in part) with the terms of this Section 3.02, or such protective order or other remedy is denied, as a result of which Southern Union or its Affiliate is nonetheless legally compelled to disclose such Information, Southern Union or its Affiliate, as the case may be, shall furnish only that portion of the Information that its legal counsel advises is legally required, and Southern Union or its Affiliate shall exercise its reasonable best efforts to preserve the confidentiality of the remainder of the Information. In no event shall Southern Union or its Affiliate oppose action by Regency to obtain a protective order or other relief to prevent the disclosure of Information or to obtain reliable assurance that confidential treatment will be afforded the Information.

Section 3.03 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the permitted successors and assigns of each of the parties, including subsequent Holders of Registrable Securities to the extent permitted herein.

Section 3.04 Assignment of Rights. All or any portion of the rights and obligations of Southern Union under this Agreement may be transferred or assigned by Southern Union only in accordance with Section 2.09 of this Agreement.

Section 3.05 Recapitalization, Exchanges, etc. Affecting the Common Units. The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all units of Regency or any successor or assign of Regency (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for or in substitution of, the Registrable Securities, and shall be appropriately adjusted for combinations, recapitalizations and the like occurring after the date of this Agreement.

Section 3.06 Specific Performance. Damages in the event of breach of this Agreement by a party hereto may be difficult, if not impossible, to ascertain, and it is therefore agreed that each such Person, in addition to and without limiting any other remedy or right it may have, will have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each of the parties hereto hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right will not preclude any such Person from pursuing any other rights and remedies at law or in equity which such Person may have.

Section 3.07 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

Section 3.08 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

Section 3.09 Governing Law. The laws of the State of Delaware shall govern this Agreement without regard to principles of conflict of laws.

Section 3.10 Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting or impairing the validity or enforceability of such provision in any other jurisdiction.

Section 3.11 Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein with respect to the rights granted by Regency set forth herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

Section 3.12 Amendment. This Agreement may be amended only by means of a written amendment signed by Regency and the Holders of a majority of the then outstanding Registrable Securities; provided, however, that no such amendment shall materially and adversely affect the rights of any Holder hereunder without the consent of such Holder.

Section 3.13 No Presumption. In the event any claim is made by a party relating to any conflict, omission, or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular party or its counsel.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

REGENCY ENERGY PARTNERS LP

By: Regency GP LP, its general partner

By: Regency GP LLC, its general partner

By:
Name:
Title:

SOUTHERN UNION COMPANY

By:

Name:

Title:

Signature Page to Registration Rights Agreement

Schedule I

Accounting and Financial Information

•	Provide the following financial statements immediately after closing:

•	Audited annual financial statements from Regency’s most recent Form 10-K

•	Unaudited interim financial statements for the most recent quarter-end

•	Provide audited annual financial statements for each subsequent annual period.

•	Provide in draft form when available; provide in final form with auditors’ report when finalized.

•	Provide estimated income at the end of each calendar quarter, no later than the 9th business day following the end of the quarter.

•

Unless otherwise provided in the Contribution Agreement, upon the written request of Southern Union or any of its Affiliates, provide good faith estimates of the following at the end of each calendar quarter, no later than the 21st calendar day following the end of the quarter.

•	Qualifying income calculation

•	Projection of net taxable income of Regency for the full year

•	Provide a draft of Regency’s Form 10-Q within 20 business days following the end of a calendar quarter

•	Provide a draft of Regency’s Form 10-K within 30 business days following the end of a calendar year

•	Provide assistance with obtaining consent from Regency’s auditor, for example:

•	Respond to inquiries

•	Sign management representation letters

•	Provide updated financial information

EXHIBIT D

FORM OF REGENCY PARTNERSHIP AGREEMENT AMENDMENT

Exhibit D-1

AMENDMENT NO. 8 TO AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP OF

REGENCY ENERGY PARTNERS LP

This Amendment No. 8 to the Amended and Restated Agreement of Limited Partnership of Regency Energy Partners LP (this “Amendment”), dated as of [—], 2013, is entered into and effectuated by Regency GP LP, a Delaware limited partnership, as the General Partner, pursuant to authority granted to it in Sections 5.6 and 13.1 of the Amended and Restated Agreement of Limited Partnership of Regency Energy Partners LP, dated as of February 3, 2006, as amended by Amendments No. 1 through 7 (collectively, the “Partnership Agreement”). Capitalized terms used but not defined herein are used as defined in the Partnership Agreement.

RECITALS:

Section 13.1(d)(i) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement to reflect a change that, in the discretion of the General Partner, does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect. The General Partner has determined that the following amendment to the Partnership Agreement does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect.

Section 5.6 of the Partnership Agreement provides that the General Partner, without the approval of any Limited Partners, may issue additional Partnership Securities, or classes or series thereof, for any Partnership purpose at any time and from time to time, and may issue such Partnership Securities for such consideration and on such terms and conditions as shall be established by the General Partner in its sole discretion.

Section 13.1(g) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement necessary or advisable in connection with the authorization or issuance of any class or series of Partnership Securities pursuant to Section 5.6 of the Partnership Agreement.

The Partnership, Regency Western G&P LLC, a Delaware limited liability company (“Regency SPV”), Southern Union Company, a Delaware corporation and the other parties named therein, entered into that certain Contribution Agreement (the “Contribution Agreement”) dated February 27, 2013, pursuant to which the Partnership through Regency SPV will acquire all of the outstanding limited liability company interests of Southern Union Gathering Company, LLC in exchange for aggregate consideration that includes the issuance of Common Units and Class F Common Units.

The General Partner deems it in the best interest of the Partnership to effect this Amendment in order to provide for (i) the temporary elimination of the obligation to pay certain Incentive Distributions as provided in Section 1 of this Amendment and (ii) the issuance of the Class F Common Units to certain persons pursuant to the Contribution Agreement.

NOW, THEREFORE, the Partnership Agreement is amended as follows:

Section 1. Amendment Relating to Incentive Distribution Rights. Section 6.4 is amended by adding a new subsection (c) to such Section:

(c) Notwithstanding anything to the contrary in this Section 6.4, the amount of Available Cash distributable to the holder of the Incentive Distribution Rights pursuant to clauses (iii)(B), (iv)(B) and (v)(B) of Subsection 6.4(b), as applicable, in respect of(i) the Preceding Quarter, the Closing Quarter, and the seven full consecutive Quarters after the Closing Quarter shall be equal to the amount that would have been distributed to the holder of the Incentive Distribution Rights for such Quarter if the 2013 Contribution Units had not been issued, and (ii) the eighth full Quarter after the Closing Quarter, shall be determined in accordance with the following formula:

[A + (B * C/D) - ((E * F) * (G/H))] = Available Cash distributed to the holder of the Incentive Distribution Rights for the eighth full Quarter after the Closing Quarter

Where:

A = the amount of Available Cash that would have been distributed to the holder of the Incentive Distribution Rights for such Quarter pursuant to clauses (iii)(B), (iv)(B) and (v)(B) of Section 6.4(b), as applicable, if the 2013 Contribution Units had not been issued; and

B = the amount of Available Cash that would otherwise have been distributed to the holder of the Incentive Distribution Rights for such Quarter pursuant to clauses (iii)(B), (iv)(B) and (v)(B) of Section 6.4(b), as applicable, if this Section 6.4(c) did not exist, less the amount of Available Cash that would have been distributed to the holder of the Incentive Distribution Rights for such Quarter pursuant to clauses (iii)(B), (iv)(B) and (v)(B) of Section 6.4(b), as applicable, if the 2013 Contribution Units had not been issued; and

C = the number of days commencing on the Contribution Agreement Closing Date and ending on and including the last day of the Closing Quarter;

D = the total number of days in the Closing Quarter;

E = the Amount of Available Cash that would have been distributed per Common Unit then Outstanding for such Quarter pursuant to Section 6.4(b) if this Section 6.4(c) were not in effect;

F = [Number of Class F Common Units]; and

G = the number of days commencing on the first day of the such Quarter and ending on and including the second anniversary of the Contribution Agreement Closing Date; and

H = the total number of days in such Quarter.

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After the Quarter referred to in clause (ii) of this Section 6.4(c), Incentive Distributions shall be payable to the holders of the Incentive Distribution Rights without reduction pursuant to this Section 6.4(c).

Section 2. Amendment Relating to Class F Common Units.

(a) Section 1.1 is amended to add or amend and restate the following definitions in the appropriate alphabetical order:

(i) “2013 Contribution Units” means the [insert number of common units] Common Units issued to Southern Union Company or its affiliates in connection with the transactions contemplated by the Contribution Agreement.

(ii) “Class F Common Unit” means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners, and having the rights and obligations specified with respect to the Class F Common Units in this Agreement. Other than to the extent that this Agreement provides for specific different rights, preferences or designations, the term “Class F Common Unit” refers to a Common Unit and each Class F Common Unit shall be treated as if it were a Common Unit for all purposes.

(iii) “Class F Conversion Date” has the meaning assigned to such term in Section 5.15(b)(vii).

(iv) “Closing Quarter” means the Quarter in which the Contribution Agreement Closing Date occurs.

(v) “Contribution Agreement” means the Contribution Agreement by and among the Partnership, Regency SPV, Southern Union Company, a Delaware limited liability company and the other parties named therein, dated as of February 27, 2013.

(vi) “Contribution Agreement Closing Date” means the date of the closing of the contribution of 100 percent of the membership interest of Southern Union Gathering Company, a Delaware limited liability company, pursuant to the Contribution Agreement.

(vii) “Issue Price” means the price at which a Unit is purchased from the Partnership, after taking into account any sales commission or underwriting discount charged to the Partnership and after taking into account any other form of discount with respect to the price at which a Unit is purchased from the Partnership; provided, however, that, (A) in the case of the Series A Preferred Units, the Issue Price shall be $18.30 per Unit and (B) in the case of the Class F Common Units, the Issue Price shall be $[—] per unit.

(viii) “Partnership Security” means any class or series of equity interest in the Partnership (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in the Partnership), including, without limitation, Common Units, Class F Common Units, Series A Preferred Units, and Incentive Distribution Rights.

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(ix) “Preceding Quarter” means the Quarter immediately prior to the Closing Quarter.

(x) “Regency SPV” means Regency Western G&P LLC, a Delaware limited liability company and an indirect wholly owned subsidiary of the Partnership.

(xi) “Remaining Net Positive Adjustments” means as of the end of any taxable period, (i) with respect to the Unitholders holding Common Units or Class F Common Units, the excess of (a) the Net Positive Adjustments of the Unitholders holding Common Units or Class F Common Units as of the end of such period over (b) the sum of those Partners’ Share of Additional Book Basis Derivative Items for each prior taxable period, (ii) with respect to the General Partner (as holder of the General Partner Units), the excess of (a) the Net Positive Adjustments of the General Partner as of the end of such period over (b) the sum of the General Partner’s Share of Additional Book Basis Derivative Items with respect to the General Partner Units for each prior taxable period, and (iii) with respect to the holders of Incentive Distribution Rights, the excess of (a) the Net Positive Adjustments of the holders of Incentive Distribution Rights as of the end of such period over (b) the sum of the Share of Additional Book Basis Derivative Items of the holders of the Incentive Distribution Rights for each prior taxable period.

(xii) “Retained Converted Class F Common Units” has the meaning assigned to such term in Section 5.5(c)(iii).

(xiii) “Share of Additional Book Basis Derivative Items” means, in connection with any allocation of Additional Book Basis Derivative Items for any taxable period, (i) with respect to the Unitholders holding Common Units or Class F Common Units, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Unitholders’ Remaining Net Positive Adjustments as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time, (ii) with respect to the General Partner (as holder of the General Partner Interest), the amount that bears the same ratio to such Additional Book Basis Derivative Items as the General Partner’s Remaining Net Positive Adjustments as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time, and (iii) with respect to the Partners holding Incentive Distribution Rights, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Remaining Net Positive Adjustments of the Partners holding the Incentive Distribution Rights as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time.

(xiv) “Unit” means a Partnership Security that is designated as a “Unit” and shall include Common Units, Class F Common Units and Series A Preferred Units, but shall not include (i) General Partner Units (or the General Partner Interest represented thereby) or (ii) Incentive Distribution Rights.

(xv) “Unit Majority” means at least a majority of the Outstanding Units.

(b) Section 4.8(c) of the Partnership Agreement is amended to add the following sentence at the end of such section as follows:

The transfer of a Class F Common Unit that has converted into a Common Unit shall be subject to the restrictions imposed by Section 6.7(e).

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(c) Section 5.5(a) of the Partnership Agreement is amended to add the following at the end of such section:

The initial Capital Account balance in respect of each Class F Common Unit shall be the Issue Price for such Class F Common Unit, and the initial Capital Account balance of each holder of Class F Common Units in respect of all Class F Common Units held shall be the product of such initial balance for a Class F Common Unit multiplied by the number of Class F Common Units held thereby.

(d) Section 5.5(c) is amended to add a new subclause (iii) at the end of such section as follows:

(iii) Immediately prior to the transfer of a Class F Common Unit or of a Class F Common Unit that has converted into a Common Unit pursuant to Section 5.15 by a holder thereof (other than a transfer to an Affiliate unless the General Partner elects to have this subparagraph 5.5(c)(iii) apply), the Capital Account maintained for such Person with respect to its Class F Common Units or converted Class F Common Units will (A) first, be allocated to the Class F Common Units or converted Class F Common Units to be transferred in an amount equal to the product of (x) the number of such Class F Common Units or converted Class F Common Units to be transferred and (y) the Per Unit Capital Amount for a Common Unit, and (B) second, any remaining balance in such Capital Account will be retained by the transferor, regardless of whether it has retained any Class F Common Units or converted Class F Common Units (“Retained Converted Class F Common Units”); provided that, if such remaining balance would be negative, items of Partnership income and gain shall be specially allocated pursuant to Section 6.1(d)(v) to such transferor Partner in an amount and manner sufficient to eliminate the deficit in its Capital Account as quickly as possible. Following any such allocation, the transferor’s Capital Account, if any, maintained with respect to the retained Class F Common Units or Retained Converted Class F Common Units, if any, will have a balance equal to the amount allocated under clause (B) hereinabove, and the transferee’s Capital Account established with respect to the transferred Class F Common Units or converted Class F Common Units will have a balance equal to the amount allocated under clause (A) hereinabove.

(e) Section 5.5(d)(i) is amended to add the following sentence at the end of such section as follows:

Any adjustments that are made under this paragraph in connection with the issuance of the Class F Common Units shall be based on the Issue Price of the Class F Common Units.

(f) Article V is amended to add a new Section 5.15 creating a new series of Units to read in its entirety:

Section 5.15. Establishment of Class F Common Units.

(a) General. The General Partner hereby designates and creates a series of Units to be designated as “Class F Common Units” and consisting of a total of [—] Class F Common Units, having the same rights and preferences, and subject to the same duties and obligations as the Common Units, except as set forth in this Section 5.15.

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(b) Rights of Class F Common Units. During the period commencing upon the date of issuance of the Class F Common Units and ending on the Class F Conversion Date, the Class F Common Units shall have the following rights and preferences and shall be subject to the following duties and obligations:

(i) Allocations. Except as otherwise provided in this Agreement, no items of Partnership income, gain, loss, deduction and credit shall be allocated to the Class F Common Units under Section 6.1(a) and (b).

(ii) Distributions. The Class F Common Units shall not have the right to share in regular quarterly Partnership distributions of cash from Operating Surplus. In no event shall this be construed as a limitation on the right of holders of Class F Common Units to share in distributions from Capital Surplus.

(iii) Allocation of Net Termination Gain to Class F Common Unitholders. Notwithstanding anything to the contrary in Section 6.1(c)(i), Unitholders holding Class F Common Units shall be allocated Net Termination Gain in accordance with Section 6.1(c)(i); provided, that

(A) Unitholders holding Class F Common Units shall not receive any allocation pursuant to Section 6.1(c)(i)(B) or Section 6.1(c)(i)(C); and

(B) following any allocation made pursuant to Section 6.1(c)(i)(B) and prior to any allocation made pursuant to Section 6.1(c)(i)(C), any remaining Net Termination Gain shall be allocated (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Class F Common Units, Pro Rata, a percentage equal to 100% less the percentage applicable to subclause (x) of Section 6.1(c)(i)(B), until the Capital Account in respect of each Class F Common Unit then Outstanding is equal to its Unrecovered Capital, determined for the taxable year (or portion thereof) to which this allocation of gain relates; and

(C) Unitholders holding Class F Common Units shall be entitled to receive allocations pursuant to Sections 6.1(c)(i)(D) through 6.1(c)(i)(G) as Unitholders, but Class F Common Units shall not be deemed to be Common Units for the purposes of determining whether or not any of the First Liquidation Target Amount, the Second Liquidation Target Amount or the Third Liquidation Target Amount has been achieved.

(iv) Allocation of Net Termination Loss to Class F Common Unitholders. Notwithstanding anything to the contrary in Section 6.1(c)(ii), with respect to allocations made in accordance with Section 6.1(c)(ii), Unitholders holding Class F Common Units shall be allocated Net Termination Loss in accordance with Section 6.1(c)(ii)(B) in the same manner as Unitholders holding Common Units.

(v) Voting Rights.

(A) The Class F Common Units shall have voting rights that are identical to the voting rights of the Common Units and shall vote with the Common Units as a single class, so that each Class F Common Unit will be entitled to one vote on each matter with respect to which each Common Unit is entitled to vote. Each reference in the Partnership Agreement to a vote of holders of Common Units shall be deemed to be a reference to the holders of Common Units and Class F Common Units.

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(B) Notwithstanding any other provision of this Agreement, in addition to all other requirements imposed by Delaware law, and all other voting rights granted under this Agreement, the affirmative vote of seventy-five percent (75%) of the Class F Common Units, voting separately as a class with one vote per Class F Common Unit, shall be necessary on any matter that adversely affects any of the rights, preferences and privileges of the Class F Common Units in any respect.

(vi) Certificates.

(A) The Class F Common Units shall be evidenced by certificates in such form as the General Partner may approve and, subject to the satisfaction of any applicable legal, regulatory and contractual requirements, may be assigned or transferred in a manner identical to the assignment and transfer of other Units; unless and until the General Partner determines to assign the responsibility to another Person, the General Partner will act as the registrar and transfer agent for the Class F Common Units. The certificates evidencing Class F Common Units shall be separately identified and shall not bear the same CUSIP number as the certificates evidencing Common Units.

(B) In addition to any legend required by the Partnership Agreement to be included on any certificate representing Class F Common Units (or Common Units issuable upon conversion thereof) a legend shall be placed on the certificates representing the Class F Common Units (and the Common Units issuable upon conversion thereof) as required by, and until eligible to be removed as provided in, Section 5.11 of the Contribution Agreement.

(vii) Conversion. Each Class F Common Unit will automatically convert into Common Units on a one-for-one basis on the close of business on the first Business Day after the record date for the Quarter preceding the Quarter in which the second anniversary of the Contribution Agreement Closing Date occurs (the “Class F Conversion Date”). The holder of any Class F Common Unit shall surrender the certificates evidencing such Class F Common Units for conversion at the office of the General Partner. In such case, the Partnership shall, as soon as practicable thereafter, issue and deliver at such office to the Person in whose name the surrendered Class F Common Units were registered one or more certificates evidencing Common Units, registered in the name of such Person, for the number of Common Units to which such Person shall be entitled as aforesaid.

(g) Section 6.1(d)(iii)(A) is amended and restated to read in its entirety:

(A) If the amount of cash or the Net Agreed Value of any property distributed (except (x) for any difference resulting from the application of Section 5.15(b)(ii) or (y) cash or property distributed or deemed distributed pursuant to Section 12.4) to any Unitholder with respect to its Units for a taxable year is greater (on a per Unit basis) than the amount of cash or the Net Agreed Value of property distributed to the other Unitholders with respect to their Units (on a per Unit basis), then (1) each Unitholder receiving such greater cash or property distribution shall be allocated gross income in an amount equal to the product of (aa) the amount by which the

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distribution (on a per Unit basis) to such Unitholder exceeds the distribution (on a per Unit basis) to the Unitholders receiving the smallest distribution and (bb) the number of Units owned by the Unitholder receiving the greater distribution; and (2) the General Partner shall be allocated gross income in an aggregate amount equal to the product obtained by multiplying (aa) the quotient determined by dividing (x) the General Partner’s Percentage Interest at the time in which the greater cash or property distribution occurs by (y) the sum of 100 less the General Partner’s Percentage Interest at the time in which the greater cash or property distribution occurs times (bb) the sum of the amounts allocated in clause (1) above.

(h) Article VI is amended to add a new Section 6.1(d)(xv) as follows:

(xv) Allocations for Class F Common Units.

(B) With respect to any taxable period of the Partnership ending upon, or after, a Book-Up Event or a Book-Down Event occurring no earlier than the taxable year during which the Class F Common Units convert into Common Units or a sale of all or substantially all of the assets of the Partnership occurring after the date of issuance of Class F Common Units, Partnership items of income, gain, loss or deduction for such taxable period shall be allocated (1) to the Partners holding Class F Common Units or converted Class F Common Units that are Outstanding as of the time of such event in proportion to the number of Class F Common Units or converted Class F Common Units held by such Partners, and/or (2) to the Partners holding Common Units (other than Class F Common Units or converted Class F Common Units) that are Outstanding as of the time of such event in proportion to the number of Common Units held by such Partners, until the Capital Account of each Class F Common Unit or converted Class F Common Unit is equal to the Per Unit Capital Amount for a then outstanding Common Unit (other than a converted Class F Common Unit).

(C) With respect to any taxable period of the Partnership ending upon, or after, the transfer of converted Class F Common Units to a Person that is not an Affiliate of the holder, Partnership items of income, gain, loss or deduction for such taxable period shall be allocated (1) to the Partners transferring (or receiving, as applicable) such converted Class F Common Units in proportion to the number of converted Class F Common Units transferred (or received, as applicable) by such Partners, and/or (2) to the Partners holding Common Units (other than Class F Common Units or converted Class F Common Units) that are Outstanding as of the time of such event in proportion to the number of Common Units held by such Partners, until the Capital Account of such converted Class F Common Unit is equal to the Per Unit Capital Amount for a then outstanding Common Unit (other than a converted Class F Common Unit).

(i) Article VI is amended to add a new Section 6.7(g) as follows:

(g) A Unitholder holding a Class F Common Unit that has converted into a Common Unit pursuant to Section 5.15 shall be required to provide notice to the General Partner of the proposed transfer of the converted Class F Common Unit within 30 days prior to such proposed transfer and in no event later than the last Business Day of the calendar year during which such transfer occurs, unless (x) the transfer is to an Affiliate of the holder or (y) by virtue of the application of Section 6.1(d)(xv)(B) to a prior transfer of the Unit or the application of Section 6.1(d)(xv)(A), the General Partner has previously determined, based on advice of counsel, that

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the converted Class F Common Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics of an Initial Common Unit. In connection with the condition imposed by this Section 6.7(g), the General Partner shall take whatever steps are required to provide economic uniformity to the converted Class F Common Units in preparation for a transfer of such Units, including the application of Section 5.5(c)(iii) and/or Section 6.1(d)(xv)(B); provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units represented by Common Unit Certificates (for this purpose the allocations of income, gain, loss and deductions with respect to Class F Common Units or Common Units will be deemed not to have a material adverse effect on the Unitholders holding Common Units).

Section 3. Ratification of Partnership Agreement. Except as expressly modified and amended herein, all of the terms and conditions of the Partnership Agreement shall remain in full force and effect.

Section 4. General Authority. The appropriate officers of the General Partner are hereby authorized to make such clarifying and conforming changes as they deem necessary or appropriate, and to interpret the Partnership Agreement, to give effect to the intent and purposes of this Amendment.

Section 5. Governing Law. This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of laws.

(Signature page follows)

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IN WITNESS WHEREOF, the General Partner has executed this Amendment as of the date first above written.

GENERAL PARTNER:

REGENCY GP LP

By: Regency GP LLC, its General Partner

By:

Authorized Officer:

Title:

EXHIBIT E

FORM OF GUARANTEE OF COLLECTION

AND

FORM OF SUPPORT AGREEMENT

Exhibit E-1

Exhibit E

GUARANTEE OF COLLECTION

THIS GUARANTEE OF COLLECTION (this “Guarantee”) is made as of             , 2013, by [NEWCO LLC]1, a Delaware limited liability company (the “Guarantor”) to REGENCY ENERGY PARTNERS LP, a Delaware limited partnership and parent of the Guarantor (“Regency”) to provide a guarantee of collection, on the terms set forth herein, for the benefit of the holders (the “Holders”) of the Supported Debt (as hereinafter defined) [and the trustee (the “Trustee”)] under the [Indenture dated             , 20    , as supplemented by the          Supplemental Indenture, dated as of             , 2013 (collectively, the “Senior Notes Indenture”) with respect to up to $          of the aggregate principal amount of senior notes comprised of     % Senior Notes due 20     (collectively, the “Senior Notes”)] / [new credit agreement dated as of [                    ] by and among Regency, as borrower, [    ] as administrative agents, and the lenders named therein (the “New Credit Facility”) with respect to $[        ] borrowed under such New Credit Facility] (the “Supported Debt”). For the avoidance of doubt, the Guarantor shall not be deemed a Subsidiary Guarantor within the meaning of the Senior Notes Indenture/New Credit Facility.]2

R E C I T A L S

WHEREAS, Southern Union Company, a Delaware corporation (“Southern Union”), Regency, and Regency Western G&P LLC, a Delaware limited liability company (“Regency SPV”), and, solely for limited purposes, ETP Holdco Corporation, a Delaware corporation, and Energy Transfer Equity, L.P., a Delaware limited partnership, have entered into that certain Contribution Agreement, dated as of February     , 2013 (the “Contribution Agreement”) pursuant to which Southern Union has agreed to contribute to Regency (through Regency SPV) 100% of the ownership interests in Southern Union Gathering Company, LLC, a Delaware limited liability company (the “Contribution”);

WHEREAS, on             , 2013, Regency [issued the Senior Notes/borrowed $[        ] under the New Credit Facility];

WHEREAS, in furtherance of the Contribution, PEPL Holdings, LLC, a Delaware limited liability company entered into a support agreement dated as of even date herewith and attached hereto as Exhibit A (the “Support Agreement”) to provide support to the Guarantor in furtherance of this Guarantee in support of the Supported Debt, on the terms and subject to the conditions set forth therein; and

WHEREAS, in furtherance of the Contribution, the Guarantor desires to enter into this Guarantee and be bound by the terms and conditions set forth herein.

[1]	A disregarded entity to be formed and named by Regency.
[2]	To be revised once the form of debt to be issued is determined.

A G R E E M E N T S

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Guarantor, the Guarantor agrees as follows:

1. Guarantee. Subject to the terms herein, the Guarantor guarantees to the Holders and the Trustee full and prompt collection of the principal amount due under the Supported Debt, but not any accrued and unpaid interest thereon or any fees or other amounts of any kind whatsoever that shall be due to the Holders by Regency (the “Liabilities”).

2. Guarantee of Collection. This is a guarantee of collection only, and not a guarantee of payment. Notwithstanding any other term or condition of this Guarantee to the contrary, the Guarantor shall not be obligated to make any payment pursuant to this Guarantee unless and until each of the following has occurred: (i) the Trustee or other Holder must use commercially reasonable efforts to obtain judgment against Regency, (ii) the Trustee or other Holder must use commercially reasonable efforts to execute on any judgment obtained against Regency, (iii) following execution of any such judgment, a portion of the sums due under the Supported Debt constituting Liabilities must remain unpaid, (iv) if no bankruptcy proceeding has been commenced with respect to Regency, the Trustee or other Holder shall have brought an action in a court of law having proper subject matter jurisdiction against Regency to collect such Liabilities, obtained a final and non-appealable judgment by such court against Regency in respect of such Liabilities and levied execution of such judgment against the property of Regency, and as a result of such execution received less than payment in full in cash or property of such Liabilities, and (v) if a bankruptcy proceeding has been commenced with respect to Regency, the closing of the bankruptcy proceeding after its administration under 11 U.S.C. Section 350(a) shall have occurred and the Trustee or other Holder shall have received, after all distributions contemplated by such bankruptcy proceeding or otherwise, less than payment in full in cash or property in respect of such Liabilities. For these purposes, the value of any payment made in property shall be equal to the fair market value of such property at the time of such payment.

3. Termination of Guarantee. This Guarantee shall remain in effect and will not terminate until the Liabilities have been paid in full.

4. Waivers. The Guarantor waives (i) notice of acceptance of this Guarantee, (ii) all presentments and protests, and (iii) notice of dishonor.

5. Obligations Absolute. Except as set forth in this Guarantee, the Guarantor’s obligations are in all respects absolute and unconditional and will not be impaired, modified, released or limited by any occurrence or condition whatsoever, including, without limitation, (i) any modification, discharge, renewal or extension of the Liabilities or the Supported Debt, or any amendment, modification or stay of the Trustee’s or other Holder’s rights under the Supported Debt which may occur in any bankruptcy or reorganization case or proceeding concerning Regency, whether permanent or temporary and whether or not assented to by the Trustee or other Holder, (ii) any notice of withdrawal of this Guarantee, at any time and from time to time before, at or after maturity of the Supported Debt, (iii) any determination that any signatures on behalf of Regency on the Supported Debt are not genuine or that the Supported Debt is not the legal, valid and binding obligation of Regency, or (iv) any defenses that Regency may have as to any sums due under the Supported Debt.

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6. Waiver of Subrogation. Until the Liabilities have been paid in full, the Guarantor irrevocably waives, relinquishes and renounces any right of subrogation, contribution, indemnity, reimbursement or any claim whatsoever which the Guarantor may have against Regency or any other guarantors liable on the Supported Debt arising out of, or in any way connected with, the documents evidencing, guaranteeing or otherwise relating to the Supported Debt (the “Supported Debt Documents”). The Guarantor will not assert any such claim against Regency or any such guarantor, in any proceeding, legal or equitable, including any bankruptcy, insolvency or reorganization proceeding, before the Trustee and the Holders are paid in full for the Liabilities. This provision will inure to the benefit of and will be enforceable by the Trustee, the Holders, Regency and any such guarantors, and their successors and assigns, including any trustee in bankruptcy or debtor-in-possession. This provision will not prevent the Guarantor from asserting a claim against Regency or any such guarantors once the Liabilities have been fully paid to the Trustee and the Holders. Once the Liabilities have been paid in full, if the Guarantor has made any payment to the Trustee and the Holders under this Guarantee, then the Trustee and the Holders will assign to the Guarantor, to the extent of such payment, the Trustee’s and the Holders’ interest in the Supported Debt Documents and any judgments against Regency.

7. Reinstatement of Guaranteed Liabilities. The Guarantor acknowledges and agrees that the Guarantor’s obligations hereunder shall apply to and continue with respect to any amount paid to the Trustee and the Holders on the Liabilities which is subsequently recovered from the Trustee and the Holders for any reason whatsoever (including, without limitation, as a result of any bankruptcy, insolvency or fraudulent conveyance proceeding), notwithstanding the fact that the Liabilities may have been previously paid in full or this Guarantee terminated, or both.

8. Assignment. The Trustee and the Holders may, from time to time, whether before or after any withdrawal of this Guarantee, without notice to the Guarantor, assign or transfer any or all of the Liabilities or any interest therein; and, notwithstanding any such assignment or transfer or any subsequent assignment or transfer thereof, such Liabilities shall be and remain Liabilities for purposes of this Guarantee, and each and every immediate and successive assignee or transferee of any of the Liabilities or of any interest therein shall, to the extent of the interest of such assignee or transferee in the Liabilities, be entitled to the benefits of this Guarantee to the same extent as if such assignee or transferee were the Trustee or other Holder; provided, however, that, unless the Trustee or Holders shall otherwise consent in writing, the Trustee and the Holders shall have an unimpaired right, prior and superior to that of any such assignee or transferee, to enforce this Guarantee, for the benefit of the Trustee and the Holders, as to that portion of the Liabilities which the Trustee and the Holders have not assigned or transferred.

9. Cumulative Rights; No Waiver. Each and every right granted to the Trustee and the Holders hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time subject only to the limitations set forth in this Guarantee. No failure on the part of the Trustee and the Holders to exercise, and no delay in exercising, any right shall operate as a waiver thereof, nor shall any single or partial exercise by the Trustee or other Holder of any right preclude any other or future exercise thereof or the exercise of any other right.

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10. Interpretation and Construction. Each reference herein to the Trustee and the Holders shall be deemed to include their respective successors and assigns, and each reference to Regency and the Guarantor and any pronouns referring thereto as used herein shall be construed in the singular or plural as the context may require and shall be deemed to include the successors and assigns of Regency and the Guarantor, all of whom shall be bound by the provisions hereof. All references herein to Regency shall be deemed to include any successor or successors, whether immediate or remote, to Regency.

11. Continuing Guarantee. Subject to the limitations herein, this instrument is intended to be a full, complete and continuing guarantee to the Trustee and the Holders to the extent of and for the Liabilities owing by Regency to the Trustee and the Holders from time to time and to be valid and continuous without other or further notice to the Guarantor, notwithstanding the death, disability or dissolution of Regency or any other guarantor, until notice in writing of withdrawal of this Guarantee, signed by the parties hereto or any of them or by the legal representative(s) of a deceased party, has actually been given to the Trustee and the Holders, and then only as to the party or parties signing such notice and to transactions subsequent to the time of such notice; provided, however, that no such notice of withdrawal shall affect or impair any of the agreements and obligations of the Guarantor hereunder with respect to any and all Liabilities existing at the time of actual receipt of such notice by the Trustee and the Holders until paid in full; and shall not affect or impair the Trustee’s or other Holder’s right to recover all expenses paid or incurred by the Trustee or other Holder endeavoring to enforce this Guarantee against the Guarantor. All of the agreements and obligations of the Guarantor under this Guarantee shall, notwithstanding any such notice of withdrawal, remain in effect until all such Liabilities and all such expenses shall have been paid in full.

12. Subsequent Guaranties. No subsequent guarantee by the Guarantor or any other person of the Liabilities shall be deemed to be in lieu of or to supersede this Guarantee, unless otherwise expressly provided therein. The obligation under this Guarantee shall be in addition to any obligation of the Guarantor as endorser of any obligations of Regency.

13. Governing Law. THIS GUARANTEE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS TO THE EXTENT THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

14. Consent to Jurisdiction; Waiver of Jury Trial. The Guarantor irrevocably submits to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York County, and any appellate court from any thereof, for the purposes of any proceeding arising out of this Guarantee or the transactions contemplated hereby (and agrees that no such proceeding relating to this Guarantee or the transactions contemplated hereby shall be brought by it except in such courts). The Guarantor irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any proceeding arising out of this Guarantee or the transactions contemplated hereby in any New York State court or federal court of the United States of America sitting in New York County, and any

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appellate court from any thereof, or that any such proceeding brought in any such court has been brought in an inconvenient forum. The Guarantor also agrees that any final and non appealable judgment against it in connection with any proceeding shall be conclusive and binding on it and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY ACTION OR PROCEEDING TO ENFORCE OR TO DEFEND ANY RIGHTS UNDER THIS GUARANTEE SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

15. Entire Agreement. This Guarantee constitutes the entire agreement with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, between the parties related thereto.

[Remainder of page intentionally left blank; signature page follows]

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IN WITNESS WHEREOF, the undersigned has executed this Guarantee as of the date and year first written above.

[NEWCO LLC]

By:
Name:
Title:

Signature Page to Guarantee of Collection

Exhibit E

SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”) is made as of             , 2013 (the “Effective Date”), by and among PEPL HOLDINGS, LLC, a Delaware limited liability company (the “Support Provider”), REGENCY ENERGY PARTNERS LP, a Delaware limited partnership (“Regency”), and [NEWCO LLC]1, a Delaware limited liability company and wholly owned direct subsidiary of Regency (“Regency Subsidiary Guarantor”). The Support Provider, Regency and Regency Subsidiary Guarantor may hereinafter be referred to individually as a “Party” or collectively as the “Parties.”

PRELIMINARY STATEMENTS:

A. Southern Union Company, a Delaware corporation (“Southern Union”), Regency, Regency Western G&P LLC, a Delaware limited liability company (“Regency SPV”), and the other parties named therein have entered into that certain Contribution Agreement, dated as of February 27, 2013 (the “Contribution Agreement”) pursuant to which Southern Union has agreed to contribute to Regency (through Regency SPV) 100% of the ownership interests in Southern Union Gathering Company, LLC, a Delaware limited liability company (the “Contribution”).

B. In connection with and in order to facilitate the Contribution, pursuant to the [Indenture dated [                    ], as supplemented by the Supplemental Indenture, dated as of [                    ] (collectively, the “Senior Notes Indenture”), Regency issued $[        ] of senior notes comprised of [    ]% Senior Notes due [                    ]]     /     [new credit agreement dated as of [                    ] by and among Regency, as borrower, [                    ] as administrative agents, and the lenders named therein (the “New Credit Facility”), Regency borrowed $[        ] under the New Credit Facility] (the “Supported Debt”).]2

C. Pursuant to the guarantee dated as of even date herewith, Regency Subsidiary Guarantor entered into and provided for a guarantee of collection (but not of payment) for the principal amount due under the Supported Debt (the “Regency Subsidiary Guarantee”), a copy of which is attached hereto as Exhibit A.

D. Support Provider desires to enter into this Agreement to provide support to Regency Subsidiary Guarantor in furtherance of the Regency Subsidiary Guarantee in support of the Supported Debt, on the terms and subject to the conditions set forth herein.

E. Regency and Regency Subsidiary Guarantor desire to enter into this Agreement and be bound by the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Support. Subject to the terms and conditions of this Agreement, including but not limited to Sections 2 and 3 below, the Support Provider hereby provides support to Regency

[1]	A disregarded entity to be formed and named by Regency.
[2]	To be revised once the form of debt to be issued is determined.

Subsidiary Guarantor and agrees to pay to Regency Subsidiary Guarantor such amounts as necessary to guarantee collection of the aggregate principal amount of the Supported Debt pursuant to the Regency Subsidiary Guarantee. Notwithstanding anything herein to the contrary, the obligations of the Parties under this Agreement are obligations solely of the Parties and do not constitute a debt or obligation of (and no recourse shall be made with respect to) Southern Union, any of its respective affiliates (other than the Parties hereto), or any shareholder, partner, member, officer, director or employee of Southern Union or such affiliates (collectively, the “Non-Recourse Parties”). No action under or in connection with this Agreement shall be brought against any Non-Recourse Party, and no judgment for any deficiency upon the obligations hereunder shall be obtainable against any Non-Recourse Party.

2. Support Payment Conditions. Notwithstanding any other term or condition of this Agreement to the contrary, the Support Provider shall not be obligated to make any payment pursuant to this Agreement unless and until Regency Subsidiary Guarantor shall have failed to make a payment in respect of the Regency Subsidiary Guarantee as such payment has become due and payable pursuant to the terms and conditions of the Regency Subsidiary Guarantee.

3. Cap. Notwithstanding any other term or condition of this Agreement to the contrary, it is agreed that the Support Provider’s maximum liability under this Agreement with respect to the Supported Debt shall not exceed the positive difference (if any) between (a) the principal amount of such Supported Debt, minus (b) the sum of (i) all payments of principal made by or on behalf of Regency in respect of such Supported Debt, plus (ii) the fair market value of any property received or cash proceeds collected or any consideration otherwise realized (including by way of set off) from or for the account of Regency pursuant to, or in connection with, the principal amount of such Supported Debt, including, but not limited to, any property or cash proceeds collected or realized from the exercise of any rights and remedies at law or in equity that the holders of such Supported Debt may have against Regency or any collateral securing such Supported Debt, plus (iii) any principal amount of such Supported Debt which is forgiven or otherwise voluntarily compromised by the holders of such Supported Debt. The Support Provider shall have no obligation to make a payment hereunder with respect to any accrued and unpaid interest or any other costs, fees, expenses, penalties, charges or other amounts of any kind whatsoever that may be owed by Regency Subsidiary Guarantor or Regency, whether on or related to the Supported Debt or otherwise.

4. Termination of Agreement. This Agreement shall remain in effect and will not terminate until the earlier to occur of (a) termination or expiration of the Regency Subsidiary Guarantee and (b) payment by the Support Provider of the maximum amount due by the Support Provider under Section 3 hereof, as such amount may be limited by Section 10 hereof.

5. Notices; Defenses; Etc. Regency and Regency Subsidiary Guarantor hereby agree to provide the Support Provider with notice promptly following any alleged default by Regency under the documents evidencing the Supported Debt or by Regency Subsidiary Guarantor under the documents evidencing the Regency Subsidiary Guarantee, and the Support Provider shall be entitled to receive information regarding, and make reasonable requests for information with respect to, the actions the holders of the Supported Debt have taken against Regency with respect to the Supported Debt or Regency Subsidiary Guarantor with respect to the Regency Subsidiary Guarantee. By entering into this Agreement, the Support Provider is not

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waiving any defense, set-off or counterclaim available to Regency Subsidiary Guarantor or Regency with respect to the Supported Debt nor is the Support Provider waiving its rights with respect to diligence, presentment, demand for performance, notice of protest, notice of dishonor, default or non-payment, or notice of acceptance of this Agreement.

6. Covenants of Regency and Regency Subsidiary Guarantor.

(a) Repayment or Refinancing of Supported Debt. Without the prior written consent of the Support Provider, Regency shall not be entitled, prior to the third (3rd) anniversary of the date of this Support Agreement, to (i) repay any principal amount of the Supported Debt or (ii) refinance through an exchange offer or otherwise all or any portion of the Supported Debt, unless, in the case of (ii) above, Regency (x) simultaneously replaces such Supported Debt with at least an equivalent amount of new indebtedness (such new indebtedness, the “Refinancing Supported Debt”) with substantially similar covenants providing for no earlier amortization of principal than the amortization contemplated by the applicable maturity date of any such Supported Debt (any such date, a “Maturity Date”) and (y) permits Support Provider at its sole discretion to provide support to Regency Subsidiary Guarantor in furtherance of the Regency Subsidiary Guarantee in support of the Refinanced Supported Debt, on the terms and subject to the conditions set forth herein. If all or any portion of any Supported Debt or Refinancing Supported Debt is repaid or refinanced after the third (3rd) anniversary of the date of this Support Agreement and prior to the applicable Maturity Date, Support Provider may at its sole discretion enter into and provide for a guarantee of collection and/or of payment for the principal amount of all or a portion of any debt of Regency.

(b) Actions Upon Maturity Date. Upon the applicable Maturity Date of any Supported Debt and payment in full of the aggregate principal amount of such Supported Debt, no additional Regency Subsidiary Guarantee shall be permitted to be made by Regency Subsidiary Guarantor with respect to such Supported Debt. Any Supported Debt subject to the Regency Subsidiary Guarantee may be retired or refinanced with debt that is not subject to the Regency Subsidiary Guarantee commencing at any time on or after the scheduled Maturity Date for such Supported Debt.

(c) Extinguishment of Supported Debt. Regency shall use commercially reasonable efforts to extinguish any applicable outstanding Supported Debt on the Maturity Date. Regency Subsidiary Guarantor shall release the Support Provider from any liability or obligation under this Agreement related to the Supported Debt on the applicable Maturity Date for such Supported Debt and shall enter into and execute such documents and instruments as the Support Provider may reasonably request in order to evidence such release, and Regency shall cause Regency Subsidiary Guarantor to take such actions.

(d) Regency Subsidiary Guarantor Limited Activities. Regency Subsidiary Guarantor shall not (i) create, incur, assume or permit to exist any Indebtedness (as defined below) other than the Regency Subsidiary Guarantee or (ii) consummate any transactions other than the Regency Subsidiary Guarantee of the Supported Debt; provided that Regency Subsidiary Guarantor may guarantee other public debt of Regency to the extent Regency Subsidiary Guarantor is required to do so as a subsidiary of Regency and Support Provider shall have no liability for such other public debt or the obligations of Regency Subsidiary Guarantor

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with respect to such public debt. As used in this Section 6(d), “Indebtedness” shall mean (A) all obligations for borrowed money, (B) all obligations evidenced by bonds, debentures, notes or similar instruments, (C) all obligations under conditional sale or other title retention agreements relating to property or assets, (D) all obligations issued or assumed as the deferred purchase price of property or services, (E) all guarantees of Indebtedness of others, (F) all capital lease obligations, (G) all obligations with respect to hedging and swap agreements, (H) the principal component of all obligations, contingent or otherwise, as an account party in respect of letters of credit and (I) the principal component of all obligations in respect of bankers’ acceptances.

7. Covenants of Support Provider.

(a) Net Worth. Support Provider hereby represents to Regency Subsidiary Guarantor and Regency that its existing net worth is equal to or greater than the aggregate principal amount of the Supported Debt and in the event Support Provider disposes of, transfers, or conveys any of its assets, except with respect to distributions permitted in clause (b) below, it shall promptly replace such assets with assets having a net fair market value (after taking into account any Indebtedness to be assumed by the Support Provider in connection with any such transaction) substantially equivalent to or greater than the net fair market value (after taking into account any Indebtedness to be assumed by the Support Provider in connection with any such transaction) of the disposed assets.

(b) Distributions. Support Provider shall be entitled to make distributions of available cash with respect to its equity interests provided Support Provider shall not make a distribution of cash or property to the extent such distribution would constitute a Fraudulent Conveyance (as defined in Section 10) in light of Support Provider’s obligations under this Agreement or otherwise impair Support Provider’s ability to satisfy its obligations under this Agreement.

8. Covenants of the Parties to Maintain Tax Treatment. For so long as any Regency Subsidiary Guarantee is outstanding, the Parties hereto hereby agree that:

(a) Unless otherwise required by law, it is the intent of the Parties to treat Southern Union as the sole partner bearing the economic risk of loss with respect to the Supported Debt pursuant to Treasury Regulation § 1.752-2; provided that, notwithstanding the foregoing, Regency shall not be required to take such position in any taxable year to the extent Regency determines in good faith after consulting with tax counsel that such position is not supported by current law or actual facts and circumstances.

(b) It is the intent of the Parties, that the distribution to Southern Union by Regency of the Cash Consideration (as such term is defined in the Contribution Agreement) be treated as a distribution under Section 731 of the Internal Revenue Code of 1986, as amended (the “Code”), and neither Regency nor any partner of Regency shall take a position inconsistent with such treatment unless otherwise required by law; provided that, notwithstanding the foregoing, Regency shall not be required to take such position in any taxable year to the extent Regency determines in good faith after consulting with tax counsel that such position is not supported by current law or actual facts and circumstances.

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(c) Neither Regency nor Regency Subsidiary Guarantor shall (i) modify the Regency Subsidiary Guarantee so as to eliminate or limit the ultimate recourse liability of the Support Provider with respect to the Supported Debt, (ii) merge or consolidate with, or intentionally take any action that would cause, Regency Subsidiary Guarantor to become a corporation for U.S. federal income tax purposes or (iii) except as required by the Supported Debt, cause or permit any other corporation, partnership, person or entity to assume, guarantee, indemnify against or otherwise incur any liability with respect to any Supported Debt.

(d) In the event a subsidiary of Regency that is regarded as separate and apart from Regency for U.S. federal income tax purposes, including but not limited to Pueblo Holdings, Inc. and Pueblo Midstream Gas Corporation, becomes a Subsidiary Guarantor (as such term is defined in the [Senior Notes Indenture/New Credit Facility]) of the Supported Debt or otherwise guarantees the Supported Debt, the Support Provider agrees to indemnify such subsidiary for any amounts that the subsidiary is required to pay pursuant to its guarantee of the Supported Debt.

(e) In the event a partner of Regency guarantees or otherwise incurs any liability with respect to the Supported Debt, the Support Provider agrees to indemnify such partner for any amounts that the partner is required to pay pursuant to its guarantee or liability with respect to the Supported Debt.

9. Subrogation. To the extent that the Support Provider shall have made any payments under this Agreement, the Support Provider shall be subrogated to, and shall acquire, all rights of Regency Subsidiary Guarantor against Regency with respect to such payments, including without limitation, (a) all rights of subrogation, reimbursement, exoneration, contribution or indemnification, and (b) all rights to participate in any claim or remedy of Regency Subsidiary Guarantor or any trustee on behalf of Regency Subsidiary Guarantor against Regency, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from Regency, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right.

10. Fraudulent Conveyance. Notwithstanding any provision of this Agreement to the contrary, it is intended that this Agreement not constitute a Fraudulent Conveyance (as defined below). Consequently, the Support Provider agrees that if this Agreement would, but for the application of this sentence, constitute a Fraudulent Conveyance, this Agreement shall be valid and enforceable only to the maximum extent that would not cause this Agreement to constitute a Fraudulent Conveyance, and this Agreement shall automatically be deemed to have been amended accordingly at all relevant times. For purposes of this Section 10, the term “Fraudulent Conveyance” means a fraudulent conveyance under Section 548 of the United States Bankruptcy Code or a fraudulent conveyance or fraudulent transfer under the provisions of any applicable fraudulent conveyance or fraudulent transfer law or similar law of any state, nation or other governmental unit, as in effect from time to time.

11. Cumulative Rights; No Waiver. Each and every right granted to Support Provider hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time

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subject only to the limitations set forth in this Agreement. No failure on the part of Support Provider to exercise, and no delay in exercising, any right shall operate as a waiver thereof, nor shall any single or partial exercise by Support Provider of any right preclude any other or future exercise thereof or the exercise of any other right.

12. Amendments; Waivers.

(a) Except as otherwise expressly set forth herein, this Agreement may not be modified, amended or waived except by an instrument or instruments in writing signed by each of the Parties hereto.

(b) The Parties hereby agree that no provision of Section 1 hereof may be modified, amended or waived without the prior written consent of a majority of the noteholders or lenders under the [Senior Notes Indenture/New Credit Facility] if such modification, amendment or waiver would materially and adversely reduce the benefits to such noteholders or lenders of the support contemplated by Section 1 hereof with respect to such Supported Debt.

13. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Agreement shall prevent the Support Provider from merging or consolidating with or into any other person so long as the surviving person agrees to be bound by the terms of this Agreement.

14. Third-Party Beneficiaries. This Agreement is for the benefit only of the Support Provider, Regency and Regency Subsidiary Guarantor, the trustee under the Indenture, [the New Credit Facility administrative agents and lenders,] and the subsidiaries and partners of Regency described in Sections 8(d) and 8(e), and is not intended to confer upon any other third party any rights or remedies hereunder, and shall not be construed as for the benefit of any other third party.

15. Notices. Any and all notices, requests or other communications hereunder shall be given in writing and delivered by: (a) regular, overnight, registered or certified mail (return receipt requested), with first class postage prepaid; (b) hand delivery; (c) facsimile transmission; or (d) overnight courier service, if to the Support Provider, at the following address or facsimile number for the Support Provider:

PEPL Holdings, LLC

3738 Oak Lawn Avenue

Dallas, Texas 75219

Attention: General Counsel

Facsimile Number: (214) 981-0701

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if to Regency or Regency Subsidiary Guarantor, at the following address or facsimile number:

Regency GP LLC

2001 Bryan Street, Suite 3700

Dallas, Texas 75201

Attention: Legal Department

Facsimile Number: (        )          -

or at such other address or number as shall be designated by the Support Provider, Regency or Regency Subsidiary Guarantor in a notice to the other Parties to this Agreement. All such communications shall be deemed to have been duly given: (A) in the case of a notice sent by regular mail, on the date actually received by the addressee; (B) in the case of a notice sent by registered or certified mail, on the date receipted for (or refused) on the return receipt; (C) in the case of a notice delivered by hand, when personally delivered; (D) in the case of a notice sent by facsimile, upon transmission subject to telephone confirmation of receipt; and (E) in the case of a notice sent by overnight mail or overnight courier service, the date delivered at the designated address, in each case given or addressed as aforesaid.

16. Separability. Should any clause, sentence, paragraph, subsection or section of this Agreement be judicially declared to be invalid, illegal or unenforceable in any respect, such decision will not have the effect of invalidating or voiding the remainder of this Agreement, and the part or parts of this Agreement so held to be invalid, illegal or unenforceable will be deemed to have been stricken herefrom, and the remainder will have the same force and effectiveness as if such stricken part or parts had never been included herein.

17. Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signatures are physically attached to the same counterpart. Delivery of an executed signature page by facsimile or electronic transmission shall be as effective as delivery of a manually executed counterpart.

18. Section Headings. Section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

19. Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, between the Parties related thereto.

20. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS TO THE EXTENT THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

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21. Consent to Jurisdiction; Waiver of Jury Trial. The Parties irrevocably submit to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York County, and any appellate court from any thereof, for the purposes of any proceeding arising out of this Agreement or the transactions contemplated hereby (and each agrees that no such proceeding relating to this Agreement or the transactions contemplated hereby shall be brought by it except in such courts). The Parties irrevocably and unconditionally waive (and agree not to plead or claim) any objection to the laying of venue of any proceeding arising out of this Agreement or the transactions contemplated hereby in any New York State court or federal court of the United States of America sitting in New York County, and any appellate court from any thereof, or that any such proceeding brought in any such court has been brought in an inconvenient forum. Each of the Parties also agrees that any final and non appealable judgment against a Party in connection with any proceeding shall be conclusive and binding on such Party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY ACTION OR PROCEEDING TO ENFORCE OR TO DEFEND ANY RIGHTS UNDER THIS AGREEMENT SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

[Signature Page Follows]

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IN WITNESS WHEREOF, this Agreement is duly executed and delivered by the authorized signatories set forth below, to be effective as of the Effective Date.

PEPL HOLDINGS, LLC

By:
Name:
Title:

REGENCY ENERGY PARTNERS LP

By: Regency GP LP, its general partner

By: Regency GP LLC, its general partner

By:
Name:
Title:

[NEWCO LLC]

By:
Name:
Title:

Signature Page to Support Agreement

EXHIBIT F

TRANSITION SERVICES AGREEMENT TERM SHEET

Exhibit F-1

EXHIBIT F

TRANSITION SERVICES TERM SHEET

1.	The Parties agree to negotiate in good faith to complete the following tasks prior to Closing:

A.	The Parties will review all functions currently provided to Regency and the Company pursuant to the Shared Services Agreement and pursuant to the Operation and Service Agreement for the purpose of determining which, if any, functions shall continue to be provided post-Closing.

B.	For functions to be provided post-Closing, the Parties shall agree to an appropriate cost allocation methodology to charge Regency and the Company for such services.

C.	For functions provided under the Shared Services Agreement that will not be provided post-Closing, the Parties will establish a process for moving these functions from the current service provider to Regency and the Company. This process will address all employee issues related to the transition, including identification, hiring, compensation and benefits.

2.	If the Parties cannot reach agreement on the above items, the Shared Services Agreement and/or the Operation and Service Agreement shall be terminated and a Transition Services Agreement shall be negotiated to provide services to Regency and the Company for a period of not less than 180 days at mutually agreeable rates.

3.	If the Parties elect to continue the Shared Services Agreement and/or the Operation and Service Agreement, the Parties shall amend the affected agreement(s) accordingly. Any amended Shared Services Agreement shall reflect the agreed-to waiver of the Service Fee for 24 whole calendar months after the Closing.

Exhibit F-1

EXHIBIT G

FORM OF GOMEZ LATERAL CONVEYANCE AND BILL

OF SALE AND AN ASSIGNMENT OF EASEMENT,

RIGHTS OF WAY, AND PERMITS

Exhibit G-1

CONVEYANCE AND BILL OF SALE

KNOW ALL MEN BY THESE PRESENTS:

That ETC Texas Pipeline, Ltd., a Texas limited partnership (hereinafter referred to as “COMPANY”), in consideration of One Dollar ($1.00) and other good and valuable consideration paid by Southern Union Gas Services, Ltd. (hereinafter referred to as “BUYER”), the receipt of which is hereby acknowledged, does hereby grant, sell, transfer, and deliver to BUYER all right, title and interest of COMPANY in and to the Assets described on Annex A hereto, including personal property, if any, contained within the Assigned Easements as such term is defined in the Assignment of Easement, Rights of Way, and Permits dated concurrently herewith from COMPANY, as Assignor, to BUYER, as Assignee (hereinafter referred to as “Personal Property”).

The Personal Property is being sold in its “AS IS”, “WHERE IS” condition, without any warranty whatsoever, including warranties of condition, merchantability, or fitness for a particular purpose, provided, however, that COMPANY does warrant title to the Personal Property.

This Conveyance and Bill of Sale, and all of its terms and conditions, shall be binding upon and shall inure to the benefit of COMPANY and BUYER and their respective successors and permitted assigns.

This Conveyance and Bill of Sale shall be governed by and construed with the laws of the State of Texas, without regard to or application of its conflict of laws rules.

Nothing in this Conveyance and Bill of Sale shall confer any rights upon any person or entity other than COMPANY and BUYER and their respective successors and permitted assigns.

This Conveyance and Bill of Sale is made subject to that certain Contribution Agreement among Southern Union Company, Regency Energy Partners LP, Regency Western G&P LLC, ETP Holdco Corporation, Energy Transfer Equity, L.P., Energy Transfer Partners, L.P. and COMPANY dated as of February 27, 2013 (“Contribution Agreement”). The representations, warranties, covenants and agreements in the Contribution Agreement shall not be merged herein, shall survive the execution and delivery hereof and shall continue in full force and effect to the extent provided therein.

[Signature Page Follows]

IN WITNESS WHEREOF, this instrument has been executed as of this      day of             , 2013.

“COMPANY”		“BUYER”

ETC TEXAS PIPELINE, LTD.		SOUTHERN UNION GAS SERVICES, LTD.

By:	LG PL, LLC, its general partner	By: SU Development CO, LLC, its general partner

	By	By
	Print Name:	Print Name:
	Title:	Title:

ANNEX A

Description of Assets

1. The 20-inch diameter Gomez Lateral with Appurtenant facility beginning at mile post 0.00 located South of the block valve in Ward County, Texas, Section 56, Block 34, Township & Range HTC RR CO running approximately 33.33 miles to its terminus in Pecos County Texas at Section 12, Block 119, Township & Range GC&SF RR (the “Gomez Lateral”).

2. To the extent any appurtenant facility exist consisting of pipe, mains, service lines, border station facilities, tanks, regulators, rectifiers, valves, valve boxes, fittings, communication lines or devices, measurement equipment and taps located on and connected to the Gomez Lateral.

3. Any buildings, improvements or other properties that the Company owns located on any real property on which the Gomez Lateral sits.

ASSIGNMENT OF EASEMENT, RIGHTS OF WAY, AND PERMITS

KNOW ALL MEN BY THESE PRESENTS:

That ETC Texas Pipeline, Ltd., a Texas limited partnership, whose address is [3738 Oak Lawn Avenue, Dallas, Texas 75219] (hereinafter referred to as “Assignor”), for and in consideration of the sum of One Dollar ($1.00) and other good and valuable consideration paid by the Assignee, the receipt of which is hereby acknowledged, does hereby sell, assign, quitclaim and convey unto Southern Union Gas Services, Ltd. (hereinafter referred to as “Assignee”), all of Assignor’s right, title, and interest in and to those certain easements, rights of way, and permits described on the attached Exhibit A which is by this reference incorporated herein as though fully set forth, together with all instruments modifying, amending, or releasing said easement either in whole or in part, situated in and about Pecos, Reeves, and Ward Counties, Texas (“Assigned Easements”).

This Assignment is made subject to any and all valid restrictions, easements, rights of way, reservations, laws and ordinances of municipal and/or other governmental authorities, conditions and covenants, if any, applicable to and enforceable against the Assigned Easements that have been filed of record in Pecos, Reeves, and Ward Counties, Texas.

And the said Assignee, by the acceptance hereof does hereby covenant and agree to save and hold the Assignor harmless from and against any loss, liability, or expense arising out of or in any manner attributable to the exercise by said Assignee of any right under said easement grant from this day forward.

This Conveyance and Bill of Sale is made subject to that certain Contribution Agreement among Southern Union Company, Regency Energy Partners LP, Regency Western G&P LLC, ETP Holdco Corporation, Energy Transfer Equity, L.P., Energy Transfer Partners, L.P. and Assignor dated as of February 27, 2013 (“Contribution Agreement”). The representations, warranties, covenants and agreements in the Contribution Agreement shall not be merged herein, shall survive the execution and delivery hereof and shall continue in full force and effect to the extent provided therein.

IN WITNESS WHEREOF, the Assignor has caused this instrument to be executed by its duly authorized officers at Houston, Texas, this      day of             , 2013.

“ASSIGNOR”	“ASSIGNEE”

ETC TEXAS PIPELINE, LTD.	SOUTHERN UNION GAS SERVICES, LTD.

By: LG PL, LLC, its general partner	By: SU Development CO, LLC, its general partner

By	By
Print Name:	Print Name:
Title:	Title:

STATE OF TEXAS	)
)SS
COUNTY OF HARRIS	)

The foregoing instrument was acknowledged before me, a Notary Public duly commissioned and qualified in and for said county and state, on this      day of             , 2013, by [NAME], the [TITLE] of LG PL, LLC, in its capacity as the general partner of [ETC Texas Pipeline, Ltd.].

(S E A L)

Notary Public
My Commission Expires

STATE OF	)
)SS
COUNTY OF DALLAS	)

The foregoing instrument was acknowledged before me, a Notary Public duly commissioned and qualified in and for said county and state, on this      day of             , 2013, by [NAME], the [TITLE] of SU Development CO, LLC, in its capacity as the general partner of Southern Union Gas Services, Ltd.

(SEAL)

Notary Public
My Commission Expires

This Instrument Drafted By

And To Be Returned To:

[            ]

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